As filed with the Securities and Exchange Commission on July 28, 1998



                                            Registration Statement No. 333-55861


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                         AMERICAN RESTAURANT GROUP, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                            5812                   33-0193602
  (State or other jurisdiction     (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)   Classification Code Number)   Identification No.)

                            450 NEWPORT CENTER DRIVE
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 721-8000
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                           ---------------------------


                                 KEN A. DI LILLO
          VICE PRESIDENT -- FINANCE, TREASURER AND ASSISTANT SECRETARY

                         AMERICAN RESTAURANT GROUP, INC.
                                 (949) 721-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy To:

                           Philip T. Ruegger III, Esq.
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, New York 10017

                           ---------------------------

      Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                                                                           PROPOSED
                TITLE OF EACH                                           PROPOSED           AGGREGATE          AMOUNT OF
             CLASS OF SECURITIES                     AMOUNT TO BE     OFFERING PRICE       OFFERING          REGISTRATION
              TO BE REGISTERED                        REGISTERED     PER SECURITY (1)      PRICE (1)             FEE
--------------------------------------------------------------------------------------------------------------------------
11 1/2% Series B Senior Secured Notes due 2003      $  158,600,000           100%         $158,600,000       $   46,787
--------------------------------------------------------------------------------------------------------------------------
12% Series B Senior Pay-in-Kind Exchangeable
Preferred Stock ...............................      36,995 Shares       $ 1,000         $ 36,995,000        $10,914(2)
--------------------------------------------------------------------------------------------------------------------------
12% Senior Subordinated Debentures Due 2003  ..     $   36,995,000        None(3)              None(3)          None(3)
==========================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.


(2)   $10,325 of which has been previously paid.



(3) No separate consideration will be received for the 12% Senior Subordinated Debentures due 2003 issuable upon exchange of the 12% Series B Senior Pay-in-Kind Exchangeable Preferred Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

PROSPECTUS


                         AMERICAN RESTAURANT GROUP, INC.

           OFFER TO EXCHANGE ITS 11 1/2% SERIES B SENIOR SECURED NOTES
                 DUE 2003, WHICH HAVE BEEN REGISTERED UNDER THE
               SECURITIES ACT, FOR ANY AND ALL OF ITS OUTSTANDING
                 11 1/2% SERIES A SENIOR SECURED NOTES DUE 2003.

                                       AND

              OFFER TO EXCHANGE ITS 12% SERIES B SENIOR PAY-IN-KIND
       EXCHANGEABLE PREFERRED STOCK, WHICH HAVE BEEN REGISTERED UNDER THE
         SECURITIES ACT, FOR ANY AND ALL OF ITS OUTSTANDING 12% SERIES A
                SENIOR PAY-IN-KIND EXCHANGEABLE PREFERRED STOCK.


       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M.,
           NEW YORK CITY TIME, ON _______ __, 1998, UNLESS EXTENDED.


                           __________________________


      American Restaurant Group, Inc. (the "Company") hereby offers upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal to exchange (the "Exchange Offer") up to (i) $158,600,000 in aggregate principal amount of its 11 1/2% Series B Senior Secured Notes due 2003 (the "Exchange Notes"), for up to $158,600,000 in aggregate principal amount of its outstanding 11 1/2% Series A Senior Secured Notes due 2003 (the "Notes"), issued pursuant to the Indenture, dated as of February 25, 1998 (the "Indenture") between the Company and United States Trust Company of California, N.A., as trustee; and (ii) 36,995 shares of its 12% Series B Senior Pay-in-Kind Exchangeable Preferred Stock, par value $0.01 per share (the "Exchange Preferred Stock" and, together with the Exchange Notes, the "Exchange Securities"), for up to (x) 35,000 shares of its issued and outstanding 12% Senior Pay-in-Kind Exchangeable Preferred Stock, par value $0.01 per share (the "Preferred Stock"), originally issued on February 25, 1998 and
(y) 1,995 shares of its Preferred Stock issued as dividends on the 35,000 shares of Preferred Stock (the Preferred Stock and the Notes are collectively referred to herein as the "Securities"), issued pursuant to the Certificate of Designation filed with the Secretary of State of Delaware on February 24, 1998, (as amended on February 25, 1998 and on March 6, 1998, the "Certificate of Designation"). The Notes constitute Series A Notes under and as defined in the Indenture and the Exchange Notes constitute Series B Notes under and as defined in the Indenture. The Preferred Stock constitutes Series A Senior Preferred Stock under and as defined in the Certificate of Designation and the Exchange Preferred Stock constitutes Series B Senior Preferred Stock under and as defined in the Certificate of Designation.


      The terms of the Exchange Notes and the Exchange Preferred Stock are substantially identical in all respects to the terms of the Notes and Preferred Stock, respectively, except that the Exchange Securities are freely transferable by holders thereof, except as provided below. For a complete description of the terms of the Exchange Notes, see "Description of the Exchange Notes." For a complete description of the terms of the Exchange Preferred Stock, see "Description of the Exchange Preferred Stock." The Company will not receive any proceeds from the Exchange Offer.

      The Notes and the Preferred Stock were originally issued and sold on February 25, 1998 in transactions not registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemption provided in Section 4(2) of the Act. Accordingly, the Notes and the Preferred Stock may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Act is available. The Exchange Securities are being offered hereunder in order to satisfy the obligations of the Company under a registration rights agreement relating to the Notes and the Preferred Stock. See "The Exchange Offer--Purpose of the Exchange Offer." The Exchange Securities issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Act, provided that (i) such Exchange Notes or such Exchange Preferred Stock is acquired in the ordinary course of business of such holders or any beneficial owner, (ii) such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes or such Exchange Preferred Shares, and (iii) neither the holder nor any such beneficial owner is an "affiliate" of the Company within the meaning of Rule 405 under the Act. Each holder of the Securities who wishes to exchange Notes or Preferred Stock for Exchange Notes or Exchange Preferred Stock, respectively, in the Exchange Offer will be required to represent that (i) neither it nor any beneficial owner is an "affiliate" of the Company (within the meaning of Rule 405 under the Act), (ii) any Exchange Notes or any Exchange Preferred Stock to be received by such holder or any beneficial owner is being acquired in the ordinary course of business of such holder or such beneficial owner, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Act) of such Exchange Notes or such Exchange Preferred Stock, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Act) of such Exchange Notes or Exchange Preferred Stock. Each broker-dealer that receives Exchange Notes or Exchange Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes or such Exchange Preferred Stock. The Letter of Transmittal relating to the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes or Exchange Preferred Stock received in exchange for Notes or Preferred Stock, respectively, where such Notes or such Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company will, for a period of 180 days after the Exchange Date (as defined herein), make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


      Interest on the Exchange Notes will be payable semi-annually on February 15 and August 15, commencing on February 15, 1999, to holders of record on the immediately preceding February 1 and August 1. Interest on the Exchange Notes will accrue from August 15, 1998. The Exchange Notes will be redeemable at the option of the Company in whole or in part, on or after February 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, at any time or from time to time on or prior to February 15, 2000, the Company may redeem up to one-third of the aggregate principal amount of the Exchange Notes at the redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of redemption, with the net cash proceeds of one or more Qualified Equity Offerings (as defined); provided, that at least two-thirds of the aggregate original principal amount of the Exchange Notes remains outstanding immediately thereafter. Upon a Change of Control (as defined), the Company will be required to offer to repurchase all of the outstanding Exchange Notes at 101% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of repurchase.



      The Exchange Notes will be senior secured obligations of the Company and will rank senior in right of payment to all subordinated indebtedness of the Company, and pari passu in right of payment with all senior indebtedness of the Company. The Exchange Notes will be unconditionally guaranteed (the "Guarantees") by each Restricted Subsidiary (as defined) of the Company. The Exchange Notes and the Guarantees, together with the New Credit Facility (as defined) will be secured, subject to the terms of an Intercreditor Agreement (as defined), by a first-priority security interest in a portion of the owned or leased real property, a substantial portion of the owned personal property and substantially all of the accounts receivable of the Company and its Restricted Subsidiaries, and a pledge of all of the capital stock of the Company's Restricted Subsidiaries, and proceeds of the foregoing (collectively, the "Collateral"). Pursuant to the Intercreditor Agreement, proceeds from the sale of Collateral will be used first to satisfy the obligations under the New Credit Facility, and thereafter the Exchange Notes. In addition, the Exchange Notes will be effectively subordinated to all other secured indebtedness of the Company to the extent of the assets that secure such indebtedness. As of March 30, 1998, the Company and its Subsidiaries had $10.0 million of secured indebtedness other than the Exchange Notes and the New Credit Facility, consisting of capital leases and other debt.



      Dividends on the Exchange Preferred Stock will accrue at a rate of 12% per annum of the liquidation preference. Dividends will be payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 1999. Dividends on the Exchange Preferred Stock will accrue from August 15, 1998. The Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Exchange Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. The Company intends to pay dividends by issuing additional shares of Exchange Preferred Stock.


      The Exchange Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time, at an amount in cash equal to 110% of the liquidation preference (the "Liquidation Preference") of the Exchange Preferred Stock, plus an amount equal to all accrued and unpaid dividends to the date of redemption. The Exchange Preferred Stock will be mandatorily redeemable (subject to the legal availability of funds therefor) on August 15, 2003 for cash at a price per share equal to 110% of the then applicable Liquidation Preference plus accrued and unpaid dividends.

      Subject to certain limitations, the Company may on any February 15 or August 15, commencing on February 15, 1999, exchange the Exchange Preferred Stock, in whole but not in part, for its 12% Subordinated Debentures due 2003 (the "Exchange Debentures") in an aggregate principal amount equal to the then applicable Liquidation Preference, plus accrued and unpaid dividends. In such event, shares of Exchange Preferred Stock will be exchanged for Exchange Debentures with an aggregate principal amount equal to the then aggregate Liquidation Preference plus accrued and unpaid dividends of the Exchange Preferred Stock. Exchange Debentures may be issued in denominations of $1,000 and integral multiples of $1,000 (or at the option of the Company, in denominations of $100 and integral multiples of $100). The Exchange Debentures will be due on August 15, 2003. At maturity, the Company shall pay a premium of 10% of the principal amount. The Exchange Debentures will bear interest from the Exchange Debenture Date (as defined) at a rate per annum equal to 12%. Interest on the Exchange Debentures will be payable semi-annually on February 15 and August 15 in each year to holders of record at the close of business on the first day of the calendar month in which such interest payment date occurs, commencing on the first interest payment date after issuance. Alternatively, the Company may, at its option, issue new Exchange Debentures having an aggregate principal amount equal to the amount of such interest payments.

      Holders of Securities whose Securities are not tendered and accepted in the Exchange Offer will continue to hold such Securities and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture governing the Notes and the Exchange Notes or the Certificate of Designation governing the Preferred Stock and the Exchange Preferred Stock, as the case may be. Following consummation of the Exchange Offer, the holders of Notes or Preferred Stock will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Act of the Notes or the Preferred Stock held by them.


      The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes or any minimum number of shares of Preferred Stock being tendered for exchange. The Exchange Offer will expire at 12:00 a.m., New York City time, on _______ __, 1998, unless extended (the "Expiration Date"). The Company's obligation to consummate the Exchange Offer is subject to certain conditions. See "The Exchange Offer" and "Registration Rights Agreement." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. The date of acceptance for exchange of the Exchange Securities (the "Exchange Date") will be the first business day following the Expiration Date. Exchange Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders will be irrevocable. The Company will pay all expenses incident to the Exchange Offer.


      No assurance can be given that an active public or private market for the Exchange Securities will develop. The Company does not intend to list the Exchange Notes or the Exchange Preferred Stock on any securities exchange. To the extent that Securities are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Securities could be adversely affected.

SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

                          ---------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------




                  THE DATE OF THIS PROSPECTUS IS ____ __, 1998.

                     INCORPORATION OF DOCUMENTS BY REFERENCE


         This Prospectus incorporates by reference certain documents relating to the Company that are not presented herein or delivered herewith. These documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available without charge, on request by any person to whom this Prospectus is delivered, from American Restaurant Group, Inc., 450 Newport Center Drive, Newport Beach, California 92660, Attention: Vice President -- Finance.


         The following documents are incorporated by reference herein:

            1. Annual Report of the Company on Form 10-K for the fiscal year ended December 29, 1997;

            2. Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended March 30, 1998; and

            3. Current Reports of the Company on Form 8-K dated January 30, 1998 and March 3, 1998.

         All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the date hereof shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement relating to the Exchange Notes and the Exchange Preferred Stock offered hereby (together with all amendments and exhibits, referred to as the "Registration Statement") under the Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description thereof, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Commission. The Registration Statement and the exhibits and schedules thereto, as well as such reports and other information filed by the Company with the Commission, may be inspected without charge and copied at prescribed rates at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such reports and other documents may also be obtained from the web site that the Commission maintains at http://www.sec.gov. In addition, so long as any Securities or any Exchange Securities are outstanding, the Company will furnish to the holders thereof the quarterly and annual financial reports that the Company is required to file with the Commission under the Exchange Act (or similar reports in the event the Company is not at the time required to file such reports with the Commission).

         NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY..........................................................    1

RISK FACTORS................................................................   11

USE OF PROCEEDS.............................................................   19

CAPITALIZATION..............................................................   19

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............................   20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
      OPERATIONS............................................................   22

BUSINESS....................................................................   30

MANAGEMENT..................................................................   37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............   41

AMERICAN RESTAURANT GROUP HOLDINGS, INC.....................................   43

DESCRIPTION OF CERTAIN INDEBTEDNESS.........................................   45

THE EXCHANGE OFFER..........................................................   46

REGISTRATION RIGHTS AGREEMENT...............................................   52

DESCRIPTION OF THE EXCHANGE NOTES...........................................   54

DESCRIPTION OF THE EXCHANGE PREFERRED STOCK.................................   72

DESCRIPTION OF THE EXCHANGE DEBENTURES......................................   81

DESCRIPTION OF THE NOTES....................................................   89

DESCRIPTION OF THE PREFERRED STOCK..........................................   89

DESCRIPTION OF CAPITAL STOCK................................................   89

DESCRIPTION OF THE WARRANTS.................................................   89

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ....................   92

PLAN OF DISTRIBUTION........................................................   97

LEGAL MATTERS...............................................................   97

EXPERTS.....................................................................   97

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................  F-1

UNAUDITED SELECTED CONSOLIDATED PRO FORMA CONDENSED FINANCIAL DATA..........  F-1

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Holders of Notes and Preferred Stock are urged to read this Prospectus in its entirety. References herein to the Company's business and pro forma information give effect to the Recapitalization Plan (as defined), unless the context indicates otherwise. The unaudited condensed pro forma information appearing herein does not purport to represent what the Company's results of operations or financial position would have been had such transactions in fact occurred at the beginning of the period or on the date indicated or to project the financial position or results of operations of the Company for the present year or any future period. See "Unaudited Selected Consolidated Pro Forma Condensed Financial Data." The Company is a majority-owned operating subsidiary of American Restaurant Group Holdings, Inc. ("Holdings"). Unless otherwise indicated or the context otherwise requires, references in this Prospectus to the "Company" are to American Restaurant Group, Inc. and its subsidiaries, including their respective predecessors. The Company's financial information is reported on a fiscal year basis which for each of the years had 52 weeks, except for the fiscal year ended December 30, 1996 which had 53 weeks. EBITDA is defined as operating profit before impairment charges plus depreciation and amortization and net losses on sale of properties. EBITDAR is defined as EBITDA plus rent expense. EBITDA and EBITDAR should not be considered as an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash flow from operating activities. See the notes to the Summary Historical and Pro Forma Consolidated Financial Data.

                                   THE COMPANY

OVERVIEW

      The Company operates five restaurant concepts, consisting of Stuart Anderson's Black Angus ("Black Angus") (101 restaurants), Grandy's (89 restaurants), Spoons (18 restaurants), Spectrum (15 restaurants) and National Sports Grill (6 restaurants). Each of the Company's restaurant concepts, except Grandy's, has had an increase in EBITDAR from 1993 to 1997. The Company's largest division, Black Angus, is the largest steakhouse chain west of the Mississippi River and has been ranked the first or second best steakhouse chain in the United States by Restaurants & Institutions magazine's "Choice in Chains" annual survey in each of the last ten years. Black Angus restaurants are full-service restaurants featuring steak and prime rib, and also serve chicken and seafood entrees. Through its high-quality food offerings, friendly service and familiar, rustic Western decor, Black Angus has developed a loyal customer base since its inception in 1964. Black Angus generated 60% of the Company's revenues and increased its EBITDAR (excluding late-night entertainment, which has been phased out at most of its restaurants) from $27.3 million in 1993 to $44.5 million in 1997.

      The Company's other three restaurant concepts that had EBITDAR increases are: (i) Spoons, a casual-style restaurant concept featuring fajitas, salads and hamburgers; (ii) Spectrum, consisting of upscale Northern Italian, American and Mexican restaurants; and (iii) National Sports Grill, consisting of sports-theme restaurants featuring generous portions and microbrewery beers. These concepts generated in the aggregate 22% of the Company's revenues and increased their aggregate EBITDAR from $10.2 million in 1993 to $14.6 million in 1997.

      Grandy's, the Company's second largest division, is a family-oriented, quick-service, country-kitchen style restaurant, which provides its customers with quality, "home-cooked" food at value prices with conveniences such as drive-thru service. Grandy's experienced a decline in its performance during the last several years. In the fourth quarter of 1996, the Company restructured the management team at Grandy's in an effort to return the division to its historical image. Grandy's, which generated 18% of the Company's revenues, experienced a decline in its EBITDAR from $19.5 million in 1993 to $8.1 million in 1996 and had EBITDAR of $11.0 million in 1997. To position Grandy's for improved performance, the Company has (i) closed 21 unprofitable restaurants,
(ii) reduced its advertising expenses, (iii) reduced division overhead, (iv) modified its pricing strategy and (v) developed a new advertising campaign.

      The Company operates a total of 229 restaurants, including 101 Black Angus restaurants, located primarily in the Western and Southwestern regions of the United States. The Company's revenues, EBITDA and EBITDAR for the period ending December 29, 1997 are $440.0 million, $30.7 million and $61.4 million, respectively.

BACKGROUND

      Since its formation in 1987, the Company has been highly leveraged, which has resulted in dedication of significant cash flow to service its debt, and has operated under restrictive covenants and significant liquidity constraints, all of which have limited the Company's operating flexibility and its ability to significantly expand its core Black Angus division. In addition, the Company's growth and profitability have declined as a result of: (i) the strategic decision in 1992 to gradually limit and phase out the Black Angus late-night entertainment operations, (ii) the decline of the Grandy's operations due, in part, to the failure of Grandy's prior management to properly position Grandy's in its markets and (iii) the economic conditions in 1995 in the Company's principal markets. Notwithstanding these factors, the EBITDAR for each of the Company's concepts, except Grandy's, increased from 1993 to 1997. However, the Company's consolidated EBITDAR, which increased from $55.8 million in 1993 to $66.0 million in 1994, declined to $61.4 million in 1997.

      As of December 28, 1992, Black Angus operated 66 in-restaurant lounges which offered disc jockeys, dancing and a focus on the sale of alcoholic beverages during the after-dinner and late-night time periods. While the late-night entertainment business in isolation generated favorable profit margins, management was concerned that this business was negatively affecting the positive, family image of the restaurants and negatively affecting visits by its core customer base of middle-income families and that liability and other expenses associated with the late-night entertainment business were increasing. Black Angus began limiting its late-night entertainment business in 1992 and subsequently, between 1994 and 1997, phased out its late-night entertainment business in 9 to 19 restaurants per year. It currently operates 12 restaurants with late-night entertainment. Management may discontinue the late-night entertainment at some or all of the remaining 12 locations based on an evaluation of their ongoing operations. Management estimates that the late-night entertainment operations generated approximately $9.6 million in annual EBITDA in 1992. The remaining late-night entertainment accounted for approximately $1.8 million of EBITDA in 1997.

      In 1993, Grandy's generated $111.2 million of annual revenues and $19.5 million of annual EBITDAR in the highly competitive quick-service segment. In 1994, Grandy's management adopted a strategy to compete primarily on the basis of price. This strategy positioned Grandy's as a bargain, quick-service restaurant but resulted in significantly lower customer counts and same-store-sales. In the fourth quarter of 1996, the Company restructured Grandy's management team. In connection with the restructuring, Grandy's has closed 21 restaurants, reduced overhead, and revised the pricing, menu and marketing strategies. The Company intends to restore Grandy's to its image of a quick-service, family-dining restaurant concept focused on quality, "home-cooked" meals.

BUSINESS STRATEGY

      The Company has implemented a business strategy designed to enhance the growth of its core Black Angus division, reduce corporate overhead and improve the performance of the Grandy's division. In addition, the Company plans to selectively expand its other divisions.

      Enhance Growth of Black Angus. Black Angus' restaurant operations generated 60% of the Company's revenues in 1997 and realized an increase in EBITDAR (excluding late-night entertainment), from $27.3 million in 1993 to $44.5 million in 1997. This growth has been driven by an increase in average same-store-sales, improving EBITDAR margins and strategically opening additional restaurants. The Company's strategy is to continue same-store-sales growth through its successful television advertising campaigns, suggestive sales through on-table promotions, its reputation for high-quality food and service and leveraging its 34-year-old Black Angus name. Black Angus (excluding late-night entertainment) had a 1.4% same-store-sales increase from 1996 to 1997. The Company also intends to expand the Black Angus division through the opening of new restaurants. The Company intends to open four additional Black Angus restaurants in 1998 and ten new restaurants per year thereafter for the next several years. The Company plans to open these restaurants where it can leverage the well-known Black Angus name and its strong advertising base (approximately 5% of Black Angus' revenues per year).

      Reduce Overhead. The Company has implemented a strategy designed to reduce overhead. In 1997, the Company reduced certain corporate salaries, eliminated certain redundant corporate functions and relocated and consolidated certain administrative and financial support functions from the corporate office to the headquarters of Grandy's. In 1998, the Company transferred accounting activities for certain of its restaurants from those restaurants to the Grandy's headquarters, similar to the accounting transition from Black Angus restaurants to the Black Angus headquarters that was completed in 1996. These efforts, most of which have been completed, are expected to result in an aggregate of $3.4 million of overhead cost savings per year.

      Improve Grandy's Performance. The plan of Grandy's restructured management team is to (i) identify and close unprofitable stores, (ii) reduce overhead,
(iii) restore Grandy's image from a price-point competitor to a quality quick-service/family-dining restaurant and (iv) improve customer counts. Since mid-1996, Grandy's has closed 21 unprofitable restaurants which in the aggregate lost $1.7 million of annual EBITDAR. In addition, Grandy's reduced its division overhead by $1.7 million for the year ended December 29, 1997 as compared to 1996. Most recently, the new management team reconfigured the menu to focus on increasing its average check through the sale of whole meals and reduced single-item discounting in its marketing strategy. Management believes that, as a result of Grandy's new strategy, Grandy's has increased its revenue per customer 5.0% from $3.79 for the year ended December 30, 1996 to $3.98 for the year ended December 29, 1997. In furtherance of the plan, the Company has successfully tested a new advertising campaign in Grandy's markets and intends to introduce a full-scale campaign in all Grandy's markets in 1998.

      Other. The Company's Spoons, Spectrum and National Sports Grill concepts are smaller divisions representing 39 of the Company's 229 restaurants. The Company may selectively expand each of these concepts by one or two restaurants per year.

      Although the Company has no current arrangements to sell any restaurants or divisions, the Company will review opportunities to sell restaurants in its smaller divisions from time to time. In addition, the Company may convert certain Company-operated Grandy's restaurants to franchised operations through the sale of these restaurants to franchisees. No assurances can be given as to whether the Company will sell any restaurants or if it elects to sell restaurants the amount of consideration it will receive in such sales.

RECAPITALIZATION PLAN

      On February 25, 1998, the Company completed a recapitalization plan intended to reduce the Company's aggregate cash interest expense, provide more operational liquidity and permit the Company to expand the Company's restaurant concepts in its core markets in the western United States (the "Recapitalization Plan").

      The principal elements of the Recapitalization Plan were the following:

      (i)   The issuance of the Notes;

      (ii) The issuance of 35,000 units (the "Units"), each Unit consisting of $1,000 initial liquidation preference of Preferred Stock and one Common Stock Purchase Warrant (each a "Warrant," and collectively, the "Warrants"), initially to purchase 2.66143 shares of the Common Stock, par value $.01 per share, of the Company at an initial exercise price of $.01 per share (the "Common Stock");


      (iii) The redemption of $126.4 million aggregate principal amount of the Company's Senior Secured Notes due 1998 (the "Old Senior Secured Notes") at par plus accrued and penalty interest thereon and the repayment of certain other interest-bearing short-term liabilities;



      (iv) The repurchase of $45.0 million aggregate principal amount of the Company's 10.25% Subordinated Notes (the "Subordinated Notes") at a price equal to 65% of the aggregate principal amount of the Subordinated Notes, plus accrued and penalty interest thereon, and the cancellation of the related warrants (the "Old Warrants") to purchase common stock of Holdings.



      (v) The extension of the accretion period on Holdings' Senior Discount Debentures due 2005 (the "Holdings Debentures"), with an accreted value on June 29, 1998 of approximately $87.9 million, from June 15, 1999 to maturity on December 15, 2005 and the amendment of certain provisions of the Holdings Debentures (as so amended, the "Amended Debentures"). Such Amended Debentures accrete at a rate of 14.25%, compounded semi-annually (as opposed to 14% for the Holdings Debentures). In addition, holders of Holdings Debentures with an accreted value on February 24, 1998 of approximately $10.8 million surrendered such Debentures for cancellation and received $3.6 million principal amount of the Notes; and

      (vi) The establishment of a $15.0 million credit facility (the "New Credit Facility").

      For a description of the Company's indebtedness, and the consolidated capitalization of the Company after giving effect to the Exchange Offer and the Recapitalization Plan, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Description of Certain Indebtedness" and "Capitalization."

                               THE EXCHANGE OFFER


Securities Offered..................   $158,600,000 aggregate principal amount
                                       of 11 1/2% Series B Senior Secured Notes due 2003 (the "Exchange Notes") and
                                       36,995 shares of 12% Series B Senior
                                       Pay-in-Kind Exchangeable Preferred Stock
                                       (the "Exchange Preferred Stock").



                                       The Exchange Notes will be issued under
                                       the Indenture between the Company and
                                       United States Trust Company of
                                       California, N.A., as trustee, pursuant to which the Notes were issued. The terms of the Exchange Notes will be substantially identical in all respects (including interest rate and maturity) to the terms of the Notes that are to be exchanged therefor, except that the Exchange Notes will be freely transferable by holders thereof (except as provided herein), and will not be issued subject to any covenant regarding registration under the Act. See "Description of the Exchange Notes."



                                       The Exchange Preferred Stock will be
                                       issued under the Certificate of
                                       Designation. Upon consummation of the
                                       Exchange Offer, the Exchange Preferred
                                       Stock will be separately tradeable from
                                       the Warrants with which the Preferred
                                       Stock was originally issued as a Unit.
                                       The form and terms of the Exchange
                                       Preferred Stock will be substantially
                                       identical in all respects to the form and terms of the Preferred Stock that are to be exchanged therefor, except that the Exchange Preferred Stock will be freely transferable by holders thereof (except as provided herein), and will not be issued subject to any covenant regarding registration under the Act. See "Description of the Exchange Preferred Stock."



                                       The Warrants are not the subject of this Exchange Offer.



Exchange Offer......................   The Exchange Notes are being offered in
                                       exchange for a like principal amount of
                                       the Notes, and the shares of Exchange
                                       Preferred Stock are being offered for a
                                       like number of shares of Preferred Stock.
                                       Notes may be exchanged only in integral
                                       multiples of $1,000, and the Preferred
                                       Stock may be exchanged in whole or in
                                       partial share increments. Holders of
                                       Preferred Stock who tender their shares
                                       in exchange for Exchange Preferred Stock shall be deemed to have tendered for exchange any shares of Preferred Stock received as dividends on such shares of Preferred Stock. The Company has agreed to make the Exchange Offer in order to satisfy its obligations under a registration rights agreement (the
                                       "Registration Rights Agreement"), dated
                                       as of February 25, 1998, relating to the Notes and the Preferred Stock. For a description of the procedures for tendering, see "The Exchange
                                       Offer--Tender Procedure."



Expiration Date; Withdrawal.........   The Exchange Offer will expire at 12:00
                                       a.m., New York City time, on , 1998 or
                                       such later date and time to which it may be extended in the sole discretion of the Company (the "Expiration Date"). The date of acceptance for exchange of the Securities (the "Exchange Date") will be the first business day following the Expiration Date. Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Securities not accepted for exchange for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Conditions to the Exchange Offer ...   The Exchange Offer is subject to certain
                                       conditions. See "The Exchange
                                       Offer--Conditions of the Exchange Offer."
                                       The Exchange Offer is not conditioned
                                       upon any minimum aggregate principal
                                       amount of Notes or any minimum number of shares of Preferred Stock being tendered for exchange.


Certain United States Federal Income
  Tax Considerations................   Simpson Thacher & Bartlett, New York, New
                                       York, special tax counsel to the Company
                                       ("Tax Counsel"), is of the opinion that
                                       the exchange of the Notes or the
                                       Preferred Stock for the Exchange Notes or the Exchange Preferred Stock, respectively, will not be a taxable event to holders, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange. Tax Counsel has also advised the Company that the holding period of the Exchange Securities will include the holding period of the Securities and that the basis of the Exchange Securities will be the same as the basis of the Securities immediately before the exchange. See "Certain United States
                                       Federal Income Tax Considerations."


Untendered Securities...............   Upon consummation of the Exchange Offer,
                                       the holders of Securities, if any, will
                                       have no further registration or other
                                       rights under the Registration Rights
                                       Agreement. Holders of Notes or Preferred
                                       Stock who do not tender their Notes or
                                       Preferred Stock in the Exchange Offer or whose Notes or Preferred Stock are not accepted for exchange will continue to hold such Notes or Preferred Stock, as the case may be, and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture and
                                       Certificate of Designation, respectively, except for any such rights or limitations which, by their terms, terminate or cease to be effective as a result of this Exchange Offer. All untendered and tendered but unaccepted Securities will continue to be subject to the restrictions on transfer provided therein. To the extent that Securities are tendered and accepted in the Exchange
                                       Offer, the trading market for untendered and tendered but unaccepted Securities could be adversely affected. See "Risk
                                       Factors--Exchange Offer Procedures;
                                       Effects of Failure to Tender or Properly
                                       Tender."

Resales.............................   Based on an interpretation by the staff
                                       of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Securities issued pursuant to the Exchange Offer in exchange for Securities may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the
                                       Act, provided that (i) such Exchange
                                       Securities are acquired in the ordinary
                                       course of business of such holder or any beneficial owner, (ii) such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Securities and (iii) neither the holder nor any such beneficial owner is an "affiliate" of the Company within the meaning of Rule 405 under the Act. See "Morgan Stanley & Co.
                                       Inc.," SEC No-Action Letter (available
                                       June 5, 1991) and "Exxon Capital Holdings
                                       Corporation," SEC No-Action Letter
                                       (available May 13, 1988). Each holder of
                                       Securities who wishes to exchange
                                       Securities for Exchange Securities in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company (within the meaning of Rule 405 under the Act), (ii) any Exchange Securities to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution
                                       (within the meaning of the Act) of such
                                       Exchange Securities, and (iv) if such
                                       holder is not a broker-dealer, such
                                       holder is not engaged in, and does not
                                       intend to engage in, a distribution
                                       (within the meaning of the Act) of such
                                       Exchange Securities. Each broker or
                                       dealer that receives Exchange Securities for its own account in exchange for Securities, where such Securities were acquired by such broker or dealer as a result of market-making or other activities, must acknowledge that it will deliver a Prospectus in connection with any sale of such Exchange Securities. See
                                       "Plan of Distribution."

                        DESCRIPTION OF THE EXCHANGE NOTES

Maturity Date.......................   February 15, 2003.


Interest Rate and Payment Dates ....   The Exchange Notes will bear interest at
                                       a rate of 11 1/2% per annum. Interest on the Exchange Notes will be payable semi-annually in cash in arrears on February 15 and August 15 of each year, commencing February 15, 1999, to holders of record on the immediately preceding February 1 and
                                       August 1. Interest on the Exchange Notes will accrue from August 15, 1998.


Guarantees..........................   The Exchange Notes will be fully and
                                       unconditionally guaranteed by each of the current and future Restricted
                                       Subsidiaries (as defined) of the Company
                                       (collectively, the "Guarantors"), jointly and severally (subject to insolvency and fraudulent conveyance limitations). See

                                       "Description of the Exchange
                                       Notes--Guarantors."

Security............................   The Exchange Notes and the Guarantees,
                                       together with the New Credit Facility,
                                       will be secured, subject to the
                                       Intercreditor Agreement, by a
                                       first-priority security interest in a
                                       portion of the owned or leased real
                                       property, a substantial portion of the
                                       owned personal property and substantially all of the accounts receivable of the Company and its Restricted Subsidiaries, a pledge of all of the capital stock of the Company's Restricted Subsidiaries, and proceeds of the foregoing (the
                                       "Collateral"). See "Risk
                                       Factors--Collateral; Other Secured
                                       Indebtedness," "Description of the
                                       Exchange Notes--Collateral" and
                                       "Description of Certain
                                       Indebtedness--Intercreditor Agreement and
                                       Collateral Documents."

Ranking.............................   The Exchange Notes will be senior secured
                                       obligations of the Company and rank
                                       senior in right of payment to all
                                       subordinated indebtedness of the Company, and pari passu in right of payment with all senior indebtedness of the Company.
                                       Pursuant to the Intercreditor Agreement, proceeds from the sale of Collateral will be used first to satisfy the obligations under the New Credit Facility, and thereafter, the Exchange Notes. In addition, the Exchange Notes will be effectively subordinated to all other secured indebtedness of the Company to the extent of the assets that secure such indebtedness. The Indenture limits, among other things, the incurrence of indebtedness or the existence of liens on the assets of the Company, subject to certain exceptions. See "Description of the Exchange Notes--Collateral" and
                                       "Description of the Exchange
                                       Notes--Certain Covenants" and
                                       "Description of Certain
                                       Indebtedness--Intercreditor Agreement and
                                       Collateral Documents."

Optional Redemption.................   The Exchange Notes will be redeemable at
                                       the option of the Company, in whole or in part, on or after February 15, 2001, at the redemption prices set forth herein, plus accrued interest, if any, to the date of redemption. Notwithstanding the foregoing, at any time or from time to time prior to February 15, 2000, the Company may redeem up to one-third of the original aggregate principal amount of the Exchange Notes at the redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of redemption with the net cash proceeds of one or more Qualified Equity Offerings, provided that (a) such redemption shall occur within 60 days of the date of the closing of such offering and (b) at least two-thirds of the original aggregate principal amount of the Exchange Notes remains outstanding immediately thereafter. See "Description of the
                                       Exchange Notes--Redemption."

Mandatory Redemption................   None.

Change of Control...................   Upon a Change of Control, the Company
                                       will be required to offer to repurchase
                                       all of the outstanding Exchange Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of the
                                       Exchange Notes--Change of Control" and
                                       "--Certain Covenants."

Certain Covenants...................   The Indenture contains certain covenants
                                       that limit the ability of the Company and its Restricted Subsidiaries, if any, to, among other things, (i) incur additional indebtedness, (ii) make restricted payments, (iii) issue and sell capital stock of subsidiaries, (iv) enter into certain transactions with affiliates, (v) create certain liens, (vi) sell certain assets and (vii) merge, consolidate or sell substantially all of the Company's assets. See "Description of the Exchange
                                       Notes--Certain Covenants."

                                       For a more detailed description of the
                                       Exchange Notes see "Description of the
                                       Exchange Notes."

                   DESCRIPTION OF THE EXCHANGE PREFERRED STOCK


Dividends...........................   Dividends on the Exchange Preferred Stock
                                       will accrue at a rate of 12% per annum of the liquidation preference. Dividends will be payable semi-annually on February
                                       15 and August 15 of each year, commencing on February 15, 1999. Dividends on the
                                       Exchange Preferred Stock will accrue from August 15, 1998. The Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Exchange Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. The
                                       Company currently intends to pay
                                       dividends by issuing additional shares of Exchange Preferred Stock.


Liquidation Preference..............   $1,000 per share.

Ranking.............................   The Exchange Preferred Stock will rank
                                       senior in right of payment with respect
                                       to all Junior Securities (as defined
                                       herein).

Optional Redemption.................   The Exchange Preferred Stock will be
                                       redeemable at the option of the Company, in whole or in part, at any time, at 110% of the Liquidation Preference plus accrued and unpaid dividends to the date of redemption.

Mandatory Redemption................   The Exchange Preferred Stock will be
                                       mandatorily redeemable on August 15, 2003 for cash (subject to the legal availability of funds therefor) at a price per share equal to 110% of the then applicable Liquidation Preference plus accrued and unpaid dividends to the date of redemption.

Voting Rights.......................   The Exchange Preferred Stock will not
                                       have any voting rights, except as set
                                       forth herein or as otherwise required by law.


Certain Covenants...................   The Certificate of Designation contains
                                       covenants that limit the ability of the
                                       Company to redeem or repurchase Junior
                                       Securities (as defined) and pay dividends thereon, to merge or consolidate with any other entity, to sell certain assets, to sell all or substantially all of the assets and to enter into transactions with affiliates. The Certificate of
                                       Designation also requires the Company to deliver certain reports and information, including reporting as to whether it meets the Maintenance Test Ratio (as defined) each quarter, to the holders of the Exchange Preferred Stock.


Exchange............................   Subject to certain limitations, the
                                       Company may, on any February 15 or August
                                       15, commencing February 15, 1999,
                                       exchange the Exchange Preferred Stock in whole but not in part for Exchange
                                       Debentures with an aggregate principal
                                       amount equal to the then applicable
                                       Liquidation Preference plus accrued and
                                       unpaid dividends to the date of exchange.

                                       For a more detailed description of the
                                       Exchange Preferred Stock, see
                                       "Description of the Exchange Preferred
                                       Stock."

                       DESCRIPTION OF EXCHANGE DEBENTURES

Interest Rate and Payment Dates ....   The Exchange Debentures will bear
                                       interest at the rate of 12% per annum.
                                       Interest on the Exchange Debentures will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on the first interest payment date after issuance. The Company may at its option pay interest in cash or in additional Exchange Debentures having an aggregate principal amount equal to the amount of such interest.

Maturity Date.......................   August 15, 2003. At maturity, the Company
                                       will pay a premium of 10% of the
                                       principal amount.

Optional Redemption.................   The Exchange Debentures will be
                                       redeemable at the option of the Company, in whole or in part, at a redemption price equal to 110% of the principal amount, plus accrued and unpaid interest, if any, to and including the date of redemption.

Mandatory Redemption................   None.

Ranking.............................   The Exchange Debentures will be
                                       subordinated obligations of the Company
                                       and will be subordinated in right of
                                       payment to all existing and future Senior
                                       Debt (as defined) of the Company. See
                                       "Description of the Exchange
                                       Debentures--Subordination."


Certain Covenants...................   The Exchange Debenture Indenture (as
                                       defined) will contain certain covenants, including covenants relating to (i) restricted payments, (ii) transactions with affiliates, (iii) certain asset sales, (iv) the Company's ability to exceed the Maintenance Test Ratio and (v) mergers, consolidations and sales of substantially all assets. See
                                       "Description of the Exchange
                                       Debentures--Covenants."


                                       For a more detailed description of the
                                       Exchange Debentures, see "Description of the Exchange Debentures."


              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES






         For a discussion of the United States federal income tax consequences of the purchase, ownership, exercise (in the case of Warrants) and disposition of the Preferred Stock, Exchange Debentures and Warrants, see "Certain United States Federal Income Tax Considerations."


                                 USE OF PROCEEDS

         The Company will not receive any proceeds for the exchange pursuant to the Exchange Offer.

                                  RISK FACTORS

         HOLDERS OF THE SECURITIES SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS," AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE TENDERING SECURITIES IN EXCHANGE FOR THE EXCHANGE SECURITIES.

                             -----------------------

         American Restaurant Group, Inc. is a Delaware corporation. Its principal office is located at 450 Newport Center Drive, 6th Floor, Newport Beach, California 92660 and its telephone number is (949) 721-8000.

                        SUMMARY HISTORICAL AND PRO FORMA
                           CONSOLIDATED FINANCIAL DATA

         The following selected historical consolidated financial data for each of the last three years ended December 25, 1995, December 30, 1996 and December 29, 1997 has been derived from the consolidated financial statements of the Company which have been audited by Arthur Andersen LLP, independent accountants. The financial data for the thirteen weeks ended March 31, 1997 and March 30, 1998 have been derived from the Company's unaudited financial statements, which in the opinion of management include all adjustments necessary for a fair presentation of the data for interim periods. The Company's pro forma financial data for the thirteen-week period ended March 30, 1998 and for the fifty-two week period ended December 29, 1997, respectively, are for informational purposes only and give effect to the Recapitalization Plan as if the Recapitalization Plan had been consummated on December 30, 1997 for the thirteen-week period ended March 30, 1998 and on December 30, 1996 for the fifty-two week period ended December 29, 1997. The unaudited condensed pro forma information appearing herein does not purport to represent what the Company's results of operations or financial position would have been had such transactions in fact occurred at the beginning of the periods or on the date indicated or to project the financial position or results of operations of the Company for the present year or any future period. See "Unaudited Selected Consolidated Pro Forma Condensed Financial Data." The results of operations for the thirteen weeks ended March 30, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year. This Selected Historical Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.


                                                                                                          PRO FORMA(1)
                                                                                                     ------------------------
                                                                             HISTORICAL THIRTEEN                   THIRTEEN
                                           HISTORICAL YEAR ENDED                 WEEKS ENDED         YEAR ENDED   WEEKS ENDED
                                  -------------------------------------     ----------------------   ----------   -----------
                                  DEC. 25,      DEC. 30,      DEC. 29,      MAR. 31,      MAR. 30,    DEC. 29,      MAR. 30,
                                    1995          1996          1997          1997          1998        1997          1998
                                  ---------     ---------     ---------     ---------     --------    ---------     --------
                                                                     (DOLLARS IN THOUSANDS)
Operating Data:
Revenues ......................   $ 445,966     $ 445,424     $ 440,039     $ 114,110     $112,122    $ 428,513     $111,568
Gross Profit(2) ...............      62,765        52,699        55,790        14,760       16,081       56,538       16,131
Operating Profit before
 Impairment Charges(3) ........       8,586         4,227         6,803         3,800        7,023       12,478        7,156
Interest Expense, Net .........      28,004        27,714        23,985         5,925        5,521       19,506        4,871
Net Income/(Loss) .............     (39,662)      (38,461)      (20,292)       (2,128)      11,060(4)   (10,139)      11,843(4)
Ratio of Earnings to Fixed
 Charges(5) ...................          --            --            --            --         1.2x           --         1.3x
Deficiency in Earnings to
 cover Fixed Charges(5) .......     (39,596)      (36,692)      (20,229)       (2,125)          --      (11,001)          --
Ratio of Earnings to Fixed
 Charges and Preferred Stock
 Dividends(6) .................          --            --            --            --         1.1x           --         1.1x
Deficiency in Earnings to
 cover Fixed Charges and
 Preferred Stock
 Dividends(6) .................     (39,596)      (36,692)      (20,229)       (2,125           --      (16,507)          --

RESTAURANT DATA:
Restaurants (end of period) ...         248           247           231           244          230          229          229
Increase/(Decrease) in
 Same-store-sales:
Consolidated(7)(8) ............        (5.8)%        (2.9)%        (2.3)%        (4.8)%        0.5%        (2.3)%        0.5%
Black Angus (excluding
 late-night
 entertainment)(7)(9) .........        (5.1)%         1.0%          1.4%         (3.3)%        4.0%         1.4%         4.0%

OTHER DATA:
EBITDA(10) ....................   $  32,089     $  26,100     $  30,713     $   8,513     $ 10,675    $  33,161     $ 10,725
EBITDAR(11) ...................      54,952        50,913        61,389        16,271       17,951       61,423       17,600
Depreciation and Amortization .      22,819        20,386        19,627         4,823        3,749       16,400        3,666
Capital Expenditures ..........      16,277        13,279         4,650         2,272        2,256        4,650        2,256

                                                                AS OF MAR. 30, 1998
                                                               ----------------------
BALANCE SHEET DATA:                                            (DOLLARS IN THOUSANDS)
Cash ........................................................        $   6,209
Property, Plant & Equipment, Net ............................           91,972
Total Assets ................................................          155,715
Long-term Debt ..............................................          160,353
Cumulative Preferred Stock, Mandatorily Redeemable...........           33,239
Common Stockholders' Equity (Deficit) .......................         (104,697


(1) Gives effect to the issuance of the Notes and the Units and the use of proceeds therefrom and the Recapitalization Plan as if these activities had occurred on December 30, 1997 for the thirteen-week period ended March 30, 1998 and on December 30, 1996 for the fifty-two week period ended December 29, 1997. Does not give effect to the reduction of $1.8 million in corporate salaries and expenses relating to actions taken in the later half of 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Unaudited Selected Consolidated Pro Forma Condensed Financial Statements, included elsewhere herein.


(2) Gross Profit is defined as revenues less food and beverage, payroll and direct operating costs.

(3) Operating Profit is stated before non-cash charges for impairment of long-lived assets of $20.2 million in 1995, $13.2 million in 1996 and $3.0 million in 1997.

(4)      Includes a $9.6 million extraordinary gain on extinguishment of debt.

(5) For the purpose of determining the ratio or deficiency of earnings to cover fixed charges, earnings consist of earnings before extraordinary gain or loss, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense representative of the interest factor.

(6) The ratio or deficiency of earnings to fixed charges and preferred stock dividends are the same as the ratio of earnings to fixed charges except that preferred stock dividends are added to fixed charges even though the Company intends to pay such dividends by issuing additional shares of Preferred Stock or Exchange Preferred Stock, as the case may be.

(7) Same stores are defined as restaurants which have been in operation for the entire prior year.

(8) Excludes Velvet Turtle restaurants. As of February 1997, the Company closed the last Velvet Turtle restaurant.

(9) This presentation excludes all late-night entertainment operations of the Black Angus restaurants and, in 1997, the lunch business in 14 Black Angus restaurants where lunch was discontinued in 1997.

(10) EBITDA is defined as operating profit before impairment charges plus depreciation and amortization and net losses on sale of properties. For the years ended December 25, 1995, December 30, 1996 and December 29, 1997, the net losses on the sale of properties were $0.7 million, $1.5 million and $4.3 million, respectively. For the thirteen weeks ended March 31, 1997 and March 30, 1998, the amortization of deferred gains, which exceeded losses on the sale of properties, netted to $0.1 million and $0.1 million respectively. EBITDA should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash flow from operating activities. In connection with the closing of restaurants in 1997, the Company established a closed-unit reserve to which the Company charges ongoing expenses relating to closed restaurants as incurred. Approximately $1.0 million in cash charges is expected to be charged per year to this reserve on an ongoing basis for the next several years.

(11) EBITDAR is defined as EBITDA plus rent expense. EBITDAR has been presented for the purposes of providing information on the Company's operations before giving effect to financing activities such as the sale/leaseback transactions and to facilitate comparisons to prior periods. In the second half of 1996, the Company completed $63.4 million of sale/leaseback transactions with the proceeds used to repay $50.5 million of indebtedness at par and for general corporate purposes. As a result of these transactions, annual rent expense increased by $8.0 million. EBITDAR should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash flow from operating activities.

                                  RISK FACTORS


      Each holder of Notes or Preferred Stock should consider carefully the following specific risk factors, as well as the other information set forth in this Prospectus before tendering Notes or Preferred Stock in exchange for Exchange Notes or Exchange Preferred Stock, respectively, offered hereby. This Prospectus contains certain forward-looking statements, including statements containing the words "believes," "anticipates," "expects," "intends" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors (collectively, "Factors") which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such Factors include, among others, the following: adverse changes in national or local economic conditions; competition from other restaurant companies; changes in the availability, cost and terms of financing; changes in cost of sales, including food costs, and in other operating expenses; the ability to execute business strategies; and other Factors referenced in this Prospectus. Certain of these Factors are discussed in more detail elsewhere in this Prospectus, including without limitation, in "Prospectus Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, holders of Notes or Preferred Stock are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such Factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. The risk factors set forth below are generally applicable to the Notes and Preferred Stock as well as the Exchange Notes and the Exchange Preferred Stock.

HIGH LEVERAGE; RENT EXPENSE; ABILITY TO SERVICE DEBT


      The Company is a highly leveraged company and continues to be highly leveraged after completion of the Recapitalization Plan. At March 30, 1998, the Company's total consolidated long-term indebtedness was approximately $168.6 million and the Company had a stockholders' deficit of $104.7 million. Further, the Company has $35 million of aggregate liquidation preference of Preferred Stock and following consummation of the Exchange Offer will have $35 million aggregate liquidation preference of Exchange Preferred Stock, which aggregate liquidation preference amount will increase as dividends are paid in kind on the Preferred Stock or the Exchange Preferred Stock, as the case may be. In addition, the Preferred Stock is and the Exchange Preferred Stock will be mandatorily redeemable in cash on August 15, 2003 (following the maturity of the Notes or the Exchange Notes, as the case may be) at 110% of the aggregate liquidation preference of the Preferred Stock or the Exchange Preferred Stock, as the case may be. In addition, in certain circumstances, including upon failure to comply with the Maintenance Test Ratio, the dividend rate on the Preferred Stock or the Exchange Preferred Stock, as the case may be, will increase to 15% (or 13.5% for the first two quarters of default under the Maintenance Test Ratio). See "Description of Exchange Preferred Stock--Covenants" and "--Certain Definitions." Moreover, the Indenture permits, subject to compliance with certain conditions, the incurrence by the Company and its subsidiaries of additional indebtedness in the future. In addition, as is common in the restaurant industry, the Company operates with a working capital deficit, which as of March 30, 1998 was approximately $35.0 million. The Company has also generally operated under significant liquidity constraints which have limited its operational flexibility and ability to expand its core Black Angus division. On February 25, 1998, pursuant to the Recapitalization Plan, the Company entered into a $15.0 million revolving credit facility (the "New Credit Facility").


      In addition to its leverage, the Company has had significant rent expenses, which increased substantially in 1996. In the second half of 1996, the Company completed sale/leaseback transactions for an aggregate sales price of $63.4 million and simultaneously executed long-term leases with respect to the sold property. The leases call for aggregate annual rent payments of $8.0 million, subject to certain escalation clauses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company's aggregate rent expense for the year ended December 29, 1997 was $28.3 million on a pro forma basis.

      The degree to which the Company is leveraged, its liquidity constraints and its debt service, rent expense and dividend and redemption obligations have significantly affected the Company and could have important adverse consequences to the Company and the holders of the Exchange Securities, including the following, any of which could affect the Company's ability to make payments with respect to the Exchange Securities: (i) the Company could be vulnerable to changes in general economic conditions; (ii) the Company's ability to obtain additional financing or acceptable terms from vendors for working capital, or additional financing for capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (iii) the Company is more highly leveraged than certain of its competitors, which places the Company at a competitive disadvantage; and (iv) a substantial portion of the Company's cash flow from operations must be dedicated to debt service, rent expense, and redemption payments and will not be available for other purposes.

      For 1997, the Company's earnings before extraordinary loss, income taxes and fixed charges (which consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense representative of the interest factor) were insufficient to cover fixed charges by the amount of $20.2 million. On a pro forma basis, after giving effect to the Recapitalization Plan, for 1997, the Company's earnings before extraordinary loss, income taxes and fixed charges were insufficient to cover (i) fixed charges by the amount of $11.0 million and (ii) fixed charges and preferred stock dividends by $16.0 million. In addition, on a pro forma basis, the Company's ratio of EBITDA to net interest expense would have been 1.7x for 1997. There can be no assurance that the Company's earnings before income taxes and fixed charges will not continue to be insufficient to cover fixed charges and preferred stock dividends.

      The Company's ability to meet its debt service obligations, pay the Exchange Preferred Stock mandatory redemption price, satisfy the Maintenance Test Ratio and to grow will depend upon its future performance, which will be subject to general economic conditions, its ability to achieve cost savings and other financial, business and other factors affecting the operations of the Company, many of which are beyond its control. The Company does not expect that it will be able to generate sufficient cash flow from future operations to pay the Exchange Notes upon maturity or the mandatory redemption price of the Exchange Preferred Stock and, accordingly, the Company will be required to refinance all or a portion of such debt or Exchange Preferred Stock or obtain additional financing or possibly sell assets. No assurance can be made that any such refinancing or sale would be possible or would not contain terms and conditions that could have a material adverse effect on the Company and its results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RECENT LOSSES

      The Company experienced net losses after extraordinary items of $39.7 million in 1995, $38.5 million in 1996 and $20.3 million in 1997. If the Company continues to have net losses there could be a material adverse effect on the business of the Company which could affect the Company's ability to repay the Exchange Notes. See "--High Leverage; Rent Expense; Ability to Service Debt" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COLLATERAL; OTHER SECURED INDEBTEDNESS


      The Collateral securing the Notes and which will secure the Exchange Notes also secures the obligations under the New Credit Facility. Pursuant to an agreement with the lenders under the New Credit Facility, proceeds from the sale of the Collateral will be paid first to satisfy obligations under the New Credit Facility and thereafter, the Notes and the Exchange Notes. In addition, the Notes are and Exchange Notes will be effectively subordinated to all other secured indebtedness of the Company and its Subsidiaries (except the New Credit Facility) to the extent of the assets that secure such other indebtedness. As of March 30, 1998, the Company had $10.0 million of secured indebtedness other than the Notes and the New Credit Facility. Moreover, if a bankruptcy proceeding were to be commenced by or against the Company or a Guarantor, the Collateral Agent (as defined) is authorized to subordinate its security interest in the Collateral to other indebtedness which, when aggregated with the principal amount then outstanding under the New Credit Facility, would not exceed $20 million. See "Description of Certain Indebtedness--Intercreditor Agreement and Collateral Documents."


      In the event of a default under the Notes or the Exchange Notes, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Company's obligations under the New Credit Facility and the Notes and the Exchange Notes. The amount to be received upon such a sale would depend upon numerous factors, including the timing and manner of the sale. The book value of the Collateral is less than the principal amount of the Notes and will be less than the principal amount of the Exchange Notes offered hereby. By its nature, the Collateral is illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or that the proceeds obtained therefrom will be sufficient to pay all amounts owing to the lenders under the New Credit Facility and the holders of the Notes and the Exchange Notes. To the extent that third parties (including the lenders under the New Credit Facility) enjoy Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral.

      A significant portion of the Collateral, including the real property portion thereof, includes tangible and intangible assets which may only be usable as part of the existing operating businesses. Accordingly, any such sale of the Collateral, including the real property portion thereof, separate from the sale of certain of the Company's divisions as a whole may not be feasible or of any value.

      A significant portion of the Collateral (other than the stock of Subsidiaries) consists of leased land and improvements made thereto which are owned by the Company. The security interest (which may be unperfected in certain states as a result of recording costs and other taxes) in such Collateral consists of deeds of trusts and mortgages, as applicable to each state, encumbering the Company's leasehold estate in the land and fee (ownership) interest in the improvements. However, in most if not all cases, the ownership of the improvements remains with the Company only so long as the Company's leasehold interest (as a tenant) in the real property remains in effect. Upon the expiration or early termination of a real property lease, the Company's ownership interest in the leasehold improvements also may be terminated. Accordingly, a landlord's exercise of its rights under a lease may terminate or significantly impair any portion of the Collateral which is an improvement on such real property. In addition, any exercise by the Collateral Agent of its rights to foreclose or otherwise acquire possession of portions of the Collateral which are leasehold estates or owned improvements may be impaired or terminated by landlords' rights, by rights of landlords' lenders, or by the particular provisions of state law governing the sale of encumbered property by a creditor with a real property security interest. Additionally, the inclusion of the Company's fixtures as a portion of the Collateral will be limited to the extent such fixtures are deemed to be personal property.

      The right of the Collateral Agent, as a secured party under the Collateral Documents for the benefit of the holders of the Notes and the Exchange Notes, to foreclose upon and sell the Collateral upon the occurrence of a payment default is likely to be significantly impaired by applicable bankruptcy laws, including the automatic stay pursuant to Section 362 of the Bankruptcy Code, if a bankruptcy proceeding were to be commenced by or against the Company or a Guarantor (as defined) before or possibly even after the Collateral Agent has foreclosed upon and sold the Collateral. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments. In view of the broad discretionary powers of a bankruptcy court, the Company cannot predict whether payments under the Notes or Exchange Notes would be made following commencement of and during a bankruptcy case, whether or when the Collateral Agent could foreclose upon or sell the Collateral or whether or to what extent holders of Notes or Exchange Notes would be compensated for any delay in payment or loss of value of the Collateral. Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes or the Exchange Notes, holders of Notes or Exchange Notes would hold "under-secured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "under-secured claims" during a debtor's bankruptcy case.

      Except upon and during the continuance of a Default or Event of Default, the Collateral Agent is required under certain circumstances to release its liens on Collateral proposed to be sold by the Company, further reducing the sufficiency of the collateral securing the Notes and the Exchange Notes.

RANKING OF PREFERRED STOCK AND EXCHANGE PREFERRED STOCK; CONSEQUENCES OF HOLDING COMPANY STRUCTURE

      The Preferred Stock is and the Exchange Preferred Stock will be junior in right of payment to all existing and future liabilities and obligations (whether or not for borrowed money) of the Company (other than Common Stock and any preferred stock which by its terms is on parity with or junior to the Preferred Stock or the Exchange Preferred Stock). Accordingly, in the event of a liquidation, dissolution or winding up of the Company, lenders to and other creditors of the Company would be entitled to payment in full before the holders of Preferred Stock or Exchange Preferred Stock. The Preferred Stock is and the Exchange Preferred Stock will be also effectively subordinated to the obligations of the Company's subsidiaries because the Company is a holding company. In the event of an insolvency, liquidation or other reorganization of any of the subsidiaries of the Company, the shareholders of the Company (including the holders of Preferred Stock or Exchange Preferred Stock), will have no right to proceed against the assets of such subsidiaries or to cause the liquidation or bankruptcy of such subsidiaries under Federal bankruptcy laws. Creditors of such subsidiaries would be entitled to payment in full from such assets before the Company, as a shareholder, would be entitled to receive any distribution therefrom.

      In addition, the mandatory redemption obligation in respect of the Exchange Preferred Stock is solely an obligation of the Company. Accordingly, the ability of the Company to pay the mandatory redemption price will be dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries in the form of loans, dividends or otherwise. There can be no assurances that there will be sufficient cash flow or payments from the Company's subsidiaries to pay the mandatory redemption price.

      The Company intends to pay dividends on the Exchange Preferred Stock by issuing additional shares of Exchange Preferred Stock. In addition, the Indenture and the New Credit Facility limit the Company's ability to pay dividends on the Preferred Stock or the Exchange Preferred Stock in cash. The Company's ability to pay cash dividends on the Preferred Stock or the Exchange Preferred Stock may also be restricted by future indebtedness or agreements.

SUCCESSFUL EXECUTION OF BUSINESS STRATEGY

      The Company is currently in the process of implementing a new business strategy, which consists of a number of cost-cutting and revenue-enhancing initiatives. The Company's strategy includes opening new Black Angus restaurants in markets where it can leverage the Black Angus name. There can be no assurance that the Company will be able to open additional Black Angus restaurants as currently planned or that the performance of the new restaurants will be consistent with the performance of its existing restaurants. There can be no assurance that the operating and other business strategies, including the strategies with respect to Grandy's, implemented by the Company's management team will be successful or that the Company will be able to increase revenue, operate successfully with its reduced overhead, improve its operations and improve its cash flow and results of operations. If the implementation of the business strategy is not successful and the Company is unable to generate sufficient operating funds to pay interest on, and principal of, the Notes or the Exchange Notes and other indebtedness of the Company, including indebtedness under the New Credit Facility, there can be no assurance that alternative sources of financing would be available to the Company or, if available, that such financing would be on commercially reasonable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Business Strategy."

COVENANT COMPLIANCE

      The Indenture relating to the Notes and the Exchange Notes and the New Credit Facility contain certain financial and other covenants, including covenants relating to limitations on the incurrence of debt; limitations on dividends, investments and certain other payments; limitations on transactions with affiliates; limitations on liens; limitations concerning the debt and capital stock of the Company's Subsidiaries; and limitations on sales of assets (including capital stock of Subsidiaries). See "Description of the Exchange Notes."

      The Company has on numerous occasions been in default or failed to comply with certain covenants under certain agreements relating to its outstanding indebtedness and the Company has accordingly been required to obtain amendments and waivers from its lenders. Most recently, the Company was three weeks late, but within the grace period, in paying the quarterly interest which was due September 15, 1997 on its Old Senior Secured Notes and four weeks late, but within the grace period, in paying the quarterly interest which was due December 15, 1997. In addition, prior to the consummation of the Recapitalization Plan, the Company was in default under its Old Senior Secured Notes for the failure to meet certain financial covenants and for the failure to make the $40.9 million sinking fund payment that was due on September 15, 1997 under the sinking fund provisions of its Old Senior Secured Notes. As a result, the Company was restricted from paying the quarterly interest payments of $1.2 million each on its Subordinated Notes which were due on September 15, 1997 and December 15, 1997. On February 24, 1998, the Company redeemed its Old Senior Secured Notes at par plus accrued and penalty interest thereon.

      The ability of the Company to comply with financial and other covenants will be dependent on the future financial performance of the Company, which will be subject to prevailing economic conditions and other factors, including factors beyond the control of the Company. A failure to comply with any of these covenants could result in a default or event of default under the Indenture or the New Credit Facility and the acceleration of the indebtedness thereunder. In addition, there can be no assurance that such restrictions will not adversely affect the Company's ability to conduct its operations or finance its capital needs or impair the Company's ability to pursue attractive business and investment opportunities if such opportunities arise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Exchange Notes."

HOLDINGS INDEBTEDNESS


      Holdings owns approximately 73% of the Common Stock of the Company (40% assuming exercise of all the Warrants). Holdings currently has outstanding the Holdings Debentures, which, as of June 29, 1998 had an accreted value of approximately $87.9 million and will accrete to approximately $245.7 million at maturity on December 15, 2005. Neither the Company nor any of its Subsidiaries is a guarantor of the Holdings Debentures. The indenture pursuant to which the Holdings Debentures were issued contains certain covenants which restrict the operations of the Company and its subsidiaries. These covenants were amended, pursuant to the Recapitalization Plan, to be less restrictive.


INABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

      Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all outstanding Notes and Exchange Notes, at a price equal to 101% of the principal amount of the Notes or Exchange Notes, as the case may be, together with accrued and unpaid interest, if any, to the date of repurchase. The New Credit Facility provides that the occurrence of certain change of control events with respect to the Company constitutes a default under the New Credit Facility. Therefore, in the event of such a change of control, the Company may be required to repay or refinance all borrowings under the New Credit Facility. In addition, even if a Change of Control does not constitute a default under the New Credit Facility, the offer to purchase the Notes or the Exchange Notes would constitute a default thereunder. If a Change of Control were to occur, it is unlikely that the Company will have the financial ability or resources to purchase the Notes or the Exchange Notes or repay the New Credit Facility. See "Description of the Exchange Notes--Repurchase Upon Change of Control" and "Description of Certain Indebtedness--New Credit Facility."

      The holders of Notes have and holders of the Exchange Notes will have limited rights to require the Company to purchase or redeem the Notes or Exchange Notes, as the case may be, in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford holders of Notes or Exchange Notes any protection in a highly leveraged or other type of transaction, including any such transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. Accordingly, the Change of Control provisions are likely to be of limited usefulness in such situations.

DEPENDENCE ON KEY PERSONNEL

      The Company believes that its success is largely dependent on the abilities and experience of its senior management team. The loss of services of one or more of these senior executives could adversely affect the Company's ability to effectively manage the overall operations of the Company or successfully execute current or future business strategies, either of which could have a material adverse effect on the Company and its results of operations. In addition, the Company believes that its success will depend upon its ongoing ability to attract and retain qualified management and employees. See "Management."

CONCENTRATION OF OWNERSHIP AND CONTROL OF THE COMPANY


      Holdings owns approximately 73% (40% upon exercise of the Warrants) of the Company's common stock and certain members of the Company's management own approximately 27% (15% upon exercise of the Warrants). Anwar S. Soliman and certain other members of the Company's management own approximately 82% of the outstanding shares of Holdings' common stock. All of Holdings' management stockholders have entered into a voting trust agreement (the "Voting Trust Agreement") in accordance with which Anwar S. Soliman, Chairman and Chief Executive Officer of the Company and Holdings, exercises, as voting trustee, all voting and substantially all other rights to which such shareholders would otherwise be entitled until the earlier of August 15, 2005 or the earlier termination of the Voting Trust Agreement. As a result of Holdings' ownership of the Company, Mr. Soliman's effective control of Holdings pursuant to the Voting Trust Agreement, Mr. Soliman's designation as voting trustee under the New Voting Trust Agreement (as defined herein), and Mr. Soliman's direct ownership in the Company, Mr. Soliman effectively controls the Company, subject to the terms of the Voting Trust Agreement, the New Voting Trust Agreement and the Securityholders Agreement (as defined herein). In addition, all of the directors of Holdings are management personnel and there are no independent directors. Accordingly, the Company's management may have the ability to determine whether a Change of Control would occur.

      The TCW Investors (as defined herein), which purchased more than 50% of the Units, entered into a securityholders agreement (the "Securityholders Agreement") with holders of the Common Stock relating to the election of directors which, subject to the terms and conditions thereof, provides that the Company's Board of Directors will consist of five members, two of whom will be management nominees, two of whom will be nominees of the TCW Investors and one of whom (the "Remaining Director") will be a nominee of Jefferies & Company, Inc. (the "Initial Purchaser"), provided that after the Public Company Date (as defined herein), such purchasers and the management will mutually choose the Remaining Director and the Initial Purchaser will no longer have any right to designate a director. As a result of the Securityholders Agreement and the TCW Investors' ownership of the Preferred Stock or the Exchange Preferred Stock, as the case may be, in certain circumstances the TCW Investors could have the ability to elect a majority of the Board of Directors of the Company. The Securityholders Agreement also provides the TCW Investors with certain tag-along rights, rights of first refusal and the right to approve certain major corporate transactions concerning the Company. The TCW Investors may also have the ability, as a result of their ownership of the Preferred Stock or the Exchange Preferred Stock, as the case may be, to approve (without the vote of any other holder of Preferred Stock or the Exchange Preferred Stock, as the case may be) waivers or amendments to the terms of the Preferred Stock or the Exchange Preferred Stock, as the case may be. See "Description of the Exchange Notes--Repurchase Upon Change of Control", "Security Ownership of Certain Beneficial Owners and Management" and "Description of Exchange Preferred Stock--Voting Rights."


REGIONAL CONCENTRATION OF OPERATIONS

      A majority of Company restaurants are located in California and Texas. Such restaurants account for a significant percentage of the Company's net sales. Accordingly, the Company is susceptible to adverse developments in the economy, weather conditions, competition, consumer preferences or demographics in either of these areas. For example, severe weather conditions in any of the Company's principal markets may have a material negative effect on customer traffic and sales, especially if such weather occurs during one of the Company's peak selling periods. Due to the Company's susceptibility to such adverse developments, there can be no assurance that the current geographic concentration of the Company's business will not have a material adverse effect on the Company and its results of operations.

COMPETITION AND MARKETS

      All aspects of the restaurant business are highly competitive. Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition. The competitive environment is often affected by factors beyond a particular restaurant management's control, including changes in the public's taste and eating habits, population and traffic patterns and economic conditions. The Company's restaurants compete with a wide variety of restaurants, ranging from national and regional restaurant chains to locally owned restaurants. Competition from other restaurant chains typically represents the more important competitive influence, principally because of their significant marketing and financial resources. Many of the Company's competitors have substantially greater financial, marketing, personnel and other resources than the Company. In addition, competition is not limited to a particular segment of the restaurant industry because fast-food restaurants, steakhouses and casual-dining restaurants are all competing for the same consumer's dining dollars. Further, the Company is more highly leveraged than certain of its competitors, which places the Company at a competitive disadvantage. See "--High Leverage; Rent Expense; Ability to Service Debt." There can be no assurance that the Company will be able to compete successfully against its competitors in the future. In addition, there can be no assurance that competition will not have a material adverse effect on the Company's results of operations.

GOVERNMENT REGULATIONS

      Each of the restaurants operated by the Company is subject to licensing and regulation by the health, sanitation, safety, building and fire agencies of the respective states and municipalities in which such restaurants are located. A failure to comply with one or more regulations could result in the imposition of sanctions, including the closing of facilities for an indeterminate period of time, or third-party litigation, any of which could have a material adverse effect on the Company and its results of operations.

      In addition, each restaurant (except for Grandy's restaurants) is subject to licensing with respect to the sale of alcoholic beverages. The loss of licenses or permits by the Company's restaurants to sell alcohol would interrupt or terminate the Company's ability to serve alcoholic beverages at those restaurants and, if a significant number of restaurants were affected, could have a material adverse effect on the Company. The Company believes it has good relations with the various alcoholic beverage authorities.

      The Company also is subject to laws and regulations governing its relationships with employees, including minimum-wage requirements, overtime, reporting of tip income, work and safety conditions and citizenship requirements. Because a significant number of the Company's employees are paid at rates related to the federal minimum wage, an increase in the minimum wage would increase the Company's labor costs. An increase in the minimum-wage rate or employee benefits costs could have a material adverse effect on the Company and its results of operations.

      Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although the Company is not aware of any environmental conditions that require remediation by the Company under federal, state or local law at its properties, the Company has not conducted a comprehensive environmental review of its properties or operations and no assurance can be given that the Company has identified all of the potential environmental liabilities at its properties or that such liabilities would not have a material adverse effect on the financial condition of the Company.

FRAUDULENT TRANSFER CONSIDERATIONS

      Under federal fraudulent transfer and similar laws, if a court were to find, in a lawsuit by an unpaid creditor or representative of creditors of the Company or any Guarantor of the Notes or the Exchange Notes (such as a trustee in bankruptcy or any such person as debtor in possession), that the Company or such Guarantor received less than fair consideration or reasonable equivalent value for incurring the indebtedness represented by the Notes or Exchange Notes or such Guarantor's guarantee, and, at the time of such incurrence, the Company or such Guarantor, as the case may be, (i) was insolvent or was rendered insolvent by reason of such incurrence, (ii) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital or (iii) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts mature, such court could, among other things, (a) void all or a portion of the Company's or such Guarantor's obligations to holders of the Notes or Exchange Notes and/or the liens securing the Notes or Exchange Notes or such Guarantor's guarantee and/or
(b) subordinate the Company's obligations to holders of the Notes or Exchange Notes or such Guarantor's guarantee to other existing and future indebtedness of the Company or such Guarantor and/or subordinate the liens securing the Notes or Exchange Notes or such Guarantor's guarantee to other existing or future liens, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes or the Exchange Notes. The Guarantors' guarantees are subject to insolvency and fraudulent conveyance limitations. See "Description of the Exchange Notes--Guarantors." The Company's ability to make payment on its Notes or Exchange Notes will be dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries in the form of loans, dividends or otherwise. In addition, if a court were to find at the time of the Company's payment of dividends on, or redemption of, the Preferred Stock or the Exchange Preferred Stock that it (i) was insolvent or was rendered insolvent by reason of such action, (ii) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital or (iii) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts mature, then the relevant distribution to holders of the Preferred Stock or the Exchange Preferred Stock could be voided in whole or in part as a fraudulent conveyance and such holders could be required to return the same or equivalent amounts to or for the benefit of existing or future creditors of the Company. The measure of insolvency for purposes of determining whether a transfer is voidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities was greater than the value of all of its property at a fair valuation, or if the present fair saleable value of the debtor's assets was less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency.

POTENTIAL LIMITATION IMPOSED UPON NET OPERATING LOSSES

      As of December 29, 1997, the Company had available net operating loss carryforwards for federal income tax purposes of $135.0 million, expiring in 2003 to 2011. Generally, a cumulative change of greater than 50% in the stock ownership of a corporation within a three-year period (an "ownership change") will, for Federal income tax purposes, limit the amount of pre-ownership change net operating losses that the corporation may use during the post-ownership change period. Whether an ownership change has in fact occurred in any particular case generally entails the resolution of both legal and factual issues which may not be readily determinable. The Company has taken the position that the consummation of the Recapitalization Plan did not result in an ownership change. If such position were to be challenged by the Internal Revenue Service, no assurance may be given as to whether the Internal Revenue Service would ultimately prevail on an assertion that the Recapitalization Plan resulted in an ownership change. In addition, future equity issuances by the Company or Holdings and certain transfers by shareholders of the Company or Holdings, which transfers would not be within the control of the Company, in each case that occur within three years of the consummation of the Recapitalization Plan, could trigger an ownership change when taken together with the change in the stock ownership resulting from the Recapitalization Plan.

LACK OF MARKET

      The Company does not intend to list the Exchange Securities on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the Exchange Securities. However, the Initial Purchaser is not obligated to make a market in the Exchange Securities and any market making may be discontinued at any time without notice. See "Exchange Offer."

YEAR 2000 COMPLIANCE

      The Company utilizes certain programs and operating systems in its organization, including applications used in sales, financial business systems and various administrative functions. To the extent that the Company's software applications or the software applications of its suppliers contain source code that is unable to appropriately interpret the upcoming calendar year 2000 and beyond, some level of modification or replacement of such applications will be necessary. Management does not expect year 2000 compliance costs to have any material adverse impact on the Company. No assurance can be given, however, that all of the Company's systems or systems of its suppliers will be year 2000 compliant or that compliance costs or the impact of the Company's failure to achieve substantial year 2000 compliance will not have a material adverse effect on the Company.

EXCHANGE OFFER PROCEDURES; EFFECTS OF FAILURE TO TENDER OR PROPERLY TENDER

      Issuance of the Exchange Securities in exchange for Securities pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Securities, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Securities desiring to tender such Securities in exchange for Exchange Securities should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Securities for Exchange Securities. Securities that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to provide for the registration under the Act of such Securities. In addition, any holder of Securities who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Securities may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Act in connection with any resale transaction. To the extent that Securities are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Securities could be adversely affected. See "The Exchange Offer." Each broker-dealer that receives Exchange Securities for its own account in exchange for Securities, where such Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See "Plan of Distribution".

                                 USE OF PROCEEDS


      The Company will not receive any proceeds for the exchange pursuant to the Exchange Offer. The gross proceeds from the offering of the Notes and the Units pursuant to the Recapitalization Plan (before deducting fees and expenses) was approximately $190.0 million, and was used to redeem the Old Senior Secured Notes, to repurchase the Subordinated Notes, to repay certain short-term liabilities, to pay fees and expenses of the Recapitalization Plan and for general corporate purposes.


                                 CAPITALIZATION

      The following table sets forth the consolidated capitalization of the Company as of March 30, 1998. The table should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                   AS OF
                                                               MARCH 30, 1998
                                                           ----------------------
                                                           (DOLLARS IN THOUSANDS)
Short-term debt:
 Working capital facility ........................                $      --

 Current portion of capitalized lease obligations                       929
 Current portion of other debt ...................                    1,109
                                                                  ---------
   Total short-term debt .........................                    2,038
                                                                  ---------
Long-term debt:

 Capitalized lease obligations ...................                    7,280

 Other debt ......................................                      644

 Senior Secured Notes ............................                  158,600
                                                                  ---------
   Total long-term debt ..........................                  166,524
                                                                  ---------
Cumulative preferred stock, mandatorily redeemable                   33,239
Common stockholders' equity:

   Common stockholders' deficit ..................                 (104,697)
                                                                  ---------
   Total capitalization ..........................                $  97,104
                                                                  =========

                               SELECTED HISTORICAL
                           CONSOLIDATED FINANCIAL DATA

      The following selected historical consolidated financial data for each of the last five years ended December 27, 1993, December 26, 1994, December 25, 1995, December 30, 1996 and December 29, 1997 has been derived from the consolidated financial statements of the Company which have been audited by Arthur Andersen LLP, independent accountants. The financial data for the thirteen weeks ended March 31, 1997 and March 30, 1998 have been derived from the Company's unaudited financial statements, which in the opinion of management include all adjustments necessary for a fair presentation of the data for interim periods. The results of operations for the thirteen weeks ended March 30, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year. This Selected Historical Consolidated Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.



                                                                          YEAR ENDED
                                                    --------------------------------------------------------
                                                    DEC. 27,   DEC. 26,    DEC. 25,     DEC. 30    DEC. 29,
                                                      1993       1994        1995       1996(1)      1997
                                                   ---------   ---------   ---------   ---------   ---------
                                                                               (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
 Black Angus ....................................  $ 235,345   $ 253,634   $ 243,624   $ 254,946   $ 264,175
 Grandy's .......................................    111,166     109,301     101,839      90,962      78,832
 Other Concepts(2) ..............................     91,398      97,471     100,503      99,516      97,032
                                                   ---------   ---------   ---------   ---------   ---------
   Total Revenues ...............................    437,909     460,406     445,966     445,424     440,039

RESTAURANT COSTS:
 Food and Beverage ..............................    136,255     142,828     138,270     141,032     140,015
 Payroll ........................................    132,292     136,151     134,532     137,104     133,732
 Direct Operating ...............................    109,462     108,382     110,399     114,589     110,502
 Depreciation and Amortization ..................     25,682      26,400      22,819      20,386      19,627
                                                   ---------   ---------   ---------   ---------   ---------
   Total Restaurant Costs .......................    403,691     413,761     406,020     413,111     403,876

General and Administrative Expenses .............     29,895      31,027      31,360      28,086      29,360(3)

Operating Profit before Impairment
Charges(4) ......................................      4,323      15,618       8,586       4,227       6,803

  Interest Expense, Net .........................     23,741      27,691      28,004      27,714      23,985

Net Income (Loss) ...............................  $ (30,006)  $ (12,130)  $ (39,662)  $ (38,461)  $ (20,292)

Ratio of Earnings to Fixed Charges(6)  ..........         --          --          --          --          --

 Deficiency in Earnings to cover Fixed
Charges(6) ......................................    (19,418)    (12,073)    (39,596)    (36,692)    (20,229)

Ratio of Earnings to Fixed Charges and Preferred
 Stock Dividends(7) .............................         --          --          --          --          --

Deficiency in Earnings to cover Fixed Charges and
 Preferred Stock Dividends(7) ...................    (19,418)    (12,073)    (39,596)    (36,692)    (20,229)

Other Data:
Restaurants (end of period) .....................        242         246         248         247         231
Increase (Decrease) in Same-store-sales:
Consolidated (8)(9) .............................        2.1%        3.2%       (5.8)%      (2.9)%      (2.3)%
 Black Angus (excluding late-night
   entertainment)(8)(10) ........................       (5.1)%       1.0%        1.4%        2.3%        1.4%
EBITDA(11) ......................................     35,161      44,201      32,089      26,100      30,713
EBITDAR(12) .....................................     55,766      66,024      54,952      50,913      61,389
Capital Expenditures ............................     11,666      22,178      16,277      13,279       4,650



                                                          THIRTEEN
                                                         WEEKS ENDED
                                                    ---------------------
                                                    MARCH 31,   MARCH 30,
                                                      1997        1998
                                                    ---------   ---------

INCOME STATEMENT DATA:
Revenues:
 Black Angus ....................................   $  69,681   $  70,828
 Grandy's .......................................      20,385      18,475
 Other Concepts(2) ..............................      24,044      22,819
                                                    ---------   ---------
   Total Revenues ...............................     114,110     112,122

RESTAURANT COSTS:
 Food and Beverage ..............................      36,350      35,605
 Payroll ........................................      34,694      33,202
 Direct Operating ...............................      28,306      27,234
 Depreciation and Amortization ..................       4,823       3,749
                                                    ---------   ---------
   Total Restaurant Costs .......................     104,173      99,790

General and Administrative Expenses .............       6,137       5,309

Operating Profit before Impairment
Charges(4) ......................................       3,800       7,023

  Interest Expense, Net .........................       5,925       5,521

Net Income (Loss) ...............................      (2,128)     11,060(5)

Ratio of Earnings to Fixed Charges(6)  ..........          --        1.2x

 Deficiency in Earnings to cover Fixed
Charges(6) ......................................      (2,125)         --

Ratio of Earnings to Fixed Charges and Preferred
 Stock Dividends(7) .............................          --        1.1x

Deficiency in Earnings to cover Fixed Charges and
 Preferred Stock Dividends(7) ...................      (2,125)         --

Other Data:
Restaurants (end of period) .....................         244         230
Increase (Decrease) in Same-store-sales:
Consolidated (8)(9) .............................        (4.8)%       0.5%
 Black Angus (excluding late-night
   entertainment)(8)(10) ........................        (3.3)%       4.0%
EBITDA(11) ......................................       8,513      10,675
EBITDAR(12) .....................................      16,390      17,951
Capital Expenditures ............................       2,272       2,256

BALANCE SHEET DATA:
Cash ............................................  $  20,992   $  15,032   $  10,385   $   7,493   $   5,737
Property and Equipment, Net .....................    181,889     181,496     171,030     101,169      92,322
Total Assets ....................................    291,989     282,438     249,053     172,129     152,011
Long-term Debt, including current portion .......    228,612     226,394     233,011     182,137     181,399
Cumulative Preferred Stock, Mandatorily
 Redeemable .....................................         --          --          --          --          --
Common Stockholders' Equity (Deficit)  ..........     (8,307)    (20,437)    (60,099)    (91,446)   (111,738)

BALANCE SHEET DATA:
Cash ............................................     $   3,377   $   6,209
Property and Equipment, Net .....................       100,610      91,972
Total Assets ....................................       165,869     155,715
Long-term Debt, including current portion .......       183,045     168,562
Cumulative Preferred Stock, Mandatorily
 Redeemable .....................................            --      33,239
Common Stockholders' Equity (Deficit)  ..........       (93,574)   (104,697)

------------------

(1)      The year ended December 30, 1996 includes 53 weeks.


(2) Includes revenues of the Company's Spoons, Spectrum, National Sports Grill and Velvet Turtle divisions.



(3) Includes a $4.1 million non-cash charge for costs associated with closed restaurants, a $0.5 million restructuring charge and a $0.3 million write-off of expenses associated with a sale/leaseback transaction which was not completed, all of which are non-recurring expenses.



(4) Operating profit is stated before non-cash charges for impairment of long-lived assets of $20.2 million in 1995, $13.2 million in 1996 and $3.0 million in 1997.



(5)      Includes a $9.6 million extraordinary gain of extinguishment of debt.



(6) For the purpose of determining the ratio or deficiency of earnings to cover fixed charges, earnings consist of earnings before extraordinary gain or loss, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense representative of the interest factor.



(7) The ratio or deficiency of earnings to fixed charges and preferred stock dividends are the same as the ratio of earnings to fixed charges except that preferred stock dividends are added to fixed charges even though the Company intends to pay such dividends by issuing additional shares of Preferred Stock or Exchange Preferred Stock, as the case may be.



(8) Same store sales are defined as restaurants which have been in operation for the entire prior year.



(9) Excludes Velvet Turtle restaurants. As of February 1997, the Company closed the last Velvet Turtle restaurant.



(10) This presentation excludes results of operations of the Black Angus in-restaurant late-night entertainment and, in 1997, the lunch business in 14 Black Angus restaurants where lunch was discontinued in 1997.



(11) EBITDA is defined as operating profit plus depreciation and amortization and net losses on sale of properties. For the years ended December 27, 1993, December 26, 1994, December 25, 1995, December 30, 1996 and December 29,1997, the net losses on the sale of properties were $5.2 million, $2.2 million, $0.7 million, $1.5 million and $4.3 million respectively. For the thirteen weeks ended March 31, 1997 and March 30, 1998, the amortization of deferred gains, which exceeded losses on the sale of properties, netted to $0.1 million and $0.1 million, respectively. EBITDA should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash flow from operating activities. In connection with the closing of restaurants in 1997, the Company established a closed-unit reserve to which the Company charges ongoing expenses relating to closed restaurants as incurred. Approximately $1.0 million in cash charges is expected to be charged per year to this reserve on an ongoing basis for the next several years.



(12) EBITDAR is defined as EBITDA plus rent expense. EBITDAR has been presented for the purposes of providing information on the Company's operations before giving effect to financing activities such as sale/leaseback transactions and to facilitate comparisons to prior periods. In the second half of 1996, the Company completed $63.4 million of sale/leaseback transactions with the proceeds used to repay $50.5 million of indebtedness at par and for general corporate purposes. As a result of these transactions, annual rent expense increased by $8.0 million. EBITDAR should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash flow from operating activities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS


         The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and notes included elsewhere in this Prospectus. The following discussion should also be read in conjunction with the "Selected Historical Consolidated Financial Data" and "Business" discussions included elsewhere in this Prospectus.


OVERVIEW

         Since the Company's formation in 1987, the Company has been highly leveraged, which has resulted in dedication of significant cash flow to service its debt, and has operated under restrictive covenants and significant liquidity constraints, all of which have limited the Company's operating flexibility and its ability to significantly expand its core Black Angus division. In addition, the Company's growth and profitability have declined as a result of: (i) the strategic decision in 1992 to gradually limit and phase out the Black Angus late-night entertainment operations, (ii) the decline of the Grandy's operations due, in part, to the failure of Grandy's prior management to properly position Grandy's in its markets and (iii) the economic conditions in 1995 in the Company's principal markets. Notwithstanding these factors, the EBITDAR for each of the Company's concepts, except Grandy's, increased from 1993 to 1997. However, the Company's consolidated EBITDAR, which increased from $55.8 million in 1993 to $66.0 million in 1994, declined to $61.4 million in 1997.

         As of December 28, 1992, Black Angus operated 66 in-restaurant lounges which offered disc jockeys, dancing and a focus on the sale of alcoholic beverages during the after-dinner and late-night time periods. While the late-night entertainment business in isolation generated favorable profit margins, management was concerned that this business was negatively affecting the positive, family image of the restaurants and negatively affecting visits by its core customer base of middle-income families and that liability and other expenses associated with the late-night entertainment business were increasing. Black Angus began limiting its late-night entertainment business in 1992 and subsequently, between 1994 and 1997, phased out its late-night entertainment business in 9 to 19 restaurants per year. It currently operates 12 restaurants with late-night entertainment. Management may discontinue the late-night entertainment at some or all of the remaining 12 locations based on an evaluation of their ongoing operations. Management estimates that the late-night entertainment operations generated approximately $9.6 million in annual EBITDA in 1992. The remaining late-night entertainment accounted for approximately $1.8 million of EBITDA in 1997.

         In 1993, Grandy's generated $111.2 million of annual revenues and $19.5 million of annual EBITDAR in the highly competitive quick-service segment. In 1994, Grandy's management adopted a strategy to compete primarily on the basis of price. This strategy positioned Grandy's as a bargain, quick-service restaurant but resulted in significantly lower customer counts and same-store-sales. In the fourth quarter of 1996, the Company restructured Grandy's management team. In connection with the restructuring, Grandy's has closed 21 restaurants, reduced overhead, and revised the pricing, menu and marketing strategies. The Company intends to restore Grandy's to its image of a quick-service, family-dining restaurant concept focused on quality, "home-cooked" meals.

         The Company generates revenues primarily through the sale of food and beverage items at its restaurants. All of the restaurant concepts serve alcoholic beverages except for Grandy's. In addition to food and beverage revenues, Grandy's generates franchise income through the franchising of approximately 60 restaurants. Franchise income has no significant direct costs associated with it. In 1997, the Company generated $2.6 million of franchise income, which is included in the revenues described above.

         The Company's revenues from period to period are affected by the increase or decrease in same-store-sales and the opening of new restaurants or closing of existing restaurants. While the Company's same-store-sales have declined annually by an average of 0.8% per annum for the past five years, the same-store-sales have increased for Black Angus (excluding late-night entertainment) by an average of 1.3% per annum for this period. The Company currently intends to open four additional Black Angus restaurants in 1998 and ten Black Angus restaurants per year thereafter for the next several years. In 1996 and 1997, the Company opened nine new Black Angus restaurants which have generated averaged annualized revenues of $2.8 million per restaurant. There can be no assurances that the Company will generate same-store-sales growth at Black Angus or that the Company will be able to open additional Black Angus restaurants as currently planned or that the performance of new restaurants will be consistent with the performance of the Company's existing restaurants.

         The Company's restaurant costs consist of food and beverage costs, payroll costs, direct operating costs and depreciation and amortization. Direct operating costs include advertising and promotion costs, rent, utilities, operating supplies, repair and maintenance expenses and other restaurant costs. Depreciation and amortization consist of depreciation of fixed assets and amortization of intangibles, including amortization of debt issuance costs, and other assets. While approximately 35% of the Company's restaurant costs are fixed, the Company's food and beverage costs generally remain stable as a percentage of revenues. Payroll costs remain relatively stable as a percentage of revenues but may increase as a result of minimum wage increases. Direct operating costs increase as the Company opens additional restaurants and decrease as equipment leases reach their maturities. As the Company completely exits markets by closing restaurants, advertising expenses in such markets for the departed concept cease, and as the Company opens additional restaurants of the same concept in its existing markets, advertising expense as a percentage of revenues generally declines.

         General and administrative costs include overhead expenses associated with Black Angus' business offices in Los Altos, California, Grandy's offices in Lewisville, Texas and the Company's corporate headquarters in Newport Beach, California. The Black Angus division is generally managed separately from the other divisions and is organized functionally with separate operations, marketing, finance, real estate and human resources departments. Grandy's and the three smaller divisions are each operated independently but share among them certain support functions such as finance, administration and human resources. In addition, at its corporate headquarters, the Grandy's headquarters, and the Company's law department in Los Altos, California, the Company generally provides purchasing, cash management, insurance and other treasury functions, and accounting and legal services, all on a centralized basis. The Company's corporate headquarters provides strategic direction and approves major capital expenditures, annual budgets and all salaries above a specified level.

         In accordance with its business strategy, the Company has implemented a series of cost reduction measures. Since mid-1996, Grandy's closed 21 unprofitable restaurants. In addition, in the fourth quarter of 1996, the Grandy's management team significantly reduced its division overhead. In June 1997, the Company reduced certain corporate salaries and, in the fourth quarter of 1997, relocated and consolidated certain administrative and financial support functions from the corporate offices in Newport Beach, California to the headquarters of Grandy's. This transition was largely completed by December 1997. In 1998, the Company transferred bookkeeping functions for certain of the restaurants to Grandy's headquarters. There can be no assurances that the Company will be able to operate successfully with its reduced overhead.

         The Company's fiscal year ends on the last Monday of each year. As a result, the fiscal years ended December 27, 1993, December 26, 1994, December 25, 1995 and December 29, 1997 had 52 weeks and the fiscal year ended December 30, 1996 had 53 weeks.

RESULTS OF OPERATIONS

         The table below sets forth selected operations data expressed as a percentage of revenues.

                                                                                THIRTEEN
                                                                               WEEKS ENDED
                                                 YEAR ENDED                --------------------
                                       DEC. 25,    DEC. 30,    DEC. 29,    MAR. 31,    MAR. 30,
                                         1995        1996        1997        1997        1998
                                       --------    --------    --------    --------    --------
Revenues ..........................     100.0%      100.0%      100.0%      100.0%      100.0%
Food and Beverage Costs ...........      31.0        31.7        31.8        31.9        31.8
Payroll Costs .....................      30.2        30.8        30.4        30.4        29.6
Direct Operating Costs ............      24.8        25.7        25.1        24.8        24.3
Depreciation and Amortization .....       5.1         4.6         4.5         4.2         3.3
General and Administrative Expenses       7.0         6.3         6.7         5.4         4.7
Operating Profit before Impairment
 Charges (1) ......................       1.9         0.9         1.5         3.3         6.3


(1) Operating Profit is stated before non-cash charges for impairment of long-lived assets.

COMPARISON OF THIRTEEN WEEKS ENDED MARCH 31, 1997 AND MARCH 30, 1998:

         Revenues. Total revenues decreased from $114.1 million in the first quarter of 1997 to $112.1 million in the first quarter of 1998. Same-store-sales increased 0.6%. During the thirteen weeks ended March 30, 1998, the Company closed one restaurant. There were 244 restaurants operating as of March 31, 1997 and 230 operating as of March 30, 1998.

         Black Angus revenues increased 1.6% to $70.8 million in the first quarter of 1998 as compared to the same period in 1997. The increase was due to a $2.6 million increase in same-store-sales (excluding late-night entertainment and discontinued lunch) and a $1.0 million increase related to three new stores opened in the first quarter of 1997 partially offset by a $1.6 million decrease from two closed restaurants, a $0.8 million decrease due to the closure of late-night entertainment at 13 restaurants, and a $0.1 million decrease due to discontinued lunch at one restaurant. The Company closed one restaurant during the thirteen weeks ended March 30, 1998. Same-store-sales increased 4.0% (2.5% including late-night entertainment and discontinued lunch) in 1998.

         Grandy's revenues decreased 9.4% to $18.5 million in the first quarter of 1998 as compared to the same period in 1997. The decrease resulted from a $1.2 million decline due to the closure of 14 poorly performing restaurants during 1997 and a $0.7 million, or a 3.9%, decline in same-store-sales. Franchise revenues were constant.

         Revenues from other concepts (Spoons, Spectrum and National Sports Grill) decreased 5.1% to $22.8 million in the first quarter of 1998 compared to the same quarter in 1997. The decrease resulted from a $0.9 million decline due to the closure of three restaurants during 1997 and $0.3 million, or 1.4%, decline in same-store-sales.

         Food and Beverage Costs. As a percentage of revenues, food and beverage costs decreased slightly from 31.9% in the first quarter of 1997 to 31.8% in the first quarter of 1998.

         Payroll Costs. As a percentage of revenues, labor costs decreased from 30.4% in the first quarter of 1997 to 29.6% in the first quarter of 1998. The decrease was primarily due to lower unit staff payroll costs at Grandy's as a result of closing 14 poorly performing restaurants during 1997.

         Direct Operating Costs. Direct operating costs consist of occupancy, advertising and other expenses incurred by individual restaurants. As a percentage of revenues, these costs decreased from 24.8% in the first quarter of 1997 to 24.3% in the first quarter of 1998. The decrease was primarily due to lower general liability expense and occupancy costs partially offset by higher advertising expenses.

         Depreciation and Amortization. Depreciation and amortization consists of depreciation of fixed assets used by individual restaurants, divisions and corporate offices, as well as amortization of intangible assets. As a percentage of revenues, depreciation and amortization decreased from 4.2% in the first quarter of 1997 to 3.3% in the first quarter of 1998. The decrease was primarily due to the reduction in amortization of deferred debt costs related to the refinancing of the Company's debt in the first quarter of 1998.

         General and Administrative Expenses. General and administrative expenses decreased from $6.1 million in the first quarter of 1997 to $5.3 million in the first quarter of 1998. The decrease was primarily due to a reduction in corporate overhead expenses. General and administrative expenses as a percentage of revenues decreased from 5.4% to 4.7%.

         Operating Profit. Due to the above items, operating profit increased from $3.8 million in the first quarter of 1997 to $7.0 million in the first quarter of 1998. As a percentage of revenues, operating profit increased from 3.3% to 6.3%.

         Interest Expense - Net. Interest expense decreased from $5.9 million in the first quarter of 1997 to $5.5 million in the first quarter of 1998. The decrease was primarily due to the refinancing of the Company's debt in February 1998. The Company's average stated interest rate increased slightly from 12.3% in the first quarter of 1997 to 12.5% in the first quarter of 1998. The weighted average debt balance (excluding capitalized lease obligations) decreased from $171.1 million in the first quarter of 1997 to $166.6 million in the first quarter of 1998.

         Extraordinary Gain. The company recognized an extraordinary gain of $9.6 million on the extinguishment of debt in the first quarter of 1998. This gain resulted from the refinancing of the Company's debt in February 1998.

COMPARISON OF FISCAL YEARS ENDED DECEMBER 25, 1995, DECEMBER 30, 1996 AND DECEMBER 29, 1997:

         Revenues. Total revenues decreased slightly from $446.0 million in 1995 to $445.4 million in 1996 followed by a 1.2% decrease to $440.0 million in 1997. The year ended December 30, 1996 included a 53rd week which added $6.9 million to total revenues. Same-store-sales for 1997 decreased 2.3% from 1996, excluding the 53rd week. Three new restaurants opened during 1997 were offset by the closure of 19 restaurants. There were 248, 247 and 231 restaurants operating at the end of 1995, 1996 and 1997, respectively.

         Black Angus revenues increased 4.6% from $243.6 million in 1995 to $254.9 million in 1996 and then increased 3.6% to $264.2 million in 1997. The increase in 1996 was primarily due to $4.2 million resulting from the 53rd week in 1996, $6.7 million from the addition of three new restaurants in 1995 and six new restaurants in the second half of 1996 and $2.2 million resulting from a 1.0% increase in same-store-sales (excluding late-night entertainment) from dining operations. These increases were offset in part by $1.8 million from the closure of late-night entertainment operations at 11 restaurants in 1996. The increase in 1997 was primarily due to $20.0 million resulting from the addition of nine new restaurants in the second half of 1996 and the first quarter of 1997 and a $3.2 million increase in same-store-sales (excluding late-night entertainment and discontinued lunch). This increase was partially offset by a $5.4 million decrease due to the closure of late-night entertainment operations at 11 restaurants, a $4.2 million decrease from the 53rd week in 1996, a $2.6 million decrease due to discontinued lunch at 14 restaurants and a $1.7 million decrease from two closed restaurants. Same-store-sales increased 1.4% (decreased 2.0% including late-night entertainment and discontinued lunch) in 1997.

         Grandy's revenues decreased 10.7% from $101.8 million in 1995 to $91.0 million in 1996 followed by a 13.3% decrease to $78.8 million in 1997. The decrease in 1996 was due to a $10.3 million decline representing an 11.2% decrease in same-store-sales, a $1.6 million decline from the closure of seven unprofitable restaurants in the second half of 1996 and a $0.2 million decline in franchise income. These decreases were offset in part by $1.3 million of additional revenues in the 53rd week in 1996. The decrease in 1997 resulted from a $6.1 million decline due to the closure of 21 restaurants in the second half of 1996 and, in 1997, a $5.4 million, or a 7.1%, decline in same-store-sales from de-emphasizing discounted sales and $1.3 million from the 53rd week in 1996. These decreases were partially offset by a $0.6 million increase in franchise income. Franchise revenues were $2.2 million, $2.0 million and $2.6 million in 1995, 1996 and 1997, respectively.

         Revenues from other concepts (Spoons, Spectrum and National Sports Grill) decreased 1.0% from $100.5 million in 1995 to $99.5 million in 1996 and then decreased 2.5% to $97.0 million in 1997. The decrease in 1996 was due to a 1.9% decrease in same-store-sales of $1.9 million and $0.6 million from the closure of one Velvet Turtle restaurant in 1995. This decrease was offset in part by $1.4 million in additional revenues from the 53rd week in 1996 and $0.1 million from the addition of two new restaurants in 1995. Revenues declined $2.3 million due to the closure of three restaurants in 1997 and $1.4 million due to the 53rd week in 1996 partially offset by a $1.2 million increase in same-store-sales.

         Food and Beverage Costs. As a percentage of revenues, food and beverage costs increased from 31.0% in 1995 to 31.7% in 1996 and then to 31.8% in 1997. The increase in 1996 was primarily a result of higher grocery expenses.

         Payroll Costs. As a percentage of revenues, labor costs increased from 30.2% in 1995 to 30.8% in 1996 and then decreased to 30.4% in 1997. The increase in 1996 was primarily a result of higher restaurant management costs. The decrease in 1997 was primarily due to lower beverage labor costs at Black Angus as a result of de-emphasizing late-night entertainment operations.

         Direct Operating Costs. Direct operating costs consist of occupancy, advertising and other expenses incurred by individual restaurants. As a percentage of revenues, these costs increased from 24.8% in 1995 to 25.7% in 1996 and then decreased to 25.1% in 1997. The increase in 1996 was due primarily to $3.6 million from increased advertising expenses and $1.8 million from increased occupancy expenses related to the sale/leaseback transactions in the second half of 1996, partially offset by a $1.2 million decrease in general liability insurance expense and other operating costs. The decrease in 1997 was a result of decreased advertising and promotion expenses partially offset by higher occupancy costs.

         Depreciation and Amortization. Depreciation and amortization consists of depreciation of fixed assets used by individual restaurants, division and corporate offices, as well as amortization of intangible assets. As a percentage of revenues, depreciation and amortization decreased from 5.1% in 1995 to 4.6% in 1996 and then decreased to 4.5% in 1997. The decrease in 1996 was primarily due to the non-cash reduction of the historical costs of certain long-lived assets in December 1995 and the sale of certain properties pursuant to sale/leaseback transactions, both of which reduced depreciation and amortization expenses for the assets in 1996. The decrease in 1997 was primarily due to the non-cash reduction of the historical costs of certain long-lived assets and sale/leaseback transactions in 1996.

         General and Administrative Expenses. General and administrative expenses as a percentage of revenues were 7.0% in 1995, 6.3% in 1996 and 6.7% in 1997. The decrease in 1996 was primarily due to decreased division overhead payroll expenses resulting from centralizing the Black Angus bookkeeping functions. The increase in 1997 was primarily due to a $2.8 million increase in non-cash charges for costs associated with closed restaurants and a legal settlement of $0.9 million. This increase was partially offset by reductions of $2.6 million in division and corporate overhead.


         Non-Cash Charge for Impairment of Long-Lived Assets. In 1995, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") Number 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. A history of operating losses necessitated that the Company evaluate the impairment of the Company's long-lived assets, including tangible assets. A detailed analysis of each of the Company's 230 restaurants was completed because the economy and operations of specific restaurants constantly change. In December 1997 certain assets, including fixed assets and certain related intangible assets, were valued at less than their historic costs and resulted in a non-cash charge of $3.0 million. This non-cash charge was 0.7% of revenues. Similar non-cash charges of $13.2 million and $20.2 million were recorded in 1996 and 1995, respectively.


         Operating Profit. As a result of the items discussed above, operating profit improved from an operating loss of $11.6 million in 1995 to an operating loss of $9.0 million in 1996 and then improved to an operating profit of $3.8 million in 1997 (an operating profit of $8.6 million, $4.2 million and $6.8 million in 1995, 1996 and 1997, respectively, before the non-cash charge for impairment of long-lived assets). The Company's divisions are not uniform in revenues, size or profitability. For example, for the fiscal year ended 1997, Black Angus had an operating profit of $21.2 million while Grandy's had an operating loss of $2.4 million. The other concepts had a net operating profit of $4.4 million. These amounts exclude corporate general and administrative expenses not allocated to the divisions.

         Interest Expense - Net. Interest expense decreased from $28.0 million in 1995 to $27.7 million in 1996 and then decreased to $24.0 million in 1997. The average interest rate on Company borrowings was 11.5%, 11.7% and 12.3% for 1995, 1996 and 1997, respectively. Average borrowings (excluding capitalized lease obligations) decreased from $217.7 million in 1995 to $208.2 million in 1996 and then decreased to $171.7 million in 1997. Average borrowings declined in 1997 due to the payment of $44.1 million in principal on the Old Senior Secured Notes in the second half of 1996.

         Income Taxes. Income taxes increased from a provision of $66,000 in 1995 to $81,000 in 1996 and then decreased to $63,000 in 1997. The provisions represent amounts provided for certain minimum state income taxes.

         Extraordinary Loss. An extraordinary loss of $1.7 million occurred in 1996 with the extinguishment of a prior term loan. This extraordinary loss resulted from a non-cash charge to expense for capitalized debt costs associated with the debt repaid. There were no extraordinary losses in 1995 or 1997.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of liquidity are cash flow from operations and borrowings under its credit facilities. The Company requires capital principally for the acquisition and construction of new restaurants, the remodeling of existing restaurants and the purchase of new equipment and leasehold improvements. As described above, the Company has operated under significant liquidity constraints which have limited its operational flexibility and ability to expand its core Black Angus division. As of March 30, 1998, the Company had cash of approximately $6.2 million.

         In general, restaurant businesses do not have significant accounts receivable because sales are made for cash or by credit card vouchers which are ordinarily paid within three to five days, and do not maintain substantial inventory as a result of the relatively brief shelf life and frequent turnover of food products. Additionally, restaurants generally are able to obtain trade credit in purchasing food and restaurant supplies. As a result, restaurants are frequently able to operate with working capital deficits, i.e., current liabilities exceed current assets. At March 30, 1998, the Company had a working capital deficit of $35.0 million.

         In addition to its leverage, the Company has had significant rent expenses, which increased substantially in 1996 due to the completion of the sale/leaseback transactions described below. The Company's aggregate rent expense for 1997 was $30.7 million.

         The Company estimates that capital expenditures of $6.0 million to $10.0 million are required annually to maintain and refurbish its existing restaurants. In addition, the Company spends approximately $10.0 million to $13.0 million annually for repairs and maintenance which are expensed as incurred. Other capital expenditures, which are generally discretionary, are primarily for the construction of new restaurants and for expanding, reformatting and increasing the capacity of existing restaurants and for general corporate purposes. Total capital expenditures were $16.3 million in 1995, $13.3 million in 1996, and $4.6 million in 1997. New store capital expenditures included in these amounts were $3.6 million, $4.8 million and $0.4 million for 1995, 1996 and 1997, respectively. The Company estimates that capital expenditures in 1998 will be approximately $12.0 million. The Company intends to open new restaurants with small capital outlays and to finance most of the expenditures through operating leases.

         On March 13, 1996, Holdings completed a private placement of its Holdings Debentures with a face value of $17.0 million producing aggregate proceeds of approximately $7.1 million. Substantially all of the net proceeds of the offering were contributed by Holdings to the Company. The net proceeds were used by the Company for general corporate purposes.

         In the second half of 1996, the Company completed sale/leaseback transactions, under which it sold certain land, buildings, and other improvements relating to 24 Black Angus restaurants, 30 Grandy's restaurants and two Spoons restaurants for an aggregate sale price of $63.4 million and simultaneously executed long-term leases under which it will continue to operate the restaurants. The leases call for initial aggregate annual rent payments of $8.0 million with scheduled future increases. The proceeds of the transactions were used to redeem at par a portion of its Old Senior Secured Notes in the amount of $45.4 million, representing principal and interest thereon; to repay bank debt and interest thereon and to partially cash collateralize outstanding letters of credit in a combined amount of $7.4 million; and for fees and expenses of such transactions as well as a consent solicitation relating to the Old Senior Secured Notes, with the balance used by the Company to make capital expenditures and to purchase other assets. The Company recorded an extraordinary loss on extinguishment of debt relating to the write-off of capitalized debt costs in the amount of $1.7 million and a $2.2 million loss on disposition of assets underlying certain leases. In addition, a $5.9 million gain related to the Black Angus sale/leasebacks was deferred and will be amortized over the initial term of the underlying leases.

         The Company has on numerous occasions been in default or failed to comply with certain covenants under certain agreements relating to its outstanding indebtedness and accordingly the Company has been required to obtain amendments and waivers from its lenders.

         In March 1997 holders of the Company's Old Senior Secured Notes consented to an amendment which provided for an increase of $10 in the stated principal amount for each $1,000 in stated principal amount of consenting noteholders. This resulted in an increase of approximately $1.6 million in the stated principal amount of the Old Senior Secured Notes and $1.2 million in the actual outstanding principal amount of the Old Senior Secured Notes.

         In September 1997, the Company failed to make the $40.5 million payment that was due under the sinking fund provisions of its Old Senior Secured Notes. The Company was late, but within the grace period, in paying the quarterly interest of $4.1 million on its Old Senior Secured Notes which was due September 15, 1997. The Company was restricted from paying the quarterly interest of $1.2 million on its Subordinated Notes which was due September 15, 1997 and December 15, 1997. In December 1997, the Company was late, but within the grace period, in paying the quarterly interest of $4.1 million on its Old Senior Secured Notes which was due December 15, 1997.

         On February 25, 1998 the Company completed the Recapitalization Plan which included, among other things, the issuance by the Company of (a) $155.0 million of the Notes and (b) 35,000 Units, each Unit consisting of $1,000 initial liquidation preference of Preferred Stock and one common stock purchase warrant initially to purchase 2.66143 shares of the Common Stock at an initial exercise price of one cent per share. Also as part of the Recapitalization Plan, the Company concurrently (a) redeemed at par Old Senior Secured Notes of $126.4 million together with accrued and penalty interest thereon and repaid certain other interest-bearing short-term liabilities, (b) repurchased its Subordinated Notes at 65% of the aggregate principal amount of $45.0 million together with accrued and penalty interest thereon, and canceled the related warrants to purchase common stock of Holdings, and (c) established a $15.0 million New Credit Facility to include letters of credit. Letters of credit outstanding after the Recapitalization Plan were $3.9 million. A quarterly fee of 0.5% per annum is payable on the unused portion of the revolving credit facility and a fee of 2.5% per annum is payable on outstanding letters of credit.

         As an additional component of the Recapitalization Plan, Holdings extended the accretion period on its Holdings Debentures, from June 15, 1999 to maturity on December 15, 2005, and amended certain provisions of the Holdings

Debentures. The Holdings Debentures now accrete at a rate of 14.25%, compounded semi-annually. Certain holders of the Holdings Debentures with an accreted value of approximately $10.8 million surrendered such debentures for cancellation and received $3.6 million principal amount of the Notes, in addition to the $155.0 million of the Notes sold as mentioned above.

         Substantially all assets of the Company are pledged to its senior lenders. In addition, the subsidiaries have guaranteed the indebtedness owed by the Company and such guarantee is secured by substantially all of the assets of the subsidiaries. In connection with such indebtedness, contingent and mandatory prepayments may be required under certain specified conditions and events. There are no compensating balance requirements.

         Although the Company is highly leveraged, based upon current levels of operations and anticipated growth, the Company expects that cash flows generated from operations together with its other available sources of liquidity will be adequate to make required payments of principal and interest on its indebtedness, to make anticipated capital expenditures and to finance working capital requirements. The Company's ability to meet its debt service obligations and to grow will depend upon its future performance, which will be subject to general economic conditions, its ability to achieve cost savings and other financial, business and other factors affecting the operations of the Company, many of which are beyond its control. The Company does not expect to generate sufficient cash flow from operations in the future to pay the Notes upon maturity and, accordingly, it expects to refinance all or a portion of such debt, obtain new financing or possibly sell assets. There can be no assurance that any such refinancing or asset sales would be possible or would not contain terms and conditions that could have a material adverse effect on the Company and its results of operations. See "Risk Factors--High Leverage; Rent Expense; Ability to Service Debt."

         The Company's net operating loss carryforwards may be subject to significant limitations on use or elimination under applicable provisions of the Internal Revenue Code of 1986, as amended, as a result of changes in ownership of the Company. See "Risk Factors--Potential Limitation Imposed Upon Net Operating Losses."

YEAR 2000 COMPLIANCE

         The Company utilizes certain programs and operating systems in its organization, including applications used in sales, financial business systems and various administrative functions. To the extent that the Company's software applications or the software applications of its suppliers contain source code that is unable to appropriately interpret the upcoming calendar year 2000 and beyond, some level of modification or replacement of such applications will be necessary. Management does not expect year 2000 compliance costs to have any material adverse impact on the Company. See "Risk Factors--Year 2000 Compliance."

RECENT ACCOUNTING PRONOUNCEMENTS


         SFAS No. 130 Reporting Comprehensive Income and SFAS No. 131 Disclosures About Segments of an Enterprise and Related Information were issued in 1997 and are effective for periods ending after December 15, 1997. In 1998, the Company adopted SFAS No. 130 and there were no differences between the Company's net income (loss), as reported, and comprehensive income. SFAS No. 131 was also adopted in 1998 and the Company anticipates providing segment disclosures of its three restaurant segments: "Black Angus", "Grandy's" and "Other Concepts", as of December 28, 1998. "Other Concepts" includes the Company's Spoons, Spectrum and National Sports Grill divisions.


         Statement of Position ("SOP") No. 98-5 Reporting on the Costs of Start-Up Activities was issued in April 1998. SOP No. 98-5 requires costs of start-up activities and organizational costs to be expensed as incurred. The Company has historically accumulated costs incurred in connection with opening a new restaurant and amortized these costs over the initial year of operations. Any previously deferred preopening costs as of the beginning of fiscal year 1999 will be recognized as the cumulative effect of an accounting method change. New restaurant openings are typically staggered throughout the year and, therefore, the Company does not anticipate the adoption of SOP No. 98-5 to materially affect the Company's financial statements. Deferred preopening costs were immaterial as of March 30, 1998.

NET OPERATING LOSSES

         As of December 29, 1997, the Company had available net operating loss carryforwards for federal income tax purposes of $135.0 million, expiring in 2003 to 2012. Generally, a cumulative change of greater than 50% in the stock ownership of a corporation within a three-year period (an "ownership change") will, for Federal income tax purposes, limit the amount of pre-ownership change net operating losses that the corporation may use during the post-ownership change period. Whether an ownership change has in fact occurred in any particular case generally entails the resolution of both legal and factual issues which may not be readily determinable. The Company presently takes the position that the consummation of the Recapitalization Plan did not result in an ownership change. If such position were to be challenged by the Internal Revenue Service, no assurance may be given as to whether the Company would ultimately prevail on its assertion that the Recapitalization Plan did not result in an ownership change. In addition, future equity issuances by the Company or Holdings and certain transfers by shareholders of the Company or Holdings, which transfers would not be within the control of the Company, in each case that occur within three years of the consummation of the Recapitalization Plan, could trigger an ownership change when taken together with the change in the stock ownership resulting from the Recapitalization Plan.


IMPACT OF INFLATION

         Although inflationary increases in food, labor or operating costs could adversely affect operations, the Company has generally been able to offset increases in cost through price increases, labor scheduling and other management actions.

                                    BUSINESS

OVERVIEW

         The Company operates five restaurant concepts, consisting of Black Angus (101 restaurants), Grandy's (89 restaurants), Spoons (18 restaurants), Spectrum (15 restaurants) and National Sports Grill (6 restaurants). Each of the Company's restaurant concepts, except Grandy's, has demonstrated an increase in EBITDAR from 1993 to 1997. The Company's largest division, Black Angus, is the largest steakhouse chain west of the Mississippi River and has been ranked the first or second best steakhouse chain in the United States by Restaurants & Institutions magazine's "Choice in Chains" annual survey in each of the last ten years. Black Angus restaurants are full-service restaurants featuring steak and prime rib, and also serve chicken and seafood entrees. Through its high-quality food offerings, friendly service and familiar, rustic Western decor, Black Angus has developed a loyal customer base since its inception in 1964. Black Angus generated 60% of the Company's revenues in 1997 and increased its EBITDAR (excluding late-night entertainment, which has been phased out at most of its restaurants) from $27.3 million in 1993 to $44.5 million in 1997.

         The Company's other three restaurant concepts that had EBITDAR increases are: (i) Spoons, a casual-style restaurant concept featuring fajitas, salads and hamburgers; (ii) Spectrum, consisting of upscale Northern Italian, American and Mexican restaurants; and (iii) National Sports Grill, consisting of sports-theme restaurants featuring generous portions and microbrewery beers. These concepts generated in the aggregate 22% of the Company's revenues in 1997 and increased their aggregate EBITDAR from $10.2 million in 1993 to $14.4 million in 1997.

         Grandy's, the Company's second largest division, is a family-oriented, quick-service, country-kitchen style restaurant, which provides its customers with quality, "home-cooked" food at value prices with conveniences such as drive-thru service. Grandy's experienced a decline in its performance during the last several years. In the fourth quarter of 1996, the Company restructured the management team at Grandy's in an effort to return the division to its historical image. Grandy's, which generated 18% of the Company's revenues, experienced a decline in its EBITDAR from $19.5 million in 1993 to $8.1 million in 1996 and had an EBITDAR of $11.0 million in 1997. To position itself for improved performance, Grandy's has (i) closed 21 unprofitable restaurants, (ii) reduced its advertising expenses, (iii) reduced division overhead, (iv) modified its pricing strategy and (v) developed a new advertising campaign.

BUSINESS STRATEGY

         The Company has implemented a business strategy designed to enhance the growth of its core Black Angus division, reduce corporate overhead and improve the performance of the Grandy's division. In addition, the Company plans to selectively expand its other divisions.

         Enhance Growth of Black Angus. Black Angus' restaurant operations generated 60% of the Company's revenues in 1997 and realized an increase in EBITDAR (excluding late-night entertainment, which has been phased out at most of its restaurants), from $27.3 million in 1993 to $44.5 million in 1997. This growth has been driven by an increase in average same-store-sales, improving EBITDAR margins and strategically opening additional restaurants. The Company's strategy is to continue its same-store-sales growth through its successful television advertising campaigns, suggestive sales through on-table promotions, its reputation for high-quality food and service and leveraging its 33-year old Black Angus name. For the year ended December 29, 1997, Black Angus (excluding late-night entertainment) had a 1.4% same-store-sales increase as compared to the year ended December 30, 1996. The Company also intends to expand the Black Angus division through the opening of new restaurants. The Company currently intends to open four additional Black Angus restaurants in 1998 and ten new restaurants per year thereafter for the next several years. The Company plans to open these restaurants where it can leverage the well known Black Angus name and the strong advertising base (approximately 5% of Black Angus' revenues per year).

         Reduce Overhead. The Company has implemented a strategy designed to reduce overhead. In 1997, the Company reduced certain corporate salaries, eliminated certain redundant corporate functions and relocated and consolidated certain administrative and financial support functions from the corporate office to the headquarters of Grandy's. In 1998, the Company plans to transfer accounting activities for certain of its restaurants from the restaurants to the Grandy's headquarters, similar to the accounting transition from the Black Angus restaurants to the Black Angus headquarters that was completed in 1996. These efforts, most of which have been completed, are expected to result in an aggregate of $3.4 million of overhead cost savings per year.

         Improve Grandy's Performance. The plan of Grandy's restructured management team is to (i) identify and close unprofitable stores, (ii) reduce overhead, (iii) restore Grandy's image from a price-point competitor to a quality quick-service/family-dining restaurant and (iv) improve customer counts. Since mid-1996, Grandy's has closed 21 unprofitable restaurants which in the aggregate lost $1.7 million of annual EBITDA. In addition, Grandy's reduced its division overhead by $1.7 million for the year ended December 29, 1997 as compared to 1996. Most recently, the new management team reconfigured the menu to focus on increasing its average check through the sale of whole meals and reduced single-item discounting in its marketing strategy. Management believes that, as a result of Grandy's new strategy, Grandy's has increased its revenue per customer 5.0% from $3.79 in 1996 to $3.98 in 1997. In furtherance of the plan, the Company has successfully tested a new advertising campaign in Grandy's markets and intends to introduce a full-scale campaign in all Grandy's markets in 1998.

         Other. The Company's Spoons, Spectrum and National Sports Grill concepts are smaller divisions representing 39 of the Company's 229 restaurants. Following the Offering, the Company may selectively expand each of these divisions by one or two restaurants per year.

         Although the Company has no current arrangements to sell any restaurants or divisions, the Company will review opportunities to sell restaurants in its smaller divisions from time to time. In addition, the Company may convert certain Company-operated Grandy's restaurants to franchised operations through the sale of these restaurants to franchisees. No assurances can be given as to whether the Company will sell any restaurants or if it elects to sell restaurants the amount of consideration it will receive in such sales. Upon the sale of restaurants, the Company may be required by the terms of the Indenture and the Preferred Stock to apply the proceeds in a specified manner. See "Description of the Notes--Certain Covenants" and "Description of Preferred Stock--Covenants."

BLACK ANGUS

         General. The Company's largest division, Black Angus, is the largest steakhouse chain west of the Mississippi River and has been ranked the first or second best steakhouse chain in the United States by Restaurants & Institutions magazine's "Choice in Chains" annual survey in each of the last ten years. As of March 30, 1998, Black Angus operated 101 full-service restaurants which feature steak and prime rib, and also serve chicken and seafood entrees. Through its high-quality food offerings, friendly service and familiar, rustic Western decor, Black Angus has developed a loyal customer base since its inception in 1964. Black Angus' restaurant operations generated 60% of the Company's revenues in 1997 and increased its EBITDAR (excluding late-night entertainment, which has been phased out at most of its restaurants), from $27.3 million in 1993 to $44.5 million in 1997.

         Black Angus restaurants are typically located in highly visible and heavily traveled areas in or near retail and commercial businesses. The restaurants are generally freestanding and generally range in size from 6,600 to 12,000 square feet, seating approximately 350 customers. Black Angus restaurants are distinctively Western in their design and feature booth seating for dining. They are generally open for lunch from 11:30 a.m. to 4:00 p.m. and for dinner from 4:00 p.m. to 10:00 p.m.

         As of December 28, 1992, Black Angus operated 66 in-restaurant lounges which offered disc jockeys, dancing and a focus on the sale of alcoholic beverages during the after-dinner and late-night time periods. While the late-night entertainment business in isolation generated favorable profit margins, management was concerned that this business was negatively affecting the positive, family image of the restaurants and negatively affecting visits by its core customer base of middle-income families and that liability and other expenses associated with the late-night entertainment business were increasing. Black Angus began limiting its late-night entertainment business in 1992 and subsequently, between 1994 and 1997, phased out its late-night entertainment business in 9 to 19 restaurants per year. It currently operates 12 restaurants with late-night entertainment. Management may discontinue the late-night entertainment at some or all of the remaining 12 locations based on an evaluation of their ongoing operations. Management estimates that the discontinued late-night entertainment operations generated approximately $7.8 million in annual EBITDA in 1992.

         Menu Strategy. Black Angus restaurants are targeted to appeal to middle-income couples and families, emphasizing quality and value, by offering moderately priced entrees. The menu emphasizes prime rib and steak and also includes chicken, fish and lighter accompanying items. Currently, 28% of the menu's entrees are non-beef. In order to capitalize on consumer desires for lighter, quicker meals, Black Angus has introduced a lunch menu with most items guaranteed to be served within ten minutes.

         In 1997, the average check per person was $8.86 at lunch and $15.44 at dinner. In 1997, dinner, excluding beverages, accounted for approximately 68% of revenues while lunch accounted for approximately 11% of revenues. Beverage sales accounted for approximately 21% of total revenues.

         Advertising and Promotion. Black Angus concentrates on television as the most effective medium for reaching its highly concentrated markets. The television advertisements feature price points which convey Black Angus' high-value image and emphasize the excellent food quality. Management believes that the Black Angus advertising campaign is effective at attracting customers to its restaurants without significant discounting. For 1997, Black Angus spent $13.5 million on advertising and promotion expenses, representing 5.1% of Black Angus' revenues. The Company intends to open restaurants in markets which will enable the new restaurants to benefit from existing television advertising campaigns and brand recognition.

GRANDY'S

         General. Founded in 1973, Grandy's operates 89 restaurants located principally in Texas, Oklahoma and Kansas. Grandy's is a family-oriented, quick-service concept. Grandy's differentiates itself from other fast-food restaurants by offering comparable prices and speed, but with the quality and ambiance of a full-service restaurant. For example, Grandy's serves meals to its customers on ceramic plates and provides stainless flatware. In addition to its company-operated restaurants, as of March 30, 1998 the Company franchised 60 Grandy's restaurants primarily in the southern United States. Grandy's restaurants are generally freestanding and are located near shopping malls or other highly visible, heavily traveled areas. The restaurants range in size from 3,800 to 5,200 square feet and have dining areas which generally seat 130 to 220 customers. All restaurants offer self-service beverages with free refills, and all but two restaurants have drive-thru service. Grandy's restaurants are generally open from 6:00 a.m. to 10:00 p.m. and serve breakfast, lunch and dinner. Grandy's differentiates itself from its competitors by offering complete home-style meals with limited service. For 1997, Grandy's generated $78.8 million of revenues or 18% of consolidated revenues.

         In 1993, Grandy's generated $111.2 million of annual revenues and $19.5 million of annual EBITDAR in the highly competitive quick-service segment. In 1994, Grandy's management adopted a strategy to compete primarily on the basis of price. This strategy positioned Grandy's as a bargain, quick-service restaurant but resulted in significantly lower customer counts and same-store-sales. In the fourth quarter of 1996, the Company restructured Grandy's management team. In connection with the restructuring, Grandy's has closed 21 restaurants, reduced overhead, and revised the pricing, menu and marketing strategies. The Company intends to restore Grandy's to its image of a quick-service, family-dining restaurant concept focused on quality, "home-cooked" meals. Grandy's EBITDAR has decreased from $19.5 million for 1993 to $8.1 million in 1996 and was $11.0 million in 1997.

         Menu Strategy. The menu features fried and grilled chicken, grilled-chicken sandwiches, chicken nuggets and country-fried steak, served with a choice of vegetable plus mashed potatoes, gravy and rolls. Grandy's bakes these rolls on its premises for freshness, which provides a higher standard to Grandy's food offering. Grandy's has also introduced pre-packaged salads for both drive-thru and in-store customers. Breakfast is an important part of the Grandy's concept and includes scrambled eggs with cheese, bacon, sausage, hot cakes, freshly baked cinnamon rolls and biscuits, coffee and juice. Many restaurants have breakfast bars either daily or on weekends. Grandy's does not serve alcoholic beverages. Unlike most other restaurant chains, Grandy's is strong during each of the three dining periods that it serves daily. In 1997, breakfast, lunch and dinner accounted for 22%, 42% and 36% of revenues, respectively. Most recently, the new management team reconfigured the menu to focus on the sale of whole meals and meal pricing and reduced single-item discounting in its marketing strategy. As a result, Grandy's has increased its average breakfast check 2.4%, from $2.52 to $2.58, and its average lunch/dinner check 6.7%, from $4.34 to $4.63 in 1997 as compared to 1996. Approximately 50% of Grandy's revenues were for consumption in the dining room as opposed to takeout.

         Advertising and Promotion. Grandy's concentrates on television as the most effective medium for reaching its highly concentrated markets. Grandy's also relies on print advertising in its smaller markets and, to a lesser extent, in its principal markets. Grandy's has tested new television advertising in its markets. Based on the results of these tests, Grandy's intends to roll out this advertising program in each of its markets. In 1997, Grandy's spent $3.3 million on advertising expenses, representing 4.3% of Grandy's revenues.

         Franchising. As of March 30, 1998, the Company franchised 60 Grandy's restaurants primarily in the southern United States and the Company intends to continue its franchising activities.

         The Company's franchise agreements generally require initial fees of $15,000 to $25,000 per restaurant and ongoing royalties of approximately 4% of sales (3% for some older franchises). The Company provides certain support functions for franchisees, including initial training and ongoing monitoring and consultations. The Company does not provide financing for franchisees. In 1997, Grandy's generated $2.6 million of franchise income.

SPOONS

         General. Spoons, founded in 1978, operates 18 casual-style restaurants in California. Spoons restaurants are generally freestanding, located in heavily traveled areas, range in size from 5,500 to 8,000 square feet and seat approximately 200 customers. These full-service restaurants average a 40-minute table turnover and offer booth and table seating in a casual, highly energetic atmosphere. In addition, each restaurant has a lounge area which also serves food. Spoons provides the customer with a fresh, value-oriented alternative to traditional quick-service restaurants. Spoons restaurants are generally open from 11:00 a.m. to 12:00 midnight and feature the same menu all day. Spoons generated $34.5 million or 8% of the Company's revenues in 1997.

         Menu Strategy. Spoons restaurants offer full service with a menu featuring baby back ribs; hamburgers; french fries; fajitas (steak, chicken and tuna); marinated tuna and steak sandwiches; soft tacos; pasta platters; salads; and "Tex-Mex" appetizers such as nachos, "buffalo" wings and quesadillas. Although the typical Spoons customer is in the 18-49 age group, the Company believes that the Spoons California grill concept and menu have a wide appeal encompassing couples, families and senior citizens. The average time from placing to serving an order is under ten minutes. In 1997, the average food check per person was $7.62. Lunch and dinner accounted for 36% and 48% of revenues, respectively, in 1997, with beverages accounting for 16% of revenues.

         Advertising and Promotion. The Company concentrates on freestanding newspaper inserts as the most effective medium for reaching its highly concentrated markets.

SPECTRUM

         General. Spectrum, founded in 1970, operates 15 unique, upscale, specialty restaurants in California. All restaurants focus on "authentic" Northern Italian, contemporary American or Mexican cuisine. The division includes four "Prego", three "Tutto Mare", two "MacArthur Park" and six other restaurants which, although operated under different names, generally concentrate on Northern Italian food. Spectrum restaurants vary in size and physical type but are primarily located proximate to concentrations of young professionals and other upper-income customers. The restaurants are generally open from 11:00 a.m. to 12:00 midnight. Spectrum generated $46.8 million or 11% of the Company's revenues in 1997.

         Menu Strategy. Each Spectrum restaurant focuses on preparing "authentic" cuisine of the featured country, with daily specials depending on the restaurant. The restaurants are usually built with an open kitchen and all food is prepared fresh with an emphasis on quality and service. In 1997, excluding beverages, dinner accounted for approximately 49% of revenues with an average food check of $18.56 per person, while lunch accounted for approximately 21% of revenues with an average food check of $14.59 per person. Beverages, primarily wine by the bottle or the glass and served with meals, accounted for approximately 30% of revenues in 1997. Beverage revenues as a percentage of total revenues have remained stable over the past three years.

         Advertising and Promotion. Due to the unique cuisine and atmosphere of each of its restaurants, Spectrum does relatively little advertising, relying instead on word-of-mouth. A modest amount of advertising for individual restaurants is done in magazines and several of the restaurants conduct promotional events. Spectrum has developed a successful "frequency building" program called "Table One" with approximately 18,000 members who earn gift certificates or other prizes based on expenditures in the restaurants.

NATIONAL SPORTS GRILL

         National Sports Grill, founded in 1993, operates six sports-theme restaurants. This concept offers a menu featuring generous portions and microbrewery beers and provides multiple video telecasts of national and regional sporting events as well as interactive video games and other sporting-related games. National Sports Grill generated $15.6 million or 3% of the Company's revenues in 1997.

         National Sports Grill restaurants are freestanding and generally range in size from 10,000 to 17,000 square feet, seating approximately 200 to 300 customers. The restaurants feature a bar, a dining area, a billiards area, sports related video games and multiple video screens throughout. National Sports Grill restaurants are typically open from 11:00 a.m. to 2:00 a.m.

RESTAURANT MANAGEMENT

         The Company has five distinct divisions. The Black Angus division is generally managed separately from the other divisions and is organized functionally with separate operations, marketing, finance, real estate and human resources departments. Grandy's and the three smaller divisions are each operated independently but share among them certain support functions such as finance, administration and human resources. In addition, at its corporate headquarters, the Grandy's headquarters and the Company's law department offices, the Company generally provides purchasing, cash management, insurance and other treasury functions, and accounting and legal services, all on a centralized basis. The Company's corporate headquarters provides strategic direction and approves major capital expenditures, annual budgets and all salaries above a specified level.

         The Company's cash management system is highly sophisticated with controls down to the server level. Restaurants are required to make daily deposits of cash and the Company uses a centralized cash concentration system which sweeps all of its cash accounts on a daily basis. There is a central accounts payable and check writing system with roughly 7,200 vendors profiled on the system.

         The Company uses a combination of in-house and outside-contracted services for its management information system needs. In-house systems include a point-of-sale system for each restaurant and stand-alone computing at the restaurant, division and corporate levels. The Company contracts for payroll services and for mainframe-based data processing.

         Each restaurant is staffed with a General Manager who is directly responsible for the operation of the restaurant, including product quality, cleanliness, service, inventory, cash control and the appearance and conduct of store employees. Except for Grandy's, most restaurants also have one or two Assistant Managers and a Chef. Managers and supervisory personnel train other restaurant employees in accordance with detailed procedures and guidelines prescribed by each division.

         General Managers are supervised by District Managers, each of whom is responsible for approximately seven restaurants. District Managers, General Managers, Assistant Managers and Chefs are eligible for bonuses under each division's extra compensation program, for which goals and objectives are established based on the profitability, sales and other factors relating to the restaurants.

PURCHASING AND DISTRIBUTION

         To ensure standards of quality and to maximize pricing efficiencies, a central Purchasing Department coordinates the supply of almost all restaurant items. The Company purchases products throughout the United States and abroad through agreements with various food-service vendors. None of the Company's vendors supply the Company exclusively and no material agreements exist. The Company routinely uses public, cold-storage facilities and makes forward commitments in order to establish the availability and price of key food items such as beef and seafood. In order to achieve more favorable terms, the Company recently chose to concentrate its distribution among certain of its vendors but believes that it could replace any of these distributors, if necessary, on a timely basis.

COMPETITION AND MARKETS

         All aspects of the restaurant business are highly competitive. Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition. The competitive environment is often affected by factors beyond a particular restaurant management's control, including changes in the public's taste and eating habits, population and traffic patterns and economic conditions. The Company's restaurants compete with a wide variety of restaurants, ranging from national and regional restaurant chains to locally owned restaurants. Competition from other restaurant chains typically represents the more important competitive influence, principally because of their significant marketing and financial resources. Many of the Company's competitors have substantially greater financial, marketing, personnel and other resources than the Company. In addition, competition is not limited to a particular segment of the restaurant industry because fast-food restaurants, steakhouses and casual-dining restaurants are all competing for the same consumer's dining dollars. The Company believes that its principal competitive strengths lie in the distinctive atmosphere and food presentation offered; the value, variety and quality of food products served; the quality and training of its employees; the experience and ability of its management; and the economies of scale enjoyed by the Company because of its size and geographic concentration. The Company continually monitors consumer tastes and adjusts and updates its menus accordingly.

EMPLOYEES

         At March 30, 1998, the Company employed approximately 11,800 persons, of whom approximately 10,900 were hourly employees in restaurants, approximately 700 were salaried employees in restaurants (Managers and Chefs) and approximately 200 were hourly and salaried employees in divisional and corporate management and administration. Approximately 63% of the hourly restaurant employees work on a part-time basis (25 hours or less per week). None of the Company's facilities are unionized. The Company believes it provides competitive compensation and benefits to its employees and that its employee relations are good.

REGULATIONS

         Each restaurant is subject to licensing and regulation by state and local health, sanitation, safety, fire and other departments. In addition, each restaurant (except for Grandy's) is subject to licensing with respect to the sale of alcoholic beverages. The loss of licenses or permits by the Company's restaurants to sell alcohol would interrupt or terminate the Company's ability to serve alcoholic beverages at those restaurants and, if a significant number of restaurants were affected, could have a material adverse effect on the Company. The Company believes it has good relations with the various alcoholic beverage authorities.

         The Company is subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and other working conditions. Substantially all of the Company's restaurant employees are paid at rates related to the federal and state minimum wage, and, accordingly, increases in the minimum wage increase the Company's labor costs.

         In June 1996, the Company signed Tip Reporting Alternative Commitment
(TRAC) agreements with the Internal Revenue Service ("IRS") for all divisions that have tipped employees. This program gives the Company partial immunity from both past and future audits of employer-paid FICA taxes on tips reported by employees. In exchange, the Company must encourage employees to comply with tip reporting laws through quarterly educational materials. The Company is also required to maintain detailed records for each tipped employee. The IRS has the ability to terminate the TRAC agreements at any time, thereby eliminating the Company's audit protection, if the Company's procedures are inadequate or tip reporting by the Company's employees does not increase.

SERVICE MARKS

         The Company regards its service marks and trademarks as important to the identification of its restaurants and believes they have significant value in the conduct of its business. The Company has registered various service marks and trademarks with the United States Patent and Trademark Office. In addition, certain marks have been registered in the State of California, in various other states and in certain foreign countries.

SEASONALITY

         The Company's restaurant revenues and profitability are not subject to significant seasonal fluctuations.

LEGAL PROCEEDINGS

         On January 28, 1998, a complaint was filed in Superior Court of the State of California, County of Los Angeles by an affiliate of Trivest, Inc. ("Trivest") against the Company seeking monetary and equitable relief relating to the previously terminated agreement between the Company and Trivest for the sale of the Black Angus division. On January 30, 1998, the Company reached an agreement with Trivest to settle the litigation.

         The Company is involved in various litigation incidental to its business, including claims arising out of personal injuries, employment practices, worker's compensation cases and contract lawsuits, the claims for which sometimes involve substantial damages. Based on information presently available, management does not believe that the outcome of such litigation will have a material adverse effect on the Company's financial position, business or results of operations.

PROPERTIES

         Of the 229 restaurants operated by the Company on March 30, 1998, the Company owns the land and building for six, owns the building and leases the land for 93, and leases both land and building for the remaining 130 restaurants. In addition, the Company currently leases the land for five, and leases both the land and the building for 11 restaurants which are now closed (of which six are sub-leased to others). Most of the Company's restaurants are freestanding and range from approximately 4,000 square feet for a Grandy's restaurant to as much as 17,000 square feet for the Company's other restaurants. Most of the Company's leases provide for the payment of the greater of a set base rental or a percentage rental of up to 6% of gross revenues, plus real estate taxes, insurance and other expenses. When the Company has so desired, it generally has been able to renew its restaurant leases as they expire. However, there can be no assurance that the Company will be able to do so in the future.

         In addition, the Company owns the land and building for the Grandy's headquarters in Lewisville, Texas, and leases office space for its other divisions and corporate headquarters in Los Altos and Newport Beach, California.

         The following table sets forth, as of March 30, 1998, the number of Company-operated restaurants by division and state of operation:

          NUMBER OF COMPANY-OPERATED RESTAURANTS BY STATE AND DIVISION

                                                               National     Total
                 Black                                          Sports    Number of
State            Angus      Grandy's    Spoons     Spectrum     Grill    Restaurants
                 -----      --------    ------     --------    --------  -----------
California        56           0          18          15          6           95
Texas             --          64          --          --         --           64
Oklahoma          --          16          --          --         --           16
Washington        10          --          --          --         --           10
Arizona            9          --          --          --         --            9
Minnesota          6          --          --          --         --            6
Colorado           5          --          --          --         --            5
Kansas            --           5          --          --         --            5
Oregon             5          --          --          --         --            5
Indiana            3          --          --          --         --            3
Florida           --           3          --          --         --            3
Hawaii             2          --          --          --         --            2
Nevada             2          --          --          --         --            2
New Mexico         1           1          --          --         --            2
Alaska             1          --          --          --         --            1
Utah               1          --          --          --         --            1
                ----        ----        ----        ----       ----         ----

Total            101          89          19          15          6          229
                ====        ====        ====        ====       ====         ====

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         Set forth below is certain information about the Company's directors and each of its executive officers and key management personnel. Unless otherwise specified, each person holds the same position with both the Company and Holdings. The TCW Investors (as defined herein), which purchased more than 50% of the Units, entered into the Securityholders Agreement with holders of the Common Stock relating to the election of directors which, subject to the terms and conditions thereof, provides that the Company's Board of Directors will consist of five members, two of whom will be management nominees, two of whom will be nominees of the TCW Investors and one of whom, the Remaining Director, will be an independent director designated by the Initial Purchaser, provided that after the Public Company Date (as defined herein), the TCW Investors and management will mutually choose the Remaining Director and the Initial Purchaser will no longer have any right to designate a director. See "Securityholders Agreement."



       NAME                   AGE            POSITION WITH THE COMPANY
---------------------------------------------------------------------------------------------------
Anwar S. Soliman              60       Chairman, Chief Executive Officer, Director

Ralph S. Roberts              55       President and Chief Operating Officer, Director

William J. McCaffrey, Jr.     51       Vice President

Wilfred H. Partridge          68       Vice President-- Purchasing, the Company

Patrick J. Kelvie, Esq.       46       Vice President, Secretary and General Counsel

Ken A. Di Lillo               43       Vice President-- Finance, Treasurer and Assistant Secretary

Robert D. Beyer               38       Director, the Company

George G. Golleher            50       Director, the Company

Jeffry K. Weinhuff            43       Director, the Company


         Officers are elected by the Board of Directors and serve at the discretion of the Board.

         Anwar S. Soliman. Mr. Soliman has served as Chairman, Chief Executive Officer and a Director of the Company since its organization in 1986. Prior to joining the Company, Mr. Soliman was Executive Vice President of W. R. Grace & Co. ("Grace") and Group Executive of the Grace Restaurant Group, which he started in 1977. Mr. Soliman spent 22 years with Grace in various executive positions. He is also a trustee of the Orange County Museum of Art and a member of the Board Council of Boys Hope of California. Mr. Soliman received both a B. Commerce and an M.B.A. from Alexandria University and a Ph.D. from New York University.

         Ralph S. Roberts. Mr. Roberts has served as a Director of the Company since 1991 and has served as the President and Chief Operating Officer of the Company since 1986. Mr. Roberts has over 30 years of experience in the restaurant industry and before joining the Company was Deputy Group Executive of Operations of the Grace Restaurant Group and Vice President of Grace. Prior to joining Grace in 1980, he was Vice President of the Stouffer Restaurant Division and President and co-founder of the Rusty Scupper restaurants. Mr. Roberts received a B.A. from Princeton University.


         William J. McCaffrey, Jr. Mr. McCaffrey has served as Vice President since 1986 and as Chief Financial Officer of Black Angus since June 1998. Mr. McCaffrey served as a Director of the Company from 1991 to 1998 and as the Chief Financial Officer, Treasurer and Assistant Secretary of the Company from 1986 to 1998. Prior thereto he was Chief Financial Officer of the Grace Restaurant Group, having spent 12 years with Grace. For eight years, Mr. McCaffrey was assistant to the Chief Executive Officer of Grace. He received a B.S., M.E. from the University of Notre Dame and an M.B.A. from Harvard University.

         Wilfred H. Partridge. Mr. Partridge has served as Vice President responsible for purchasing and distribution for the Company since 1986. Mr. Partridge has extensive experience in the restaurant industry encompassing purchasing, production and distribution, as well as restaurant operations, and was President of Grace Restaurant Services before joining the Company. Mr. Partridge served as Vice President of Purchasing, Production and Distribution with Marriott Corporation (Bob's Big Boy Division) for 19 years. He served as Director of Manufacturing and Distribution for Foodmaker Company (Jack-in-the-Box) and also operated his own restaurants in the San Diego area. He received a B.A. in Commercial Science from Benjamin Franklin University.


         Patrick J. Kelvie. Mr. Kelvie has served as General Counsel of the Company since 1987 and Secretary of the Company since 1989. Mr. Kelvie was elected Vice President of the Company in 1998. From 1987 to 1989, Mr. Kelvie was an Assistant Secretary of the Company. Between 1978 and 1987, Mr. Kelvie held various legal counsel positions for Saga Corporation. Mr. Kelvie received a B.A. from the University of California at Berkeley and a J.D. from Harvard Law School.



         Ken A. Di Lillo. Mr. Di Lillo was elected as the Treasurer and Assistant Secretary of the Company in 1998. Mr. Di Lillo has served as the Vice President -- Finance of the Company since June 1998 and as Corporate Controller since 1989. Prior thereto, he was Corporate Manager -- Financial Reporting at Nissan Motor Acceptance Corporation ("NMAC"), having spent six years with NMAC. Mr. Di Lillo received a B.B.A. from Cleveland State University and is a Certified Public Accountant registered by the Accountancy Board of Ohio.


         Robert D. Beyer. Mr. Beyer was elected as a Director of the Company in 1998. Mr. Beyer has served as Group Managing Director of Trust Company of the West ("TCW") since 1995. Mr. Beyer was Co-Chief Executive Officer of Cresent Capital Corporation, a registered investment advisor, from 1991 until its acquisition by TCW in 1995. From 1986 to 1991, Mr. Beyer was a member of the Investment Banking Department of Drexel Burnham Lambert, Incorporated. From 1983 to 1986, Mr. Beyer was a member of the Investment Banking Department of Bear, Stearns & Co., Inc. Mr. Beyer is also a Director of Fred Meyer, Inc.

         George G. Golleher. Mr. Golleher was elected as a Director of the Company in 1998. Mr. Golleher has served as Chief Executive Officer of Ralphs Grocery Company ("Ralphs") since January 1996 and was Vice Chairman from June 1995 to January 1996. Mr. Golleher was a Director of F4L Supermarkets since its inception in 1989 and was the President and Chief Operating Officer of F4L Supermarkets from January 1990 until its merger with Ralphs. From 1986 through 1989, Mr. Golleher served as Senior Vice President- Finance and Administration of the Boys Markets, Inc. Mr. Golleher served as a Director of Dominick's Finer Foods, Inc. from March 1995 until October 1996 and currently serves as a Director of Ralphs.

         Jeffry K. Weinhuff. Mr. Weinhuff was elected as a Director of the Company in 1998. Mr. Weinhuff has served as Executive Vice President and Director of Corporation Finance of Jefferies & Company, Inc. since May 1990. Mr. Weinhuff is also a Director of Jefferies & Company, Inc.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation for services rendered in all capacities which the Company paid to or accrued for the Chief Executive Officer and each of the other four most highly compensated executive officers.

                            SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                              ------------------------------
                           ANNUAL COMPENSATION                                       AWARDS          PAYOUTS
----------------------------------------------------------------------------  -------------------    -------
                                                                                           NUMBER
                                                                 OTHER        RESTRICTED     OF                       ALL
       NAME AND                                                  ANNUAL         STOCK      OPTIONS/     LTIP         OTHER
  PRINCIPAL POSITION       YEAR       SALARY       BONUS     COMPENSATION(a)   AWARD(S)     SARS      PAYOUTS    COMPENSATION(b)
  ------------------       ----       ------       -----     ---------------   --------     ----      -------    ---------------
Anwar S. Soliman           1997    $  945,793     $     0       $ 99,975          --         --          --         $24,300
(Chairman and CEO)         1996     1,233,640           0         96,125          --         --          --          24,303
                           1995     1,233,640           0         62,660          --         --          --          18,002

Ralph S. Roberts           1997       558,181           0         50,360          --         --          --          13,050
(President and COO)        1996       704,935           0         48,295          --         --          --           8,351
                           1995       704,935           0         28,230          --         --          --           8,351

William J. McCaffrey, Jr.  1997       252,500           0          3,850          --         --          --          17,525
(Chief Financial Officer)  1996       325,000           0          5,680          --         --          --          14,846
                           1995       311,539      30,000              0          --         --          --           9,571

Wilfred H. Partridge       1997       225,308           0         5,900           --         --          --           7,038
(Vice President--          1996       290,000           0         7,610           --         --          --           5,754
Purchasing)                1995       279,231      30,000             0           --         --          --           5,884

Patrick J. Kelvie          1997       188,077           0             0           --         --          --           1,512
(Secretary and             1996       175,000           0             0           --         --          --           1,312
General Counsel)           1995       175,000           0             0           --         --          --           1,262

------------------
(a) Amounts shown are for reimbursement during the fiscal year for the payment of premiums and income taxes thereon relating to executive life and disability plans. In addition, Holdings and the Company maintain key man life insurance policies for the benefit of Holdings and the Company on Messrs. Soliman and Roberts.

(b) Amounts shown in this column for the last fiscal year include the following: group term life insurance premiums of $24,300, $13,050, $15,286 and $5,040 for Messrs. Soliman, Roberts, McCaffrey and Partridge, respectively; and Company matching contributions to a 401(k) plan of $2,239, $1,998 and $1,512 for Messrs. McCaffrey, Partridge and Kelvie, respectively.

EMPLOYMENT AGREEMENTS

         The following table sets forth, with respect to each executive officer who has entered into an employment agreement with the Company, the base salary for such officer provided for therein together with the termination date of such agreement:

                                                                                   TERMINATION
NAME OF INDIVIDUAL        CAPACITY IN WHICH SERVED                 BASE SALARY        DATE
------------------        ------------------------                 -----------     -----------
Anwar S. Soliman          Chairman and Chief Executive Officer      $740,184         12/31/98

Ralph S. Roberts          President and Chief Operating Officer      422,961         12/31/98

Wilfred H. Partridge      Vice President - Purchasing                174,000         12/31/98

         Each of the employment agreements entered into between the Company and such executive officers provides, among other things, for adjustments to the base salaries and automatic extensions of the termination date. The agreements also provide for certain other benefits, including, in the case of Mr. Soliman, one year's severance pay equal to his then salary in the event of disability or death; in the case of Mr. Roberts, one year's severance pay in the event of death and salary for the remainder of the calendar year in the event of disability; in the case of Mr. Partridge, six months' severance pay in the event of death and salary for the remainder of the calendar year in the event of disability. The employment agreements of Mr. Soliman and Mr. Roberts each provide six months' severance pay if either executive terminates his employment for cause. None of the Company's employment agreements provides for any continuing salary obligations in the event of termination by the Company for cause.

STOCK OPTION PLANS

         The Company expects to adopt a stock option plan (the "New Plan") for the grant of options to the management of the Company and select employees of the Company and its subsidiaries. The Company expects that the New Plan will provide for options for up to 15% of the diluted number of shares of Common Stock of the Company.

SAVINGS PLAN

         The Company currently has the American Restaurant Group Savings and Investment Plan (the "Savings Plan"), which is a 401(k) plan established for the benefit of employees who have satisfied certain requirements. These requirements include completion of one year of service with a minimum of 1,000 hours worked. Subject to applicable limits imposed on tax qualified plans, eligible employees may elect pre-tax contributions up to 18.5% of a participant's total earnings for a calendar year (but not in excess of $9,500 for 1997). The Company makes matching contributions to the Savings Plan equal to 25% of the participant's contributions up to 6% of the participant's earnings. A participant is entitled to a distribution from the Savings Plan upon termination of employment and any such distribution will be in a lump sum form. Distributable benefits are based on the value of the participant's individual account balance which is invested at the direction of the participant in one or a combination of six investment funds, none of which include investments in the Company. Under certain circumstances, a participant may borrow amounts held in his account under the Savings Plan. Based upon the Savings Plan vesting schedule, as of 1997, 100% of the Company matching contributions were vested for Messrs. McCaffrey, Partridge and Kelvie.

EXECUTIVE INSURANCE PLANS

         The Company has made available an executive disability insurance plan to Messrs. Soliman, Roberts, McCaffrey and Partridge which provides supplemental disability income based on a percentage of their respective monthly salaries. In 1997, the cost to the Company of such disability insurance for these executives was $52,500.

         Messrs. Soliman, Roberts, McCaffrey and Partridge and their dependents also participate in an executive medical plan which covers all of their medical and dental expenditures. In 1997, the cost to the Company of this plan for these executives as a group was $31,200.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's common stock (as if the Warrants and any other outstanding warrants were exercised), as of May 4, 1998, by (i) each of the Company's directors, (ii) the Chief Executive Officer and certain other highly compensated executive officers of the Company, (iii) all executive officers and directors as a group and (iv) each person believed by the Company to own beneficially more than 5% of the Company's outstanding common stock. Pursuant to the Voting Trust Agreement, Anwar S. Soliman controls Holdings and, accordingly, together with his direct ownership of Common Stock and the New Voting Trust Agreement (as described below), effectively controls the voting of all (without giving effect to the exercise of Warrants and any other outstanding warrants) the outstanding Common Stock, subject to the terms of the Securityholders Agreement. See "American Restaurant Group Holdings, Inc.--Voting Trust Agreement and Other Agreements", "--Securityholders Agreement" and "Risk Factors--Concentration of Ownership and Control of the Company."

                                        AMOUNT AND NATURE OF            PERCENT OF           PERCENT OF
NAME AND ADDRESS                        BENEFICIAL OWNERSHIP        OUTSTANDING CLASS      DILUTED CLASS(1)
----------------                        --------------------        -----------------      ----------------
Anwar S. Soliman                              19,990(2)                    8.6%                 15.6%
Roberts Family Limited Partnership             9,702                       7.6                   4.2
William J. McCaffrey, Jr                       2,426                       1.9                   1.0
Wilfred H. Partridge                           2,426                       1.9                   1.0
Patrick J. Kelvie                                387                       0.3                   0.2
Robert D. Beyer (3)                               --                        --                    --
George G. Golleher (4)                            --                        --                    --
Jeffry K. Weinhuff                                --                        --                    --
American Restaurant Group                     93,150                      72.7                  40.0
Holdings, Inc. (5)
All directors and officers of the             34,931                      27.3                  15.0
Company as a group (8 persons)
TCW Investors (6)                             55,558(7)                     --                  23.9

------------------

(1)    Gives effect to the exercise of all outstanding warrants.

(2) Does not include shares of the Common Stock which Mr. Soliman is deemed to be the owner of pursuant to the New Voting Trust Agreement.

(3) Does not include shares deemed to be beneficially owned by the TCW Investors (as defined herein). Robert D. Beyer is a Group Managing Director of TCW, of which TCW Group (see footnote 7) and the TCW Investors are affiliates. Mr. Beyer shares investment power for the following TCW Investors: TCW Shared Opportunity Fund II L.P., TCW Leveraged Income Trust, L.P. and TCW Shared Opportunity Fund IIB, LLC. See footnote 6.

(4) George G. Golleher was elected Director of the Company, as nominee of the TCW Investors. See "--Securityholders Agreement."

(5) Anwar S. Soliman owns 228,577 shares of Holdings common stock, representing 46.4% of the outstanding common stock of Holdings. In addition, Mr. Soliman is deemed to be the owner, pursuant to the Voting Trust Agreement, of an additional 175,963 shares of Holdings common stock. See "Risk Factors--Concentration of Ownership and Control of the Company."

(6) TCW Shared Opportunity Fund II, L.P., TCW Leveraged Income Trust, L.P., Brown University and TCW Shared Opportunity Fund IIB, LLC.

(7) Represents warrants which are immediately exercisable at a nominal price per share. Includes warrants beneficially owned by the TCW Investors and of which TCW Asset Management Company and certain affiliates which control voting and investment power in their capacity as general partner, investment manager or manager of the TCW Investors (the "TCW Group"), disclaims beneficial ownership.

         All of the Company's Management Stockholders have entered into a voting trust agreement (the "New Voting Trust Agreement") dated February 25, 1998 in accordance with which Anwar S. Soliman, Chairman and Chief Executive Officer of the Company, exercises, as voting trustee, all voting and substantially all other rights to which such shareholders would otherwise be entitled until the earlier of August 15, 2005 or the earlier termination of the New Voting Trust Agreement. As a result, Mr. Soliman is considered the beneficial owner of approximately 86.9% of the outstanding shares of the Company's common stock (approximately 47.8% on a diluted basis). In addition, the Management Stockholders have entered into other agreements pursuant to which such holders were granted registration rights substantially identical to the rights granted to the holders of the Warrants pursuant to the Securityholders' Agreement. Each of the Management Stockholders is also party to a subscription agreement with Holdings which provides such stockholder certain rights with respect to shares of Holdings common stock held by such stockholder. See "Description of the Warrants".

         As of May 4, 1998, holders of the Company's Preferred Stock held warrants for 41% of the Common Stock on a diluted basis.

SECURITYHOLDERS AGREEMENT


         In connection with the Recapitalization Plan, each of Holdings, the Management Stockholders, Jefferies & Company, Inc. (the "Initial Purchaser" of the Notes), and TCW Shared Opportunity Fund II, L.P., TCW Leveraged Income Trust, L.P., Brown University and TCW Shared Opportunity Fund IIB, LLC (collectively, the "TCW Investors") and TCW Asset Management Company entered into a securityholders agreement concerning the Company (the "Securityholders Agreement"). The Securityholders Agreement provides that the parties will agree to vote all of their shares of the Company's equity securities so that the composition of the Company's Board of Directors consists of five members, two of whom will be management nominees, two of whom will be nominees of the TCW Investors and one of whom, the Remaining Director, will be an independent director designated by the Initial Purchaser; provided that after the date that is 45 days after the date upon which underwritten primary public offerings of Common Stock of the Company pursuant to effective registration statements under the Securities Act have resulted in 35% of the Company's Common Stock (measured on a fully diluted basis after giving effect to such offerings) being sold to the public and in the Company's Common Stock being listed for trading on any of the New York Stock Exchange, the NASDAQ National Market or the American Stock Exchange (the "Public Company Date"), the TCW Investors and management will mutually choose the Remaining Director and the Initial Purchaser will no longer have any right to designate a director. The Securityholders Agreement does not limit the rights of the holders of the Preferred Stock under the Certificate of Designation to elect additional directors to serve on the Company's Board of Directors in certain circumstances.


         The Securityholders Agreement also provides that (i) in the event that Holdings sells or transfers any of its shares of Company equity securities, directly or indirectly, the TCW Investors have the option to include its Company equity securities in such sale or transfer on the same terms as Holdings' sale or transfer, (ii) the TCW Investors have a right of first refusal with respect to any sale of equity securities by the Company or a party to the Securityholders Agreement (other than Management Stockholders) to purchase the equity securities being sold; and (iii) the TCW Investors have the nontransferable right to approve certain major corporate transactions concerning the Company, including mergers and consolidations, sales of any capital stock of the Company's Subsidiaries, a sale of a material amount of the assets and properties of the Company, transactions with affiliates and amendments to the Company's Certificate of Incorporation and Bylaws. In addition, the Securityholders Agreement provides that certain of the TCW Investors' purchasers will receive payments from the Company with respect to withholding obligations as a result of their ownership of the Preferred Stock, which amount shall not exceed $125,000 per year. None of the rights under the Securityholders Agreement are transferable by the TCW Investors.

                    AMERICAN RESTAURANT GROUP HOLDINGS, INC.

         Holdings was incorporated in 1993. Currently, Holdings owns 72.7% of the outstanding common stock of the Company and does not have any other assets.

HOLDINGS DEBENTURES


         In December 1993, Holdings issued $88.6 million aggregate principal amount of Holdings Debentures at a significant discount. In March, 1996, Holdings issued an additional $17.0 million aggregate principal amount of Holdings Debentures at a significant discount. Substantially all of the proceeds from the sale of the Holdings Debentures were contributed to the Company. In connection with the Recapitalization Plan, certain holders of the Holdings Debentures received $3.6 million principal amount of Notes and surrendered for cancellation approximately $10.8 million accreted value of Holdings Debentures. At June 29, 1998, the accreted value of the remaining Holdings Debentures was $87.9 million. In addition, the indenture relating to the Holdings Debentures (the "Holdings Indenture") was amended (the "Amendment") pursuant to the Second Supplemental Indenture dated February 24, 1998. The following summary of the material terms of the Holdings Debentures does not purport to be complete and is qualified by reference to the Holdings Indenture and the Amendment.


         Ranking. The Holdings Debentures are senior unsecured obligations of Holdings. None of the Company or any of its subsidiaries has guaranteed the Holdings Debentures.


         Interest and Maturity. Pursuant to the Amendment, the terms of the Holdings Debentures were amended as of February 25, 1998 to provide that the Debentures will accrete at a rate of 14.25% per annum through maturity on December 15, 2005 to $245,679,000.


         Redemption. Pursuant to the Amendment, at the option of Holdings, the Holdings Debentures may be redeemed in whole or from time to time in part at any time at a redemption price equal to 100% of their accreted value.

         Restrictive Covenants. The Holdings Indenture imposes certain limitations, among others, on the ability of (i) Holdings to make payments in respect of Holdings' capital stock, (ii) Holdings and its subsidiaries to incur additional indebtedness, (iii) Holdings and its subsidiaries to engage in transactions with its affiliates, (iv) Holdings and its subsidiaries to allow to become effective any payment restrictions with respect to any subsidiary, (v) Holdings to incur any liens, (vi) Holdings and its subsidiaries to consummate certain asset sales, (vii) subsidiaries of Holdings to issue preferred stock,
(viii) Holdings to permit the Company to issue any of its capital stock, and
(ix) Holdings to merge or sell all or substantially all of its assets or property. Pursuant to the Amendment, these covenants will be amended to, among other things, permit consummation of the Offering and to permit certain additional exceptions to these covenants.

         Events of Default and Remedies. The following are Events of Default under the Holdings Indenture: (a) failure to pay principal of the Holdings Debentures when due; (b) failure to pay any interest on the Holdings Debentures when due, continued for 30 days; (c) failure to perform any covenant in the indenture continued for 30 days after written notice; (d) failure by Holdings or any Subsidiary to perform any term, covenant, condition or provision of other indebtedness in an aggregate principal amount of $10 million or more, which failure results in an acceleration of the maturity thereof; (e) certain events of bankruptcy or insolvency; and (f) the entering of final judgments not covered by insurance for the payment of money which in the aggregate at any one time exceeds $10 million, which shall remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days after such judgment becomes final and nonappealable.

         Net Proceeds Offering. Holdings is required, upon certain asset sales or the receipt of cash, by dividend or otherwise, to offer to purchase with the net proceeds thereof the Holdings Debentures at a price equal to 100% of their accreted value to the date of purchase.

         Change of Control Offer. Upon the occurrence of a change of control, each holder of Holdings Debentures has the right to require the repurchase of such holder's Holdings Debentures at a purchase price equal to 101% of the accreted value thereof to the date of purchase.

VOTING TRUST AGREEMENT AND OTHER AGREEMENTS

         All of Holdings' management stockholders have entered into the Voting Trust Agreement in accordance with which Anwar S. Soliman, Chairman and Chief Executive Officer of the Company and Holdings, exercises, as voting trustee, all voting and substantially all other rights to which such stockholders would otherwise be entitled with respect to shares of Holdings common stock until the earlier of August 15, 2005 or the earlier termination of the Voting Trust Agreement. See "Risk Factors--Concentration of Ownership and Control of the Company." Each of the management stockholders is also party to a subscription agreement with Holdings which provides such stockholder certain rights with respect to shares of Holdings common stock held by such stockholder.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

         The following summaries are qualified in their entirety by reference to the definitive agreements and instruments described herein.

NEW CREDIT FACILITY

         The Company and certain of its subsidiaries entered into the New Credit Facility on February 25, 1998 with BankBoston, N.A., as agent, and a group of banks in an aggregate principal amount of $15.0 million. The New Credit Facility includes a letter of credit facility in the principal amount of availability of up to $10.0 million, which may be used only by the subsidiaries of the Company party to the New Credit Facility to support certain insurance, workers' compensation and performance or payment obligations of such subsidiaries. At May 4, 1998, the Company had $5.1 million of letters of credit outstanding under the New Credit Facility. The New Credit Facility matures on February 25, 2001.

         The New Credit Facility provides for a quarterly commitment fee and fees payable on outstanding letters of credit. Borrowings under the New Credit Facility, at the Company's option, bear interest at BankBoston, N.A.'s prime rate plus 1.0% or the applicable eurodollar rate plus 2.5%.

         The New Credit Facility is secured, subject to the Intercreditor Agreement, by a first-priority security interest in the Collateral. See "--Intercreditor Agreement and Collateral Documents."

         The New Credit Facility contains financial and other covenants, including, without limitation, (i) restrictions on the incurrence of indebtedness, leases, liens and contingent obligations, (ii) restrictions on mergers, acquisitions, sales of assets, investments and transactions with affiliates, (iii) restrictions on dividends and other payments with respect to shares of the Company's capital stock, (iv) restrictions on redemptions, prepayments and distributions with respect to certain debt, (v) restrictions on amendments to the Indenture, agreements relating to capital stock and certain other agreements, (vi) a prohibition on engaging in businesses unrelated to the business currently conducted by the Company and (vii) minimum debt service coverage, minimum interest coverage and maximum leverage.

         Events of Default under the New Credit Facility include, among others,
(i) any failure of the Company to pay amounts owing under the New Credit Facility, subject, except in the case of principal, to a two-day grace period,
(ii) the breach by the Company or any of its subsidiaries of any covenants, representations or warranties contained in the New Credit Facility, (iii) any failure to pay amounts due under other indebtedness or contingent obligations of the Company or any of its subsidiaries or defaults that result in or permit the acceleration of such indebtedness or contingent obligations, if the aggregate amount of such indebtedness or contingent obligations exceeds a specified amount, (iv) certain events of bankruptcy, insolvency or dissolution of the Company or any of its subsidiaries and (v) certain changes of control of the Company.

INTERCREDITOR AGREEMENT AND COLLATERAL DOCUMENTS

         Pursuant to mortgages, deeds of trust, personal property security agreements, pledge agreements, a trademark security agreement and a cash collection account agreement, in each case executed and delivered by the Company and/or the Subsidiary Guarantors (as amended or supplemented, collectively, the "Collateral Documents"), the Company and the Subsidiary Guarantors granted to the Trustee, as Collateral Agent (the "Collateral Agent"), a first-priority security interest in a portion of the owned or leased real property, in a substantial portion of the owned personal property, in substantially all of the accounts receivable of the Company and its Restricted Subsidiaries and a pledge of all of the capital stock of the Company's Restricted Subsidiaries and proceeds of the foregoing (collectively, the "Collateral") for the benefit of the holders of the Notes and the Exchange Notes and the lenders under the New Credit Facility. Pursuant to an intercreditor agreement executed among the Trustee and the agents for the lenders under the New Credit Facility (the "Intercreditor Agreement"), proceeds from the sale of the Collateral are first to be applied to repay Indebtedness outstanding under the New Credit Facility (with the principal amount thereof not to exceed $20,000,000), if any, and thereafter paid to the Trustee for the benefit of the holders of the Notes and the Exchange Notes. The Collateral Agent will be directed by the agent under the New Credit Facility, and not the Trustee under the Indenture, unless amounts due under the New Credit Facility have been paid in full or 180 days have elapsed from the occurrence of an Event of Default under the Indenture. See "Description of the Exchange Notes--Collateral."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

         The Preferred Stock and $155 million in aggregate principal amount of the Notes were originally issued and sold on February 25, 1998 to the Initial Purchaser pursuant to a Purchase Agreement between the Company and the Initial Purchaser (the "Purchase Agreement"); $3.6 million in aggregate principal amount of the Notes was originally issued to certain holders of the Holdings Debentures in exchange for cancellation of approximately $10.8 million accreted value of Holdings Debentures. The offer and sale of the Securities was not required to be registered under the Act in reliance upon the exemption provided by Section 4(2) of the Act. As a condition to the Purchase Agreement, the Company and the Initial Purchaser entered into the Registration Rights Agreement on February 25, 1998. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission a registration statement under the Securities Act with respect to the Exchange Offer following the Issue Date, (ii) to use its reasonable best efforts to cause such registration statement to become effective under the Securities Act at the earliest possible time thereafter, but in no event later than 150 days after the Issue Date, and (iii) upon effectiveness of the registration statement, to commence the Exchange Offer. The purpose of the Exchange Offer is to fulfill the Company's obligations with respect to the Registration Rights Agreement and the Purchase Agreement. See "Registration Rights Agreement."

         As a result of the effectiveness of the Registration Statement of which this Prospectus is a part, payment of certain liquidated damages provided for in the Registration Rights Agreement will not occur. Following the consummation of the Exchange Offer, holders of Notes and shares of Preferred Stock will not have any further registration rights and the Notes and Preferred Stock will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Notes and Preferred Stock could be adversely affected.

TERMS OF THE EXCHANGE OFFER


         Upon the terms and subject to the conditions set forth in this Prospectus and in the applicable Letter of Transmittal, the Company will accept
(i) any Notes in principal amounts of $1,000 validly tendered and not withdrawn prior to the Expiration Date and (ii) any and all shares of Preferred Stock validly tendered and not withdrawn prior to the Expiration Date. The Company will issue (i) Exchange Notes in principal amounts of $1,000 for each $1,000 principal amount outstanding of the Notes and (ii) one share or a partial share of Exchange Preferred Stock in exchange for each share or partial share of Preferred Stock, accepted in the Exchange Offer. Holders may tender some or all of their Notes or shares of Preferred Stock pursuant to the Exchange Offer. Holders of Preferred Stock who tender their shares in exchange for Exchange Preferred Stock shall be deemed have tendered to exchange any shares of Preferred Stock received as dividends in respect of the tendered Preferred Stock.


         The form and terms of the Exchange Notes and the Exchange Preferred Stock are the same as the form and terms of the Notes and the Preferred Stock except that the Exchange Notes and the shares of Exchange Preferred Stock will have been registered under the Securities Act and hence will not bear legends restricting their transfer pursuant to the Securities Act.


         As of the date of this Prospectus, $158,600,000 principal amount of Notes and 35,000 shares of Preferred Stock were outstanding. As of August 15, 1998, 1,995 shares of Preferred Stock will be issued as dividends on the 35,000 shares of Preferred Stock currently outstanding. Only a registered holder of the Notes and the Preferred Stock (or such holder's legal representative or attorney-in-fact) as reflected on the records of the transfer agent and registrar for the Notes or the Preferred Stock may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Notes or the Preferred Stock entitled to participate in the Exchange Offer.


         Holders of the Preferred Stock do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Certificate of Designations for the Preferred Stock in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

         The Company shall be deemed to have accepted validly tendered Notes or shares of Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Notes or the Preferred Stock for the purposes of receiving the Exchange Notes or the Exchange Preferred Stock from the Company.

         If any tendered Notes or shares of Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Notes or shares of Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Notes or shares of Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable Letter of Transmittal, transfer taxes with respect to the exchange of Notes or shares of Preferred Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

         Each broker-dealer that receives Exchange Notes or Exchange Preferred Stock for its own account in exchange for Notes or Preferred Stock, where such Exchange Notes or Exchange Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes or Exchange Preferred Stock. See "Plan of Distribution."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


         The Exchange Offer shall expire on the Expiration Date. The term
"Expiration Date" means 12:00 a.m., New York City time, on    , 1998, unless the
Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by the Company, shall expire. The Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to United States Trust Company of New York (the "Exchange Agent") and, unless otherwise required by applicable law or regulation, by making a press release prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension of the Exchange Offer, all Securities previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.


         The Company reserves the right, (i) to delay accepting any Notes or shares of Preferred Stock, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or
(iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the terms of the Exchange Offer are amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Notes and the Preferred Stock, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

         Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely press release.

PROCEDURES FOR TENDERING

         Only a registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a book-entry transfer facility) whose name appears on a security listing as the owner of the Notes or the Preferred Stock) of Notes or shares of Preferred Stock may tender such Notes or shares of Preferred Stock in the Exchange Offer. To tender in the Exchange Offer a holder must complete, sign and date the applicable Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the applicable Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes or the shares of Preferred Stock and any other required documents, to the Exchange Agent at the address set forth below under "Exchange Agent" for receipt prior to the Expiration Date (or comply with the procedure for book-entry transfer described below).

         The tender by a holder will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the applicable Letter of Transmittal.

         THE METHOD OF DELIVERY OF THE NOTES OR THE SHARES OF PREFERRED STOCK AND THE APPLICABLE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS

RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL, NOTES OR SHARES OF PREFERRED STOCK SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTION FOR SUCH HOLDERS.

         The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes and the Preferred Stock at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Notes and/or shares of Preferred Stock by causing such book-entry transfer facility to transfer such Notes and/or shares of Preferred Stock into the Exchange Agent's account with respect to the Notes and/or shares of Preferred Stock in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Notes and/or shares of Preferred Stock may be effected through book-entry transfer into the Exchange Agent's accounts at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the back cover page of this Prospectus on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

         Any beneficial owner whose Notes or shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder from Beneficial Owner" included with each Letter of Transmittal.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes or shares of Preferred Stock tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad- 15 under the Exchange Act (each an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered holder of any Notes or any shares of Preferred Stock listed therein, such Notes or shares of Preferred Stock must be endorsed or accompanied by a properly completed stock power, signed by such registered holder as such registered holder's name appears on such Notes or shares of Preferred Stock.

         If the Letter of Transmittal, Notes or any shares of Preferred Stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Notes or shares of Preferred Stock will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes or shares of Preferred Stock not properly tendered or any Notes or shares of Preferred Stock the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes or shares of Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes or the shares of Preferred Stock must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Notes or the shares of Preferred Stock, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes or the shares of Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes or shares of Preferred Stock received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the applicable Letter of Transmittal, as soon as practicable following the Expiration Date.

         By tendering, each registered holder will represent to the Company that, among other things, (i) the Exchange Securities to be acquired by such holder in the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder, (ii) such holder has no arrangement or understanding with any person to participate, in the distribution of the Exchange Securities within the meaning of the Securities Act or resale of the Exchange Securities in violation of the Securities Act, (iii) if such holder is not a broker-dealer, that it is not engaged in and does not intend to engage in, and the distribution of the Exchange Securities, (iv) if such holder is a broker-dealer that will receive Exchange Securities for its own account in exchange for Notes and/or Preferred Stock that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus, as required by law, in connection with any resale of such Exchange Securities, and (v) if such holder is an affiliate of the Company, that it will comply with the registration and prospectus delivery requirements of the Securities Act applicable to it.

         Each broker-dealer who holds Notes or Preferred Stock acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes or Exchange Preferred Stock in the Exchange Offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes or Exchange Preferred Stock. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes or Exchange Preferred Stock received in exchange for Notes or Preferred Stock where such Notes or Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company will, for a period of 90 days after the Expiration Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Notes or shares of Preferred Stock and
(i) whose Notes or shares of Preferred Stock are not immediately available, or
(ii) who cannot deliver their Notes or shares of Preferred Stock, the applicable Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

         (a) The tender is made through an Eligible Institution;

         (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes or shares of Preferred Stock and the principal amount of Notes or the number of shares of Preferred Stock being tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes or shares of Preferred Stock (or a confirmation of book-entry transfer of such Notes or shares of Preferred Stock into the Exchange Agent's account at the book-entry transfer facility) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes or shares of Preferred Stock in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes or shares of Preferred Stock according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of the Notes or shares of Preferred Stock may be withdrawn at any time prior to the Expiration Date or, if tendered Notes or shares of Preferred Stock have not yet been accepted for exchange, after the expiration of forty business days from the commencement of the Exchange Offer.

         To withdraw a tender of Notes or shares of Preferred Stock in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes or shares of Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the Notes or shares of Preferred Stock to be withdrawn (including the certificate number or numbers and principal amount of Notes or number of shares), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes or shares of Preferred Stock were tendered (including any required signature guarantees). If Notes or shares of Preferred Stock have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Notes or shares of Preferred Stock or otherwise comply with the book-entry facility procedure. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Notes or shares of Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes or shares of Exchange Preferred Stock will be issued with respect thereto unless the Notes or shares of Preferred Stock so withdrawn are validly retendered. Properly withdrawn Notes or shares of Preferred Stock may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

         Any Notes or shares of Preferred Stock which have been tendered but which are not accepted for exchange due to rejection of tender or termination of the Exchange Offer, or which have been validly withdrawn, will be returned as soon as practicable to the holder thereof without cost to such holder.

CONDITIONS OF THE EXCHANGE OFFER

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes or shares of Exchange Preferred Stock for, any Notes or shares of Preferred Stock, and may terminate the Exchange Offer as provided herein before the acceptance of such Notes or shares of Preferred Stock, if:

         (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

         (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

         (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

         (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

         (e) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Securities to be issued pursuant to the Exchange Offer in exchange for Securities to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Act) without compliance with the registration and prospectus delivery provisions of the Act provided that such Exchange Securities are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Securities.

         If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes or shares of Preferred Stock and return all tendered Notes or shares of Preferred Stock to the tendering holders, (ii) extend the Exchange Offer and retain all Notes or shares of Preferred Stock tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such Notes or shares of Preferred Stock (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Notes or shares of Preferred Stock which have not been withdrawn. If such determination or waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such determination or waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT


         United States Trust Company, National Association has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.


         Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

FEES AND EXPENSES

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.


         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $150,000. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.


         The Company will pay all transfer taxes, if any, applicable to the exchange of the Notes or the Preferred Stock pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Notes or the Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxpayers or exemption therefrom is not submitted with the applicable Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

         The Notes or the shares of Preferred Stock which are not exchanged for Exchange Notes or shares of Exchange Preferred Stock pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Notes or the shares of Preferred Stock may be resold only (i) to the Company, (ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) for so long as the Securities are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder reasonably believes is a "qualified institutional buyer" (as defined in Rule 144A) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (iv) pursuant to offers and sales to non-U.S. persons that occur in offshore transactions and without directed selling efforts within the meanings of such terms as defined in Regulation S under the Securities Act, (v) to an institutional "Accredited Investor" within the meaning of Rule 501(A)(1), (2), (3) or (7) under the Securities Act that is purchasing the security for its own account, or for the account of such an institutional "Accredited Investor," for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (vi) pursuant to another available exemption from the registration requirements of the Securities Act, subject to certain requirements of the Company and the transfer agent being met. The liquidity of the Notes or the Preferred Stock could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Notes or the Preferred Stock will have no further registration rights under the Registration Rights Agreement.

ACCOUNTING TREATMENT

         The carrying value of the Notes or the Preferred Stock is not expected to be materially different from the fair value of the Exchange Notes or the Exchange Preferred Stock at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer associated with the Exchange Notes will be reported as a non-current asset and amortized over the term of the Exchange Notes. The expenses of the Exchange Offer associated with the Exchange Preferred Stock will be reported as a reduction in the carrying value of the Exchange Preferred Stock. Such carrying value of the Exchange Preferred Stock will increase to the amount of the redemption value of the Exchange Preferred Stock over the term of the Exchange Preferred Stock.

RESALES OF THE EXCHANGE NOTES AND THE EXCHANGE PREFERRED STOCK

         With respect to resales of the Exchange Notes or the Exchange Preferred Stock, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that a holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Notes or shares of Preferred Stock for Exchange Notes or shares of Exchange Preferred Stock in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes or the Exchange Preferred Stock, will be allowed to resell the Exchange Notes or the Exchange Preferred Stock to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes or the Exchange Preferred Stock a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires Exchange Notes or shares of Exchange Preferred Stock in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes or the Exchange Preferred Stock, such holder cannot rely on the position of the staff of the SEC in such no-action letter and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes or Exchange Preferred Stock for its own account in exchange for Notes or Preferred Stock, where such Notes or Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes or Exchange Preferred Stock. See "Plan of Distribution."

         As contemplated by the above no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the applicable Letter of Transmittal as set forth in "--Procedures for Tendering."

                          REGISTRATION RIGHTS AGREEMENT

         The Company entered into the Registration Rights Agreement for the benefit of the holders of the Securities. The following summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of such agreement which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

         Pursuant to the Registration Rights Agreement the Company agreed, for the benefit of the holders of the Securities, that, at its cost, (i) the Company will file the Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Issue Date, (ii) the Company will use its best efforts to have such Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Issue Date (the "Effectiveness Date"), (iii) the Company will keep the Exchange Offer Registration Statement effective until the consummation of the Exchange Offer pursuant to its terms, and (iv) unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will have commenced the Exchange Offer and will use its best efforts to issue, on or prior to 180 business days after the Issue Date, Exchange Securities in exchange for all Notes and Preferred Stock tendered prior thereto in the Exchange Offer.

         If (i) applicable interpretations of the staff of the Commission would not permit the consummation of the Exchange Offer prior to the Effectiveness Date, (ii) subsequent to the consummation of the Private Exchange (as defined in the Registration Rights Agreement) but within 270 days of the Issue Date, the Initial Purchaser so requests with respect to Securities held by the Initial Purchaser and having the status as an unsold allotment, (iii) the Exchange Offer is not consummated within 180 days of the Issue Date for any reason or (iv) in the case of any holder not permitted to participate in the Exchange Offer or of any holders participating in the Exchange Offer that receives Exchange Securities that may not be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Company within the meaning of the Securities Act) and, in either case contemplated by this clause (iv), such holder notifies the Company within six months of the consummation of the Exchange Offer, then the Company shall promptly deliver to the holders (or in the case of any occurrence of the event described in clause (iv) hereof, to any such holder) and the Trustee, Transfer Agent or Exchange Debenture Trustee notice thereof and shall as promptly as possible thereafter file an Initial Shelf Registration Statement (the "Initial Shelf Registration Statement"). The Company shall use its best efforts to file the Initial Shelf Registration Statement within 45 days after an obligation to file such Initial Shelf Registration arises. The Company shall (i) not permit any securities other than the Registrable Securities to be included in any Shelf Registration (as defined in the Registration Rights Agreement), and (ii) use its best efforts to cause the Initial Shelf Registration Statement to be declared effective as promptly as practicable after the filing thereof and to keep the Initial Shelf Registration Statement continuously effective until the date that is 24 months after the Effectiveness Date, or such shorter period ending when
(i) all Registrable Securities covered by the Initial Shelf Registration Statement have been sold or (ii) a Subsequent Shelf Registration Statement (as defined in the Registration Rights Agreement) covering all of the Registrable Securities has been declared effective under the Securities Act. The Company will, in the event of the Initial Shelf Registration Statement, provide to each holder of the Securities copies of the prospectus, which is a part of the Initial Shelf Registration Statement, notify each such holder when the Initial Shelf Registration Statement for the Securities has become effective and take certain other actions as are required to permit unrestricted resales of the Securities. A holder of Securities who sells such Securities pursuant to the Initial Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification rights and obligations).


         If (i) neither the applicable Registration Statement nor the Initial Shelf Registration Statement has been declared effective by the Commission prior to the Effectiveness Date, (ii) the Exchange Offer, if permitted, has not been consummated within 180 days after the Issue Date or (iii) the Initial Shelf Registration Statement is filed and declared effective but thereafter will cease to be effective without being succeeded within 45 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iii), a "Registration Default"), the Company will pay liquidated damages to each holder of Registrable Securities (as defined in the Registration Rights Agreement), during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount or liquidation preference, as the case may be, of Registrable Securities held by such Holder. The amount of the liquidated damages thereafter will increase to a maximum of $.10 per week per $1,000 principal amount or liquidation preference, as the case may be, of Registrable Securities until the applicable Registration Statement is declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be. The Company will not be required to pay liquidated damages in respect of more than one Registration Default in respect of any given period of time. All accrued liquidated damages in respect of the Notes will be paid in the same manner as interest payments on the Notes on semi-annual damages payment dates that correspond to interest payment dates for the Notes. All accrued liquidated damages in respect of the Preferred Stock will be paid on February 15 and August 15 in the same manner (in cash or with the issuance of additional shares of Preferred Stock) as dividends on the Preferred Stock. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

         The Exchange Notes will be issued pursuant to the Indenture among the Company, the Guarantors and U.S. Trust Company of California, N.A. as trustee (the "Trustee"). The terms of the Exchange Notes will be identical in all respects to the terms of the Notes. In addition, the terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture, the Collateral Documents (as defined) and the Registration Rights Agreement between the Company and the Initial Purchaser does not purport to be complete and is qualified by reference to the Indenture, the Collateral Documents and the Registration Rights Agreement including the definitions therein of certain terms used below. Copies of the forms of the Indenture, the Collateral Documents and the Registration Rights Agreement are available from the Company upon request. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

         The Exchange Notes are senior secured obligations of the Company and rank senior in right of payment to all subordinated Indebtedness of the Company and pari passu in right of payment with all senior Indebtedness.

         The Exchange Notes are issued in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

PRINCIPAL, MATURITY AND INTEREST


         The Exchange Notes are limited in aggregate principal amount to $158,600,000 and will mature on February 15, 2003. Interest on the Exchange Notes will be payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 1999, to holders of record on the immediately preceding February 1 and August 1, respectively. The Exchange Notes will bear interest at 11 1/2% per annum. Interest on the Exchange Notes will accrue from August 15, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Exchange Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Exchange Notes at their respective addresses set forth in the register of holders of Exchange Notes. Until otherwise designated by the Company, such office or agency will be the office of the Trustee maintained for such purpose. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.


REDEMPTION

         The Exchange Notes will not be redeemable at the Company's option prior to February 15, 2001. Thereafter, the Exchange Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on February 15 of the years indicated below:

                  YEAR                              PERCENTAGE
                  ----                              ----------
                  2001                                 105.75%
                  2002 and thereafter                  100.00%

         Notwithstanding the foregoing, at any time or from time to time prior to February 15, 2000, the Company may, at its option, redeem up to one third of the original aggregate principal amount of the Exchange Notes, at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of redemption, with the net cash proceeds of one or more Qualified Equity Offerings; provided, that (a) such redemption shall occur within 60 days of the date of closing of such offering and (b) at least two thirds of the aggregate original principal amount of Exchange Notes remains outstanding immediately after giving effect to each such redemption.

         If less than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems to be fair and appropriate, provided, that Exchange Notes of $1,000 or less may not be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed at such holder's registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note will state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Exchange Note. On and after the date of redemption, interest will cease to accrue on Exchange Notes or portions thereof called for redemption.

         The Exchange Notes will not be entitled to any mandatory redemption or sinking fund.

GUARANTORS

         The repayment of the Exchange Notes will be fully and unconditionally and irrevocably guaranteed, on a senior secured basis, by all Restricted Subsidiaries of the Company (the "Guarantors"), jointly and severally. The Indenture provides that as long as any Exchange Notes remain outstanding, any future Restricted Subsidiary shall enter into a similar Guarantee.

         The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or render a Guarantor insolvent. See "Risk Factors--Fraudulent Transfer Considerations."

COLLATERAL

         Subject to certain exceptions, the Exchange Notes and the Guarantees will be secured, subject to the terms of the Intercreditor Agreement, by a first priority security interest in the Collateral. The Exchange Notes will not be secured by any other property. See "Description of Certain
Indebtedness--Intercreditor Agreement and Collateral Documents" and "Risk Factors--Collateral; Other Secured Indebtedness."

         So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, the Company will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any Subsidiary pledged by it, and to exercise any voting, other consensual rights and other rights pertaining to such Collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default, (i) all rights of the Company to exercise such voting, other consensual rights or other rights will cease upon notice from the Collateral Agent pursuant to the Intercreditor Agreement, and all such rights will become vested in the Collateral Agent, which to the extent permitted by law, will have the sole right to exercise such voting, other consensual rights or other rights; and (ii) all rights of the Company to receive cash dividends, interest and other payments made upon or with respect to the pledged Collateral will, upon notice from the Collateral Agent, cease and such cash dividends, interest and other payments will be paid to the Collateral Agent. All funds distributed under the Collateral Documents and received by the Collateral Agent for the benefit of the holders of the Exchange Notes will be retained and/or distributed by the Collateral Agent in accordance with the provisions of the Indenture and the Intercreditor Agreement.

         If the Exchange Notes become due and payable prior to the final stated maturity thereof for any reason or are not paid in full at the final stated maturity thereof, and after any applicable grace period has expired, the Collateral Agent has the right to foreclose upon such Collateral, subject to the Intercreditor Agreement. Under the terms of the Collateral Documents and the Intercreditor Agreement, the Collateral Agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to foreclose on the Collateral following an Event of Default. The Collateral Agent will be directed by the agent under the New Credit Facility, and not the Trustee under the Indenture, unless amounts due under the New Credit Facility have been paid in full or 180 days have elapsed from the occurrence of an Event of Default under the Indenture. Holders of the Exchange Notes may not enforce the Collateral Documents. Proceeds from the sale of Collateral will first be applied to repay Indebtedness outstanding under the New Credit Facility, if any, and thereafter will be paid to the Trustee. The proceeds received by the Trustee will be applied by the Trustee first to pay the expenses of any foreclosure and fees and other amounts then payable to the Trustee under the

Indenture and, thereafter, to pay all amounts owing to the holders under the Indenture (with any remaining proceeds to be payable to the Company or as may otherwise be required by law).

         In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy the Company's Obligations under the Exchange Notes and the New Credit Facility in full. The amount to be received upon such a sale would be dependent upon numerous factors including the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied upon as a measure of realizable value. By its nature, the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time. A significant portion of the Collateral, including the real property portion thereof, includes tangible and intangible assets which may only be usable as part of the existing operating businesses. Accordingly, any such sale of the Collateral, including the real property portion thereof, separate from the sale of certain of the Company's divisions as a whole, may not be feasible or of any value. To the extent that third parties (including the lenders under the New Credit Facility) enjoy Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Lien that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Risk Factors--Collateral; Other Secured Indebtedness."

         Upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Exchange Notes (or defeasance of such Obligations), and all obligations under the New Credit Facility, the Collateral Documents will terminate and the pledged Collateral will be released. In addition, subject to the Intercreditor Agreement, in the event that the pledged Collateral is sold, the Collateral Agent will release simultaneously with such sale the Liens in favor of the Collateral Agent in the assets sold.

REPURCHASE UPON CHANGE OF CONTROL


         Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all the Exchange Notes then outstanding (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company must mail or cause to be mailed a notice to the Trustee and each holder stating, among other things (i) that the Change of Control Offer is being made pursuant to this provision and that all Exchange Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Exchange Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (v) that any holder electing to have Exchange Notes purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Notes completed, to the paying agent with respect to the Exchange Notes (the "Paying Agent") at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (vi) that any holder will be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Exchange Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Exchange Notes purchased; and
(vii) that a holder whose Exchange Notes are being purchased only in part will be issued new Exchange Notes equal in principal amount to the unpurchased portion of the Exchange Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

         The Company will comply with the requirements of Rule 14E under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.


         On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment the Exchange Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and not withdrawn; and (iii) deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officer's Certificate stating that the Exchange Notes or portions thereof tendered to the Company are accepted for payment. The Paying Agent will promptly mail to each holder of Exchange Notes so accepted payment in an amount equal to the purchase price for such Exchange Notes, and the Trustee will authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any, provided, that each such new Note will be in principal amount of $1,000 or an integral multiple thereof. The Company will announce the result of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar restructuring.

         There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases.

         "Change of Control" means (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the Company's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange
Act) other than to one or more Existing Holders; (ii) the liquidation or dissolution of the Company or the adoption of a plan by the stockholders of the Company relating to the dissolution or liquidation of the Company; (iii) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Existing Holders, of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of the total outstanding Voting Stock of the Company; or (iv) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company, as the case may be, then still in office.

         "Continuing Directors" means (i) individuals who at the beginning of such period were directors of the Company; (ii) any TCW Director and (iii) any director whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a majority of the Continuing Directors then still in office.

         "Existing Holders" shall mean the holders of the common stock of the Company on the Issue Date, TCW or any of their affiliates.

CERTAIN COVENANTS

         Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions payable to the Company or any Restricted Subsidiary or (C) if the Subsidiary making such a dividend or distribution is not a Wholly Owned Subsidiary, dividends to its shareholders on a pro rata basis); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company, any Subsidiary or any other Affiliate of the Company (other than any such Equity Interest owned by the Company or any Wholly Owned Subsidiary); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Exchange Notes or such Guarantor's Guarantee thereof, as the case may be; (iv) make any Restricted Investment; or (v) make any payment or transfer any assets to, or on behalf of, Holdings or any of its Affiliates (all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted
Payment:

                  (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

                  (b) immediately after giving effect thereto on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the covenant described under "Limitation on Incurrence of Indebtedness"; and

                  (c) such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Board of Directors and evidenced by a resolution set forth in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made after the date of the Indenture (including Restricted Payments permitted by clauses (i), (v) (to the extent made in cash) and (vi) of the next following paragraph and excluding Restricted Payments permitted by the other clauses therein) is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of Equity Interests of the Company (other than Disqualified Stock) after the Issue Date and on or prior to the time of such Restricted Payment, plus (3) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of the Company that has been converted or exchanged into Equity Interests of the Company (other than Disqualified Stock) pursuant to the terms thereof after the Issue Date and on or prior to the time of such Restricted Payment (including any additional net cash proceeds not included in clause (2) above received by the Company upon such conversion or exchange). The aggregate amount of each Investment constituting a Restricted Payment since the date of the Indenture shall be reduced by the aggregate after-tax amount of all payments made to the Company and its Restricted Subsidiaries with respect to such Investments; provided, that (a) the maximum amount of such payments shall not exceed the original amount of such Investment and (b) such payments shall also be excluded from the calculations contemplated by clauses (c)(1) through (3) above.

         The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of the Indenture; (ii) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company or Indebtedness of the Company or any Restricted Subsidiary solely in exchange for Equity Interests of the Company (other than Disqualified Stock); (iii) the redemption, repurchase or payoff of any Indebtedness with proceeds of any Refinancing Indebtedness permitted to be incurred pursuant to the provision described under "--Limitation on Incurrence of Indebtedness"; (iv) payments by the Company to Holdings in respect of Permitted Tax Payments to Holdings; (v) the redemption of the Exchange Preferred Stock with the proceeds of a Qualified Equity Offering; (vi) Permitted Affiliate Transactions; (vii) Exchange Preferred Stock Repurchases; (viii) the TCW Tax Payments, (ix) payments of dividends on Disqualified Stock issued in accordance with the Interest Coverage Ratio test or (x) other Restricted Payments in an aggregate amount not to exceed $2.0 million.

         Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

         Limitation on Incurrence of Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,
(1) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any Indebtedness (including Acquired Debt) or (2) issue any Disqualified Stock; provided, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Restricted Subsidiary may incur Acquired Debt, in each case if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (y) the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least equal to 2:1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness (including Acquired Debt) had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

         The foregoing limitations will not prohibit the incurrence of:


                  (a) Indebtedness under the New Credit Facility, provided, that the aggregate principal amount of Indebtedness so incurred on any date, together with all other Indebtedness incurred pursuant to this clause
         (a) and outstanding on such date, shall not exceed $20 million;


                  (b) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business;

                  (c) obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by the Indenture (collectively, "Hedging Obligations");

                  (d) Indebtedness owed by (i) a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary; or (ii) the Company to a Wholly Owned Subsidiary;

                  (e) Indebtedness outstanding on the Issue Date, including the Exchange Notes and the Guarantees;

                  (f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within three business days of incurrence;

                  (g) Indebtedness represented by Guarantees by the Company of Indebtedness otherwise permitted to be Incurred pursuant to this covenant and Indebtedness represented by Guarantees by a Restricted Subsidiary of Indebtedness of the Company or of another Restricted Subsidiary otherwise permitted to be Incurred pursuant to this covenant;

                  (h) obligations with respect to customary provisions regarding post-closing purchase price adjustments and indemnification in agreements for the purchase or sale of a business or assets otherwise permitted by the Indenture;

                  (i) other Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $5.0 million; and

                  (j) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, "Refinance") Indebtedness referred to in clauses (a) or (e) above or this clause (j) or Indebtedness incurred pursuant to the Interest Coverage Ratio test set forth in the immediately preceding paragraph ("Refinancing Indebtedness"); provided, that (1) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced (plus the premiums required to be paid, and the out-of-pocket expenses (other than those payable to an Affiliate of the Company) reasonably incurred, in connection therewith), (2) the Refinancing Indebtedness has a final scheduled maturity that exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being Refinanced and (3) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Exchange Notes as the Indebtedness being Refinanced.

         Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets subject to such Asset Sale; (ii) at least 75% of the consideration for such Asset Sale is in the form of cash, Cash Equivalents or liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Notes or any Guarantee of the Exchange Notes) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company and its Restricted Subsidiaries with respect to such liabilities); and (iii) within 12 months of such Asset Sale, the Net Proceeds thereof, at the Company's election, are (a) invested in assets related to the business of the Company or its Restricted Subsidiaries, or (b) used to repay, purchase or otherwise acquire Indebtedness under the New Credit Facility or (c) to the extent not used as provided in clause (a) or (b), applied to make an offer to purchase Exchange Notes as described below (an "Excess Proceeds Offer"); provided, that if the amount of Net Proceeds from any Asset Sale not invested or used pursuant to clause (a) or clause (b) above is less than $5.0 million, the Company will not be required to make an offer pursuant to clause
(c) until the aggregate amount of Excess Proceeds from all Asset Sales exceeds $5.0 million. Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness under the New Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

         For the purposes of this covenant, the following are deemed to be cash:
(y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash and (z) assets related to the business of the Company or its Restricted Subsidiaries received in an exchange of assets transaction; provided that (i) in the event such exchange of assets transaction or series of related exchange of assets transactions (each an "Exchange Transaction") involves an aggregate value in excess of $2.5 million, the terms of such Exchange Transaction shall have been approved by a majority of the disinterested members of the Board of Directors, (ii) in the event such Exchange Transaction involves an aggregate value in excess of $5.0 million, the Company shall have received a written opinion from a nationally recognized independent investment banking firm that the Company has received consideration equal to the fair market value of the assets disposed of and (iii) any assets to be received shall be comparable to those being exchanged as determined in good faith by the Board of Directors.


         The amount of Net Proceeds not invested, used or applied as set forth in the preceding clauses (a) and (b) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company will offer to purchase Exchange Notes having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 30 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the Exchange Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.


         Each Excess Proceeds Offer will remain open for a period of 20 business days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company will purchase and mail or deliver payment for the Purchase Amount for the Exchange Notes or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Exchange Notes tendered pursuant to the Excess Proceeds Offer. The principal amount of Exchange Notes to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Exchange Notes acquired by the Company through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation.

         Each Excess Proceeds Offer will be conducted in compliance with applicable regulations under the federal securities laws, including Exchange Act Rule 14e-1. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

         There can be no assurance that sufficient funds will be available at the time of any Excess Proceeds Offer to make required repurchases.

         Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, securing any obligation, except (i) Liens in favor of the Collateral Agent securing the Exchange Notes and Indebtedness permitted to be incurred under the New Credit Facility; (ii) Purchase Money Liens; and (iii) Permitted Liens.

         Limitation on Restrictions on Subsidiary Dividends. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary (a) to (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on such Restricted Subsidiary's Capital Stock or (B) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary's profits or (2) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, or (b) make loans or advances to the Company or any of its Restricted Subsidiaries, or (c) transfer any of its assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) agreements existing on the Issue Date and the New Credit Facility, as in effect on the Closing Date, or any refinancings, amendments, modifications or supplements thereof containing dividend and other payment restrictions that are not materially more restrictive than those contained in agreements existing on the Issue Date and the New Credit Facility on the Closing Date; (ii) the Indenture, the Security Documents and the Exchange Notes; (iii) applicable law; (iv) restrictions with respect to a Subsidiary that was not a Subsidiary on the Closing Date in existence at the time such Person becomes a Subsidiary (but not created as a result of or in anticipation of such Person becoming a Subsidiary); provided, that such restrictions are not applicable to any other Person or the properties or assets of any other Person; (v) customary nonassignment and net worth provisions of any contract or lease entered into in the ordinary course of business; (vi) customary restrictions on the transfer of assets subject to a Lien permitted under the Indenture imposed by the holder of such Lien; (vii) restrictions imposed by any agreement to sell assets or Capital Stock to any Person pending the closing of such sale; and (viii) permitted Refinancing Indebtedness (including Indebtedness Refinancing Acquired Debt), provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are not materially more restrictive than those contained in any agreements governing the Indebtedness being Refinanced.

         Merger, Consolidation or Sale of Assets. The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to, any other Person unless (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Exchange Notes, the Indenture, the Collateral Agreements and the Registration Rights Agreement;
(iii) immediately after such transaction, no Default or Event of Default exists; and (iv) the Company, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, (A) has a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) not less than 100% of the Consolidated Net Worth of the Company immediately preceding the transaction and
(B) will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "Incurrence of Indebtedness."

         In the event of any transaction (other than a lease) complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its Obligations under, the Indenture, the Exchange Notes, the Collateral Agreements and the Registration Rights Agreement.

         Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for (i) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $1.0 million; provided, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; (ii) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $2.5 million; provided, that a majority of the disinterested members of the Board of Directors of the Company determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; (iii) Affiliate Transactions for which the Company delivers to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view, issued by an investment banking firm of national standing; and (iv) Permitted Affiliate Transactions and other Restricted Payments permitted by the provisions described above under "Limitations on Restricted Payments."

         Line of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any type of business other than the type of business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Closing Date and businesses reasonably related thereto.

         Restrictions on Sale and Issuance of Subsidiary Stock. The Company shall not sell, and shall not permit any of its Restricted Subsidiaries to issue or sell, any shares of Capital Stock of any Restricted Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary, other than directors' qualifying shares; provided, however, that this provision shall not prohibit the sale of all of the Capital Stock of any Restricted Subsidiary owned by the Company and its Restricted Subsidiaries if the Net Proceeds from such sale or issuance are used in accordance with the terms of the covenant described under "--Limitation on Asset Sales.

         Guarantors. The Indenture will provide that so long as any Exchange Notes remain outstanding, any Restricted Subsidiary (other than a foreign Restricted Subsidiary, if any) shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Exchange Notes and the Indenture on terms set forth in the Indenture, (b) execute a Security Agreement and other Security Documents necessary or reasonably requested by the Trustee to grant the Trustee a valid, enforceable, perfected Lien on the Collateral described therein, and
(c) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.


         If all of the Capital Stock of any Guarantor is sold to a Person (other than the Company or any of its Restricted Subsidiaries) and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenants described under "--Limitation on Asset Sales," then such Guarantor will be released and discharged from all of its obligations under its Guarantee of the Exchange Notes and the Indenture.

         The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections or payments made by or on behalf of any other Guarantor in respect of the obligations of such other guarantor under its Guarantee of the Exchange Notes, result in the obligations of such Guarantor under its Guarantee of the Exchange Notes not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.

         Reports. Whether or not required by the rules and regulations of the Commission, so long as any Exchange Notes are outstanding, the Company will furnish to the Trustee, and deliver or cause to be delivered to the holders of Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants; and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. From and after the time a registration statement with respect to the Exchange Notes is declared effective by the Commission, the Company will file such information with the Commission, provided that the Commission will accept such filing.

EVENTS OF DEFAULT AND REMEDIES

         Each of the following will constitute an Event of Default under the Indenture (i) default for 30 days in the payment when due of interest on the Exchange Notes; (ii) default in payment of principal (or premium, if any) on the Exchange Notes when due at maturity, redemption, by acceleration or otherwise;
(iii) default in the performance or breach of the provisions of "Repurchase Upon Change of Control," "Limitation on Asset Sales," and "--Merger, Consolidation or Sale of Assets"; (iv) default in the performance or breach of the provisions of "Limitation on Restricted Payments" and "Limitation on Incurrence of Indebtedness," and the continuance of such default for a period of 30 days; (v) failure by the Company or any Guarantor for 30 days after notice to comply with certain other agreements in the Indenture or the Exchange Notes; (vi) default under (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if (a) either (1) such default results from the failure to pay principal on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $2.5 million in the aggregate; (vii) failure by the Company or any Restricted Subsidiary to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $2.5 million which judgments are not discharged, bonded or stayed within 60 days after their entry; (viii) breach by the Company or any Guarantor of any provision of the Collateral Agreements to which it is a party after giving effect to applicable cure periods and notice provisions; (ix) written assertion by the Company or any of the Guarantors of the unenforceability of its obligations under the Indenture, the Collateral Documents, the Exchange Notes or the Guarantee to which it is a party; and (x) certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Notes may declare by written notice to the Company and the Trustee all of the Exchange Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Notes may direct the Trustee in its exercise of any trust or power.

         The holders of a majority in aggregate principal amount of the Exchange Notes then outstanding, by written notice to the Company and the Trustee, may on behalf of the holders of all of the Exchange Notes (i) waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Note affected; and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

         The Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, employee, incorporator, stockholder or controlling person of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Exchange Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Exchange Notes by accepting a Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Exchange Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE EXCHANGE NOTES

         The Indenture provides that the Company (i) will be discharged from any and all obligations in respect of the Exchange Notes, other than the obligation to duly and punctually pay the principal of, and premium, if any, and interest on, the Exchange Notes in accordance with the terms of the Exchange Notes and the Indenture or (ii) will be released from compliance with the restrictive covenants and certain Events of Default, upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the due dates thereof on the Exchange Notes. Such trust may only be established if, among other things (i) the Company has delivered to the Trustee an opinion of independent counsel to the effect that the holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default or Event of Default shall have occurred or be continuing; and (iii) certain customary conditions precedent are satisfied.

         The Company may satisfy and discharge its Obligations under the Indenture to holders of the Exchange Notes by delivering to the Trustee for cancellation all outstanding Exchange Notes or by depositing with the Trustee or the Paying Agent, if applicable, after the Exchange Notes have become due and payable, cash sufficient to pay all amounts due under all of the outstanding Exchange Notes and paying all other sums payable under the Indenture by the Company. If the Company has so deposited such cash, the Guarantors will be discharged from their Obligations under their Guarantees of the Exchange Notes and the Indenture.

TRANSFER AND EXCHANGE

         A holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Exchange Notes to be redeemed. The registered holder of an Exchange Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the two succeeding paragraphs, the Indenture and the Exchange Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Exchange Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Exchange Notes) and any existing Default or Event of Default or compliance with any provision of the Indenture or the Exchange Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Exchange Notes (including consents obtained in connection with a tender offer or exchange offer for Exchange Notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting holder of Exchange Notes) (i) reduce the principal amount of Exchange Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium on, or change the fixed maturity of any Exchange Note, alter the provisions with respect to the redemption of the Exchange Notes in a manner adverse to the holders of the Exchange Notes, or alter the price at which repurchases of the Exchange Notes may be made pursuant to an Excess Proceeds Offer or Change of Control Offer; (iii) reduce the rate of or change the time for payment of interest on any Exchange Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Notes; (v) make any Exchange Note payable in money other than that stated in the Exchange Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Exchange Notes to receive payments of principal of or interest on the Exchange Notes; (vii) waive a redemption payment with respect to any Exchange Note;
(viii) adversely affect the contractual ranking of the Exchange Notes or Guarantees of the Exchange Notes; or (ix) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of the holders of Exchange Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's obligations to holders of the Exchange Notes or any Guarantor's obligation under its Guarantee of the Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Exchange Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to release any Guarantee of the Exchange Notes permitted to be released under the terms of the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, that if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Exchange Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

         Any person who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Company at 450 Newport Center Drive, 6th Floor, Newport Beach, California 92660.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means Indebtedness of a Person existing at the time such Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary, other than Indebtedness incurred in connection with, or in contemplation of, such Person merging with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary; provided, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary shall not be Acquired Debt.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean
(i) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; (ii) in the case of a corporation, beneficial ownership of 10% or more of any class of Capital Stock of such Person; and (iii) in the case of an individual (A) members of such Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (B) trusts, any trustee or beneficiaries of which are such Person or members of such Person's immediate family. Notwithstanding the foregoing, neither the Initial Purchaser nor any of its Affiliates will be deemed to be Affiliates of the Company.

         "Asset Sale" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock or a Restricted Subsidiary (other than directors' qualifying shares), property or other assets, including by way of a sale/leaseback transaction (each referred to for the purposes of this definition as a "disposition"), by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets in the ordinary course of business, (iii) dispositions of inventory in the ordinary course of business, (iv) for purposes of the "Limitation on Asset Sales" covenant only, a disposition that constitutes a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, (v) the sale, lease, transfer or other disposition of all or substantially all the assets of the Company as permitted under the covenant "Merger, Consolidation or Sale of Assets", (vi) the grant of Liens permitted by the covenant "Limitation on Liens" and (vii) sales of obsolete or worn-out equipment.

         "Capital Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

         "Cash Equivalents" means (i) securities issued by the United States of America or any agency or instrumentality thereof; (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition; and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

         "Closing Date" or "Issue Date" means February 25, 1998.

         "Consolidated EBITDA" means, with respect to any Person (the referent Person) for any period, consolidated operating profit of such Person and its subsidiaries for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such operating profit (loss) of such Person for such period, and without duplication) amortization, depreciation and other non-cash charges (including, without limitation, impairment charges, amortization of goodwill, deferred financing fees and other intangibles but excluding non-cash charges incurred after the date of the Indenture that require an accrual of or a reserve for cash charges for any future period); provided, that the operating profit (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person.

         "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense (net of interest income) of such Person and its subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, noncash interest payments, and the interest component of Capital Lease Obligations but excluding amortization of deferred financing costs), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period, and (ii) dividend requirements of such Person and its consolidated subsidiaries (whether in cash or otherwise (except dividends payable solely in shares of Qualified Capital Stock)) with respect to preferred stock paid, accrued, or scheduled to be paid or accrued during such period, in each case to the extent attributable to such period and excluding items eliminated in consolidation. For purposes of clause (ii) above, dividend requirements shall be increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator or which is such dividend requirements and the denominator of which is 1 minus the applicable actual combined effective federal, state, local, and foreign income tax rate of such Person and its subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

         "Consolidated Net Income" means, with respect to any Person (the referent Person) for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included in calculating the referent Person's Consolidated Net Income only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person; (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and (iii) the Net Income of any Subsidiary will be excluded, to the extent that declarations of dividends or similar distributions by that Subsidiary of such Net Income are not at the time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its owners.

         "Consolidated Net Worth" means, with respect to any Person, the total stockholders' equity of such Person determined on a consolidated basis in accordance with GAAP adjusted to exclude (to the extent included in calculating such equity) (i) the amount of any such stockholders' equity attributable to Disqualified Capital Stock of such Person and its consolidated subsidiaries;
(ii) all upward revaluations and other write-ups in the book value of any asset of such person or a consolidated subsidiary of such person subsequent to the Closing Date; and (iii) all Investments in persons that are not consolidated Restricted Subsidiaries.

         "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

         "Disqualified Stock" means any Equity Interests that either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the Exchange Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity.

         "Equity Interests" means Capital Stock or warrants. options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Exchange Preferred Stock Repurchases" means any purchase of Exchange Preferred Stock with the portion of Excess Proceeds remaining after payment of the purchase price of the Exchange Notes tendered pursuant to an Excess Proceeds Offer if such purchase of Exchange Preferred Stock is within 485 days of the date of the Asset Sale which gave rise to such Excess Proceeds Offer.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the Commission, that are in effect on the Issue Date.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Indebtedness" of any Person means (without duplication) (1) all liabilities and obligations, contingent or otherwise, of such Person (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, debentures, notes or other similar instruments, (c) representing the deferred purchase price of property or services (other than trade payables and other liabilities incurred in the ordinary course of business which are not more than 90 days past due), (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) as lessee under capitalized leases, (f) under bankers' acceptance and letter of credit facilities, (g) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock, or (h) in respect of Hedging Obligations, (2) all liabilities and obligations of others of the type described in clause (1), above, that are Guaranteed by such Person, and (3) all liabilities and obligations of others of the type described in clause (1), above, that are secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person; provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness in full) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

         "Interest Coverage Ratio" means, for any period the ratio of (i) Consolidated EBITDA of the Company for such period, to (ii) Consolidated Interest Expense of the Company for such period. In calculating the Interest Coverage Ratio for any period, pro forma effect shall be given to (a) the incurrence, assumption, guarantee, repayment, repurchase, redemption or retirement by the Company or any of its Subsidiaries of any Indebtedness subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation is being made, as if the same had occurred at the beginning of the applicable period; and (b) the occurrence of any Asset Sale during such period by reducing Consolidated EBITDA for such period by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets sold and by reducing Consolidated Interest Expense by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness assumed by third parties or repaid with the proceeds of such Asset Sale, in each case as if the same had occurred at the beginning of the applicable period. For purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Restricted Subsidiaries, subsequent to the commencement of such period but on or prior to the date on which the event for which the calculation is being made shall be given effect on a pro forma basis, assuming that all such acquisitions had occurred on the first day of such period in a manner consistent with the calculations described in "Unaudited Selected Consolidated Pro Forma Condensed Financial Data" contained elsewhere in this Prospectus. Without limiting the foregoing, the financial information of the Company with respect to any portion of such four fiscal quarters that falls before the Closing Date shall be adjusted to give pro forma effect to the issuance of the Exchange Notes and the application of the proceeds therefrom as if they had occurred at the beginning of such four fiscal quarters.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business; and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

         "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Material Subsidiary" means any Subsidiary (a) that is a "Significant Subsidiary" of the Company as defined in Rule 1-02 of Regulation S-X promulgated by the Commission or (b) is otherwise material to the business of the Company.

         "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP excluding any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sales and dispositions pursuant to sale and leaseback transactions, and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such gain (but not loss).

         "Net Proceeds" means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including payments in respect of deferred payment obligations when received), net of (a) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of the Company, (b) taxes actually payable directly as a result of such Asset Sale (after taking into account any available net operating loss carryovers, tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the permanent repayment of Indebtedness in connection with such Asset Sale, and (d) appropriate amounts provided as a reserve by the Company or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale.

         "New Credit Facility" means the New Credit Facility, entered into on February 25, 1998 between the Company, certain of its subsidiaries and the agent for the lender named therein as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time; and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with such amendment, modification, renewal, refunding, replacement or refinancing.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other obligations and liabilities of the Company or the Guarantors under the Indenture, the Collateral Agreements, the Exchange Notes or the Guarantees of the Exchange Notes.


         "Permitted Affiliate Transactions" means (i) employment agreements, stockholder agreements, stock options or other incentive plans existing on the Closing Date or thereafter entered into by the Company or any Restricted Subsidiary in the ordinary course of business with the approval of a majority of the disinterested members of the Company's Board of Directors; (ii) transactions between, among or for the benefit of the Company and/or its Restricted Subsidiaries; and (iii) reasonable and customary fees and compensation paid to and indemnity, loans or advances provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by a majority of the disinterested members of the Company's Board of Directors.


         "Permitted Investments" means (i) Investments in the Company, any Guarantor or any Restricted Subsidiary (including without limitation, Guarantees of Indebtedness of any such Person); (ii) Investments in Cash Equivalents; (iii) Investments in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (iv) Hedging Obligations; (v) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vi) Investments as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption "Limitation on Asset Sales"; (vii) Investments existing on the Issue Date;
(viii) accounts receivable owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (ix) payroll, travel and similar advances in the ordinary course of business; (x) loans or advances to employees made in the ordinary course of business; and (xi) Guarantees permitted to be made pursuant to "Limitation on Incurrence of Indebtedness.

         "Permitted Liens" means (i) Liens in favor of the Company and/or its Restricted Subsidiaries other than with respect to intercompany indebtedness;
(ii) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Restricted Subsidiary, provided, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition; (iv) Liens incurred in the ordinary course of business in respect of Hedging Obligations; (v) Liens incurred in the ordinary course of business to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations (exclusive of obligations constituting Indebtedness) of a like nature, including, without limitation, cash retainages;
(vi) Liens existing or created on the Issue Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested or remedied in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as may be required in conformity with GAAP has been made therefor; (viii) Liens arising by reason of any judgment, decree or order of any court with respect to which the Company or any of its Restricted Subsidiaries is then in good faith prosecuting an appeal or other proceedings for review, the existence of which judgment, order or decree is not an Event of Default under the Indenture; (ix) encumbrances consisting of zoning restrictions, survey exceptions, utility easements, licenses, rights of way, easements of ingress or egress over property of the Company or any of its Restricted Subsidiaries, rights or restrictions of record on the use of real property, minor defects in title, landlord's and lessor's liens under leases on property located on the premises rented, mechanics' liens, warehouse-man's liens, supplier's liens, repairman's liens, vendor's liens, construction liens, and similar encumbrances, rights or restrictions on personal or real property, in each case not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (x) Liens incidental to the conduct of business or the ownership of properties incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, bids, and government contracts and leases and subleases;
(xi) Liens for any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred under the Indenture; provided, that such Liens do not extend to any property or asset that is not leased property subject to such Capitalized Lease Obligation; (xii) any extension, renewal, or replacement (or successive extensions, renewals or replacements), in whole or in part, of Liens described in clauses (i) through (xi) above; (xiii) Liens securing the Exchange Notes; and (xiv) Liens in addition to the foregoing, which in the aggregate, are secured by assets with a fair market value not in excess of $100,000 at any time.

         "Permitted Tax Payments to Holdings" means payments made to Holdings to enable Holdings to pay foreign, Federal, state, and local tax liabilities imposed directly upon Holdings ("Tax Payments"); provided, however, that (i) notwithstanding the foregoing, in the case of any Tax Payment that is permitted to be made to Holdings in respect of its Federal income tax liability for any taxable period during which Holdings is the parent company of an affiliated group that includes the Company and each of its United States subsidiaries as members and files a consolidated Federal income tax return, such payment shall be determined on the basis of assuming that the Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return and that Holdings and each such United States subsidiary is a member of the Company Affiliated Group and (ii) any Tax Payment made to Holdings shall either be used by Holdings to pay such tax liabilities to the applicable taxing authority within 10 days of Holdings' receipt of such payment or refunded to the Company.

         "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

         "Purchase Money Liens" means Liens to secure or securing Purchase Money Obligations permitted to be incurred under the Indenture.

         "Purchase Money Obligations" means Indebtedness and Capital Lease Obligations representing, or incurred to finance, the cost (i) of acquiring or improving any assets; and (ii) of construction or build-out of manufacturing, distribution or administrative facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Company), provided, that (a) the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges, (b) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired or improved and (c) such Indebtedness is incurred, and any Liens with respect thereto are granted within 180 days of the acquisition or improvement of such property or asset.


         "Qualified Capital Stock" means, with respect to any Person, Capital Stock of such Person other than Disqualified Stock.

         "Qualified Equity Offering" means (i) an underwritten primary public offering of Qualified Capital Stock of the Company pursuant to an effective registration statement under the Securities Act or (ii) a private offering of Qualified Capital Stock other than issuances of common stock pursuant to employee benefit plans or as compensation to employees.

         "Restricted Investment" means any Investment other than a Permitted Investment.

         "Restricted Subsidiary" means a Subsidiary other than an Unrestricted Subsidiary.


         "Security Agreement" means the Company Security Agreement and Subsidiary Security Agreement.



         "Security Documents" means, collectively, the Mortgages, the Security Agreements, the Pledge Agreement, the Cash Collection Account Agreement, the Intercreditor Agreement, the Trademark Security Agreement and any other document, instrument or agreement executed or delivered by the Company or any of its Subsidiaries from time to time pursuant to which the Company or any such Subsidiary shall grant a Lien on any of their respective properties, assets or revenues to secure payment of the Obligations hereunder and under the Notes or relating to intercreditor matters.


         "subsidiary" means, with respect to any Person (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof; and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

         "Subsidiary" means any subsidiary of the Company.

         "TCW Directors" means members of the Board of Directors nominated by Trust Company of the West pursuant to the Securityholders Agreement (as defined herein).

         "TCW Tax Payments" means the payments made to the TCW entities in connection with any tax liability for withholding, which payments shall not exceed $125,000 per year.

         "transfer" means any direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation).

         "Unrestricted Subsidiary" means any Subsidiary that has been designated by the Company (by written notice to the Trustee as provided below) as an Unrestricted Subsidiary; provided, that a Subsidiary may not be designated as an "Unrestricted Subsidiary" unless (i) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary (other than such Subsidiary), (ii) neither immediately prior thereto nor after giving pro forma effect to such designation, would there exist a Default or Event of Default, (iii) immediately after giving effect to such designation on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "--Limitation on Incurrence of Indebtedness" and (iv) the creditors of such Subsidiary have no direct or indirect recourse (including, without limitation, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the assets of the Company or of a Restricted Subsidiary (other than such Subsidiary). The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (i) no Default or Event of Default is existing or will occur as a consequence thereof; and (ii) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "--Limitation on Incurrence of Indebtedness." Each such designation shall be evidenced by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. The Company shall be deemed to make an Investment in each Subsidiary designated as an "Unrestricted Subsidiary" immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation; provided, that if such Subsidiary is subsequently redesignated as a Restricted Subsidiary, the amount of such Investment shall be deemed to be reduced (but not below zero) by the fair market value of the net consolidated assets of such Subsidiary on the date of such redesignation.

         "Voting Stock" means, with respect to any Person (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency); and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the products obtained by multiplying
(x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment.

         "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                   DESCRIPTION OF THE EXCHANGE PREFERRED STOCK

GENERAL

         On February 24, 1998, the Company amended its certificate of incorporation (the "Certificate of Incorporation") to authorize the issuance of up to 160,000 shares of preferred stock. The Certificate of Incorporation of the Company provides that the preferred stock may be issued from time to time in one or more series and gives the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

         The issuance of preferred stock with special voting rights (or Common Stock) could be used to deter attempts by a single stockholder or group of stockholders to obtain control of the Company in transactions not approved by the Board of Directors. The Company has no intention to issue preferred stock (or Common Stock) for such purposes.

         The following description of Exchange Preferred Stock sets forth certain general terms and provisions of the Exchange Preferred Stock. The statements below describing the Exchange Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Certificate of Incorporation, including the Certificate of Designation and Bylaws of the Company.

RANKING

         The Exchange Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank senior to the Common Stock, any additional class of common stock and any other series of preferred stock expressly made junior to the Exchange Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company. See "Risk Factors--Ranking of Exchange Preferred Stock; Consequences of Holding Company Structure."

DIVIDENDS


         Dividends on the Exchange Preferred Stock will accrue at a rate of 12% per annum of the liquidation preference. Dividends will be paid semi-annually, on February 15 and August 15 of each year commencing February 15, 1999. Dividends on the Exchange Preferred Stock will accrue from August 15, 1998. The Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Exchange Preferred Stock having an aggregate liquidation preference at least equal to the amount of such dividends. The Company intends to pay dividends by issuing additional shares of Exchange Preferred Stock. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors.



         The Certificate of Designation provides that the dividend rate on the Exchange Preferred Stock shall be automatically increased if at the end of any fiscal quarter of the Company, the Maintenance Test Ratio exceeds the Maximum Test Ratio for that fiscal quarter, then for the period during the immediately succeeding quarter, the dividend rate shall be 13.5% for the first two quarters for which the Maximum Test Ratio is exceeded (whether or not such fiscal quarters are consecutive) and 15% for any other quarter thereafter for which the Maximum Test Ratio is exceeded or in certain other circumstances.


MANDATORY REDEMPTION

         On or prior to August 15, 2003, the Company shall (subject to the legal availability of funds therefor) redeem all of the shares of outstanding Exchange Preferred Stock at a price per share in cash equal to 110% of the Liquidation Preference thereof, plus an amount equal to all accrued and unpaid dividends (whether or not declared).

OPTIONAL REDEMPTION

         The Exchange Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time, at an amount in cash equal to 110% of the Liquidation Preference of the Exchange Preferred Stock, plus an amount equal to all accrued and unpaid dividends to the date of redemption.

         If fewer than all of the outstanding shares of Exchange Preferred Stock offered hereby are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company in accordance with the Certificate of Incorporation.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Exchange Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date;
(ii) the number of shares of the Exchange Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Exchange Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all the shares of Exchange Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Exchange Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. In order to facilitate the redemption of shares of Exchange Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Exchange Preferred Stock to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

         Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless the Company defaults in providing funds for the payment of the redemption price on such date, all dividends on the Exchange Preferred Stock called for redemption will cease. From and after the redemption date, unless the Company so defaults, all rights of the holders of the Exchange Preferred Stock as stockholders of the Company, except the right to receive the redemption price (but without interest), will cease.

         Subject to applicable law and the limitation on purchases when dividends on Exchange Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of Exchange Preferred Stock in the open market, by tender or private agreement.

LIQUIDATION PREFERENCE


         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Exchange Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company (collectively, "Junior Securities"), the holders of Exchange Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of 110% of the Liquidation Preference, plus an amount equal to all dividends accrued and unpaid thereon (whether or not declared). The liquidation preference of each share of Exchange Preferred Stock shall initially be $1,000 per share (the "Liquidation Preference"). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Exchange Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Exchange Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Exchange Preferred Stock in the distributions of assets upon liquidation, dissolution or winding up, then the holders of such Exchange Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.


         If liquidating distributions shall have been made in full to all holders of the Exchange Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Exchange Preferred Stock upon liquidating, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

         Holders of the Exchange Preferred Stock offered hereby will not have any voting rights, except as set forth below or as otherwise expressly required by law.


         The affirmative vote or consent of the holders of at least a majority of the outstanding shares of Exchange Preferred Stock will be required to issue any additional shares of Exchange Preferred Stock or to amend or repeal any provision of or add any provision to, the Certificate of Incorporation, including the Certificate of Designation, if such action would materially and adversely alter or change the rights, preferences or privileges of the Exchange Preferred Stock. As a result of the TCW Investors' ownership of the Exchange Preferred Stock, the TCW Investors may have the ability to approve (without the vote of any other holder of Exchange Preferred Stock) waivers or amendments to the terms of the Exchange Preferred Stock.



         The Company's Board of Directors will automatically increase by two members and the holders of a majority of the then outstanding Exchange Preferred Stock, voting as one class, will be entitled to elect two directors to fill the vacancies created by such increase upon the occurrence of a Voting Rights Triggering Event.


         No consent or approval of the holders of Exchange Preferred Stock offered hereby will be required for the issuance from the Company's authorized but unissued preferred stock or Junior Securities.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Exchange Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

COVENANTS


         Limitation on Restricted Payments. The Company shall not, and, with respect to clause (ii) below, shall not permit any Subsidiary to, directly or indirectly, take any of the following actions: (i) declare, set aside for payment or pay any dividend on, or make any distribution to the holders of any Junior Securities (other than dividends or distributions payable solely in shares of a class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Securities other than Common Stock, together with cash in lieu of fractional shares), or (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Junior Securities (such payments or other actions described in (but not excluded from) clauses (i) and (ii) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (1) no Voting Rights Triggering Event shall have occurred and be continuing, and (2) all accrued dividends on the Exchange Preferred Stock shall have been paid in full, or funds sufficient for payment thereof have been set apart for payment.



         Limitation on Asset Sales. The Company shall not, and shall not permit any Subsidiary to, make any Asset Sale unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the transfer agent) of the assets subject to such Asset Sale, (ii) at least 75% of the consideration for such Asset Sale is in the form of cash, Cash Equivalents or liabilities of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Preferred Stock) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company and its Subsidiaries with respect to such liabilities), and (iii) within 12 months of such Asset Sale, the Net Proceeds thereof are (a) invested in assets related to the business of the Company or its Subsidiaries, or (b) used to repay, purchase or otherwise acquire Indebtedness under the New Credit Facility, or (c) used during such 12 months, or withing 60 days after such 12 month period, to purchase or otherwise acquire Preferred Stock or Exchange Preferred Stock, or
(d) to the extent not used as provided in clause (a) through (c), applied to make an offer to purchase Preferred Stock or Exchange Preferred Stock as described below (an "Excess Proceeds Offer"); provided, that if the amount of Net Proceeds from any Asset Sale not invested or used pursuant to clause (a),
(b) or (c) above is less than $5.0 million, the Company shall not be required to make an offer pursuant to clause (c) until the aggregate amount of Excess Proceeds from all Asset Sales exceeds $5.0 million. Pending the final application of any such

Net Proceeds, the Company or any Subsidiary may temporarily reduce Indebtedness under the New Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.



         For the purposes of this covenant, the following are deemed to be cash:
(y) securities received by the Company or any Subsidiary from the transferee that are promptly converted by the Company or such Subsidiary into cash and (z) assets related to the business of the Company or its Subsidiaries received in an exchange of assets transaction; provided that (i) in the event such exchange of assets transaction or series of related exchange of assets transactions (each an "Exchange Transaction") involves an aggregate value in excess of $2.5 million, the terms of such Exchange Transaction shall have been approved by a majority of the disinterested members of the Board of Directors, (ii) in the event such Exchange Transaction involves an aggregate value in excess of $5.0 million, the Company shall have received a written opinion from a nationally recognized independent investment banking firm that the Company has received consideration equal to the fair market value of the assets disposed of and (iii) any assets to be received shall be comparable to those being exchanged as determined in good faith by the Board of Directors.



         The amount of Net Proceeds not invested, used or applied as set forth in the preceding clauses (a) through (c) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company shall offer to purchase Exchange Preferred Stock having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid dividends, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 90 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the Exchange Preferred Stock tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.



         Each Excess Proceeds Offer shall remain open for a period of 20 Business Days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company shall purchase and mail or deliver payment for the Purchase Amount for the Exchange Preferred Stock or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Exchange Preferred Stock tendered pursuant to the Excess Proceeds Offer. The principal amount of Exchange Preferred Stock to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Exchange Preferred Stock acquired by the Company through purchase or redemption subsequent to the date of the Asset Sale and surrendered to the transfer agent for cancellation.



         Each Excess Proceeds Offer shall be conducted in compliance with all applicable laws, including without limitation, Regulation 14E of the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.



         There can be no assurance that sufficient funds will be available at the time of any Excess Proceeds Offer to make required repurchases. Merger, Consolidation or Sale of Assets. The Company shall not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person (whether or not the Company is the surviving corporation) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Subsidiaries) to any other Person or Persons, unless at the time and immediately after giving effect thereto: (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Subsidiaries on a consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia; (ii) the Exchange Preferred Stock shall be converted into or exchanged for and shall become debt of the Surviving Entity having in respect of the Surviving Entity the same rights and privileges that the Exchange Preferred Stock had immediately prior to such transaction with respect to the Company; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing; (iv) the Company (or the Surviving Entity as the case may be) has
(A) a Consolidated Net Worth (immediately after giving effect to such transaction, but prior to any purchase accounting adjustments from such transaction) not less than 100% of the Consolidated Net Worth of the Company immediately before such transaction and
(B) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), could incur at least $1.00 of additional Indebtedness pursuant to the "Interest Coverage Ratio" test set forth in the Indenture; and (v) the Company or the Surviving Entity shall have delivered to the Holders an Officers' Certificate, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition comply with the Certificate of Designation.



         In the event of any transaction (other than a lease) complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its Obligations under, the Certificate of Designation and the Exchange Preferred Stock.



         Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for (i) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $1.0 million; provided, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary, (ii) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $2.5 million; provided, that a majority of the disinterested members of the Board of Directors of the Company determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary, (iii) Affiliate Transactions for which the Company delivers to the holders an opinion as to the fairness to the Company or such Subsidiary from a financial point of view, issued by an investment banking firm of national standing and (iv) Permitted Affiliate Transactions and other Restricted Payments permitted by the provisions described under "Description of the Exchange Notes--Limitations on Restricted Payments"



         Maintenance Test Ratio. The Company will calculate whether the Maintenance Test Ratio exceeds any of the following respective amounts at the end of the fiscal quarter (the "Maximum Test Ratio") set forth opposite such Maximum Test Ratio:



                 Fiscal Quarter Ended                     Maximum Test Ratio
                 --------------------                     ------------------
         June, September, 1998                                   6.75

         December 1998                                           6.50

         March, June, September, December 1999                   6.00

         March, June, September, December 2000                   5.50

         March, June, September, December 2001                   5.25

         March, June, September, December 2002

           and each quarter thereafter                           5.00



         Reports. The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also (i) file with the transfer agent, and provide to each Holder of Exchange Preferred Stock, without cost to such holder, copies of such reports and documents within fifteen days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (ii) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's costs copies of such reports and documents to any prospective holder of Exchange Preferred Stock promptly upon written request together with an Officers' Certificate.


EXCHANGE

         Subject to certain limitations, upon a resolution adopted by a majority of the Board of Directors, the Company may, at its option, on not less than 30 nor more than 60 days notice to holders of record of the Exchange Preferred Stock, exchange on any February 15 or August 15 beginning February 15, 1999, its 12% Subordinated Debentures due 2003 (the "Exchange Debentures") for all, but not less than all, of the shares of Exchange Preferred Stock then outstanding. See "Description of Exchange Debentures" for a description of the terms of the Exchange Debentures. In such event, shares of Exchange Preferred Stock will be exchanged for Exchange Debentures with an aggregate principal amount equal to the then aggregate Liquidation Preference plus accrued and unpaid dividends of the Exchange Preferred Stock. Exchange Debentures may be issued in denominations of $1,000 and integral multiples of $1,000 (or at the option of the Company, in denominations of $100 and integral multiples of $100). In the event such exchange would result in issuance of an Exchange Debenture in a principal amount which is not an integral multiple of $1,000 (or such lesser amount), the difference between such amount and the higher of zero and the highest integral multiple of $1,000 (or such lesser amount) less than such amount shall be paid to such holder in cash. At the exchange date, the rights of holders of Exchange Preferred Stock shall cease and the person or persons entitled to receive the Exchange Debentures issuable upon such exchange shall be treated as the registered holder or holders of Exchange Debentures. The Company may not exchange Exchange Preferred Stock for Exchange Debentures unless such Indebtedness is permitted to be incurred under its other agreements, including the Indenture and the New Credit Facility.

CERTAIN DEFINITIONS


         "Asset Sale" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock or a Subsidiary (other than directors' qualifying shares), property or other assets, including by way of a sale/leaseback transaction (each referred to for the purposes of this definition as a "disposition"), by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets in the ordinary course of business, (iii) dispositions of inventory in the ordinary course of business,
(iv) for purposes of the covenant described under "--Limitation on Asset Sales" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "Description of the Exchange Notes--Limitations on Restricted Payments", (v) the sale, lease, transfer or other disposition of all or substantially all the assets of the Company as permitted under the covenant described under "--Merger, Consolidation or Sale of Assets", (vi) the grant of Liens permitted by the covenant described under "Description of the Exchange Notes--Limitation on Liens" and (vii) sales of obsolete or worn-out equipment.



         "Consolidated EBITDA" means, with respect to any Person (the referent Person) for any period, consolidated operating profit of such Person and its subsidiaries for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such operating profit (loss) of such Person for such period, and without duplication) amortization, depreciation and other non-cash charges (including, without limitation, impairment charges, amortization of goodwill, deferred financing fees and other intangibles but excluding non-cash charges incurred after the date of the Indenture that require an accrual of or a reserve for cash charges for any future period); provided, that the operating profit (loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person.



         "Consolidated Net Worth" means, with respect to any Person, the total stockholders' equity of such Person determined on a consolidated basis in accordance with GAAP adjusted to exclude (to the extent included in calculating such equity) (i) the amount of any such stockholders' equity attributable to Disqualified Capital Stock of such Person and its consolidated subsidiaries;
(ii) all upward revaluations and other write-ups in the book value of any asset of such person or a consolidated subsidiary of such person subsequent to the Closing Date; and (iii) all Investments in persons that are not consolidated Subsidiaries.



         "Disqualified Capital Stock" means any Equity Interests that either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the Exchange Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity.



         "Maintenance Test Ratio" means, at any time, the ratio of (i) the result of (x) the aggregate amount of Indebtedness of the Company and its Subsidiaries (on a consolidated basis) as of the time of determination plus (y) 110% of the then applicable Liquidation Preference of the Exchange Preferred Stock, and the liquidation preference of any other shares of preferred stock of the Company or any Subsidiary of the Company (other than preferred stock owned by the Company or a Wholly Owned Subsidiary), plus, in each case, accrued and unpaid dividends as of the time of determination, to (ii) the result of (a) the Consolidated EBITDA of the Company for the last four fiscal quarters from the time of determination less (b) the aggregate amount of the cash charges in such four-quarter period against the reserve established by the Company and its Subsidiaries on a consolidated basis relating to the elimination of costs associated with restaurants closed in 1997 and prior years as set forth in "Unaudited Selected Consolidated Pro Forma Condensed Financial Data" contained elsewhere in this Prospectus plus (c) $3.3 million for the four quarter period ended March 1998, $2.2 million for the four-quarter period ended June 1998 and $1.6 million for the four-quarter period ended September 1998.



         "Mandatory Redemption Date" means August 15, 2003.



         "Net Proceeds" means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including payments in respect of deferred payment obligations when received), net of (a) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of the Company, (b) taxes actually payable directly as a result of such Asset Sale (after taking into account any available net operating loss carryovers, tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the permanent repayment of Indebtedness in connection with such Asset Sale, and (d) appropriate amounts provided as a reserve by the Company or any Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale.



         "Permitted Affiliate Transactions" means (i) employment agreements, stockholder agreements, stock options or other incentive plans existing on the Closing Date or thereafter entered into by the Company or any Subsidiary in the ordinary course of business with the approval of a majority of the disinterested members of the Company's Board of Directors; (ii) transactions between, among or for the benefit of the Company and/or its Subsidiaries; (iii) reasonable and customary fees and compensation paid to and indemnity, loans or advances provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary as determined in good faith by a majority of the disinterested members of the Company's Board of Directors; and (iv) payments made to affiliates of the TCW Shared Opportunies Fund or the TCW Leverage Income Trust in connection with any tax liability for withholding, which payments shall not exceed $125,000 per year.



         "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.



         "Voting Rights Triggering Event" means the occurrence of one of the following events: (i) dividends on the Exchange Preferred Stock are in arrears and unpaid for any quarterly period; (ii) the Company fails to discharge its obligation to redeem the Exchange Preferred Stock on the Mandatory Redemption Date or fails to otherwise discharge any redemption obligations with respect to the Exchange Preferred Stock; (iii) the Maintenance Test Ratio exceeds the applicable Maximum Test Ration for a period of eight (8) consecutive fiscal quarters; (iv) the Company breaches any of the covenants contained in the Certificate of Designation concerning Restricted Payments, sales of assets, affiliate transactions, mergers and sales of assets; or (v) a breach or violation of any other provision contained in the Certificate of Designation which materially affects the Holders and such breach or violation continues for a period of 30 days or more after receipts of notice from a majority of the Holders of the Exchange Preferred Stock.



         "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                     DESCRIPTION OF THE EXCHANGE DEBENTURES



         The Exchange Debentures will be issued under an indenture (the "Exchange Debenture Indenture"), to be dated as of the date of issuance (the "Exchange Date") of the Exchange Debentures, between the Company and a bank or trust company as trustee (the "Exchange Debenture Trustee") to be selected by the Company prior to the Exchange Date. A copy of the proposed form of the Exchange Debenture Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The summaries of certain provisions of the Exchange Debenture Indenture hereunder do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Exchange Debenture Indenture including the definitions therein of certain terms and those terms made part of the Exchange Debenture Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Exchange Debenture Indenture. The definitions of certain terms used in the following summary are set forth under "Description of the Exchange Preferred Stock--Certain Definitions" and "--Certain Definitions."


         The Exchange Debentures may be issued in denominations of $1,000 and in integral multiples of $1,000 (or, at the option of the Company, in denominations of $100 and integral multiples of $100).

PRINCIPAL, MATURITY AND INTEREST

         The Exchange Debenture Indenture authorizes a maximum aggregate principal amount of $80,000,000 of the Exchange Debentures. The Exchange Debentures will be due on August 15, 2003. At maturity, the Company shall pay a premium of 10% of the principal amount. The Exchange Debentures will bear interest from the Exchange Date at a rate per annum equal to 12%. Interest on the Exchange Debentures will be payable semi-annually on February 15 and August 15 in each year to holders of record at the close of business on the first day of the calendar month in which such interest payment date occurs, commencing on the first interest payment date after issuance. Alternatively, the Company may, at its option, issue new Exchange Debentures having an aggregate principal amount equal to the amount of such interest payments.

         Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Exchange Debentures will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Exchange Debentures at their respective addresses set forth in the register of holders of Exchange Debentures. Until otherwise designated by the Company, such office or agency will be the office of the Exchange Debenture Trustee maintained for such purpose. If a payment date is a legal holiday, payment may be made at that place on the next succeeding day that is not a legal holiday, and no interest shall accrue for the intervening period.


         The Exchange Debentures provide that the rate of interest on the Exchange Debentures shall be automatically increased if at the end of any fiscal quarter of the Company, the Maintenance Test Ratio exceeds the Maximum Test Ratio for that fiscal quarter, then for the period during the immediately succeeding quarter, the rate of interest hereunder shall be 13.5% for the first two quarters for which the Maximum Test Ratio is exceeded (whether or not such fiscal quarters are consecutive) and 15% for any other quarter thereafter for which the Maximum Test Ratio is exceeded or in certain other circumstances.


OPTIONAL REDEMPTION

         The Exchange Debentures are redeemable as a whole or from time to time in part, at the option of the Company, at a redemption price equal to 110% of the principal amount, together with accrued interest to the Redemption Date, but interest installments due on or prior to such Redemption Date will be payable to the record holders of such Exchange Debentures on the relevant Record Dates referred to on the face thereof.

GUARANTORS

         The Exchange Debentures will not be guaranteed by the Guarantors.

COLLATERAL

         The Exchange Debentures will not be secured by the Collateral, or any other property of the Company or its subsidiaries.

SUBORDINATION

         The Exchange Debentures will be general, unsecured obligations of the Company, subordinated in right of payment to all Senior Debt of the Company. Such subordination will not prevent the occurrence of an Event of Default.

         No payment (other than payments made with Junior Securities) may be made by the Company or on behalf of the Company on account of principal of or interest on the Exchange Debentures or to acquire or repurchase any of the Exchange Debentures on account of the redemption provisions of the Exchange Debentures (i) upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, unless and until all such Senior Debt is first paid in full or (ii) upon the happening of any default in payment of any principal of or interest on any Senior Debt when the same becomes due and payable (a "Payment Default"), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist.

         Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Debt to declare such Senior Debt to be due and payable (or, in the case of letters of credit, require cash collateralization thereof) and (ii) written notice of such event of default given to the Company and the Exchange Debenture Trustee, by the lenders' agent under the New Credit Facility or holders of an aggregate of at least $15 million principal amount outstanding of any Senior Debt or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company on account of any Obligation in respect of the Exchange Debentures, including the principal of, premium, if any, or interest on the Exchange Debentures, or to repurchase any of the Exchange Debentures, or on account of the redemption provisions of the Exchange Debentures, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the holders of the Exchange Debentures during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Exchange Debentures. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period unless such other Payment Blockage Period is commenced by a Payment Notice and such event of default shall have been cured or waived for a period of at least 90 consecutive days.

         In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Exchange Debenture Trustee or the holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Exchange Debenture Trustee or such holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

         Upon any distribution of assets of the Company, upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all

Senior Debt of the Company will first be entitled to receive payment in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents (or have such payment duly provided for) before the holders are entitled to receive any payment on account of any Obligation in respect of the Exchange Debentures including the principal of, premium, if any, and interest on the Exchange Debentures (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the holders or the Exchange Debenture Trustee on behalf of the holders would be entitled (by set-off or otherwise) but for the subordination provisions contained in the Exchange Debenture Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full in Cash or Cash Equivalents (or have such payment duly provided for) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

         Because of these subordination provisions, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Exchange Debentures. The subordination provisions described above will cease to be applicable to the Exchange Debentures upon any legal defeasance or covenant defeasance of the Exchange Debentures as described under "--Defeasance and Discharge of the Exchange Debenture Indenture and the Exchange Debentures."

COVENANTS


         Limitation on Restricted Payments. The Company shall not, and, with respect to clause (ii) below, shall not permit any Subsidiary to, directly or indirectly, take any of the following actions: (i) declare, set aside for payment or pay any dividend on, or make any distribution to the holders of any Junior Securities (other than dividends or distributions payable solely in shares of a class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Securities other than Common Stock, together with cash in lieu of fractional shares), or (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Junior Securities (such payments or other actions described in (but not excluded from) clauses (i) and (ii) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (1) no Default shall have occurred and be continuing, and (2) all accrued interest on the Exchange Debentures shall have been paid in full, or funds sufficient for payment thereof have been set apart for payment.



         Limitation on Asset Sales. The Company shall not, and shall not permit any Subsidiary to, make any Asset Sale unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Exchange Debenture Trustee) of the assets subject to such Asset Sale, (ii) at least 75% of the consideration for such Asset Sale is in the form of cash, Cash Equivalents or liabilities of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Debentures) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company and its Subsidiaries with respect to such liabilities), and (iii) within 12 months of such Asset Sale, the Net Proceeds thereof are (a) invested in assets related to the business of the Company or its Subsidiaries, or (b) used to repay, purchase or otherwise acquire Indebtedness under the New Credit Facility, or (c) used during such 12 months, or withing 60 days after such 12 month period, to purchase or otherwise acquire Exchange Debentures, or (d) to the extent not used as provided in clause (a) or (b), applied to make an offer to purchase Exchange Debentures as described below (an "Excess Proceeds Offer"); provided, that if the amount of Net Proceeds from any Asset Sale not invested or used pursuant to clause (a), (b) or (c) above is less than $5.0 million, the Company shall not be required to make an offer pursuant to clause (c) until the aggregate amount of Excess Proceeds from all Asset Sales exceeds $5.0 million. Pending the final application of any such Net Proceeds, the Company or any Subsidiary may temporarily reduce Indebtedness under the New Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.



         For the purposes of this covenant, the following are deemed to be cash:
(y) securities received by the Company or any Subsidiary from the transferee that are promptly converted by the Company or such Subsidiary into cash and (z) assets related to the business of the Company or its Subsidiaries received in an exchange of assets transaction; provided that (i) in the event such exchange of assets transaction or series of related exchange of assets transactions (each an "Exchange Transaction") involves an aggregate value in excess of $2.5 million, the terms of such Exchange Transaction shall have been approved by a majority of the disinterested members of the Board of Directors, (ii) in the event such Exchange Transaction involves an aggregate value in excess of $5.0 million, the Company shall have received a written opinion from a nationally recognized independent investment banking firm that the Company has received consideration equal to the fair market value of the assets disposed of and (iii) any assets to be received shall be comparable to those being exchanged as determined in good faith by the Board of Directors.


         The amount of Net Proceeds not invested, used or applied as set forth in the preceding clauses (a) and (b) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company shall offer to purchase Exchange Debentures having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 90 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the Exchange Debentures tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.



         Each Excess Proceeds Offer shall remain open for a period of 20 Business Days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company shall purchase and mail or deliver payment for the Purchase Amount for the Exchange Debentures or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Exchange Debentures tendered pursuant to the Excess Proceeds Offer. The principal amount of Exchange Debentures to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Exchange Debentures acquired by the Company through purchase or redemption subsequent to the date of the Asset Sale and surrendered to the Exchange Debenture Trustee for cancellation.



         Each Excess Proceeds Offer shall be conducted in compliance with all applicable laws, including without limitation, Regulation 14e-1 of the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.



         There can be no assurance that sufficient funds will be available at the time of any Excess Proceeds Offer to make required repurchases.



         Merger, Consolidation or Sale of Assets. The Company shall not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person (whether or not the Company is the surviving corporation) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Subsidiaries) to any other Person or Persons, unless at the time and immediately after giving effect thereto: (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Subsidiaries on a consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia; (ii) the Exchange Debentures shall be converted into or exchanged for and shall become debt of the Surviving Entity having in respect of the Surviving Entity the same rights and privileges that the Exchange Debentures had immediately prior to such transaction with respect to the Company, and the Surviving Entity (if other than the Company) or the Person to which such transfer has been made shall assume all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Exchange Debentures and the Exchange Debenture Indenture; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default, and no event that after the giving of notice or lapse of time or both would become a Default, shall have occurred and be continuing; (iv) the Company (or the Surviving Entity as the case may be) has (A) a Consolidated Net Worth (immediately after giving effect to such transaction, but prior to any purchase accounting adjustments from such transaction) not less than 100% of the Consolidated Net Worth of the Company immediately before such transaction and
(B) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), could incur at least $1.00 of additional Indebtedness pursuant to the "Interest Coverage Ratio" test set forth in the Indenture; and (v) the Company or the Surviving Entity shall have delivered to the Holders an Officers' Certificate, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition comply with the Exchange Debenture Indenture.

         In the event of any transaction (other than a lease) complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its Obligations under, the Exchange Debenture Indenture and the Exchange Debentures.



         Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for (i) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $1.0 million; provided, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary, (ii) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $2.5 million; provided, that a majority of the disinterested members of the Board of Directors of the Company determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary, (iii) Affiliate Transactions for which the Company delivers to the Trustee an opinion as to the fairness to the Company or such Subsidiary from a financial point of view, issued by an investment banking firm of national standing and (iv) Permitted Affiliate Transactions and other Restricted Payments permitted by the provisions described under "Description of the Exchange Notes--Limitations on Restricted Payments"



         Maintenance Test Ratio. The Company will calculate whether the Maintenance Test Ratio exceeds any of the following respective amounts at the end of the fiscal quarter (the "Maximum Test Ratio") set forth opposite such Maximum Test Ratio:



                 Fiscal Quarter Ended                 Maximum Test Ratio
                 -------------------------------------------------------
         June, September, 1998                               6.75

         December 1998                                       6.50

         March, June, September, December 1999               6.00

         March, June, September, December 2000               5.50

         March, June, September, December 2001               5.25

         March, June, September, December 2002

           and each quarter thereafter                       5.00



         Reports. Whether or not required by the rules and regulations of the Commission, so long as any Exchange Debentures are outstanding, the Company will furnish to the Exchange Debenture Trustee, and deliver or cause to be delivered to the holders of Exchange Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants; and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. From and after the time a registration statement with respect to the Exchange Debentures is declared effective by the Commission, the Company will file such information with the Commission, provided that the Commission will accept such filing.


EVENTS OF DEFAULT AND REMEDIES


         Each of the following will constitute an Event of Default under the Exchange Debenture Indenture (i) default for 30 days in the payment when due of interest on the Exchange Debentures; (ii) default in payment of principal (or premium, if any) on the Exchange Debentures when due at maturity, redemption, by acceleration or otherwise; (iii) default in the performance or breach of the provisions of "Limitation on Asset Sales," and "--Merger, Consolidation or Sale of Assets"

;(iv) default in the performance or breach of the provisions of "Limitation on Restricted Payments" and the continuance of such default for a period of 30 days; (v) failure by the Company for 30 days after notice to comply with certain other agreements in the Exchange Debenture Indenture or the Exchange Debentures;
(vi) default under (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary (or the payment of which is guaranteed by the Company or any Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Exchange Debenture Indenture, if (a) either (1) such default results from the failure to pay principal on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $2.5 million in the aggregate; (vii) failure by the Company or any Subsidiary to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $2.5 million which judgments are not discharged, bonded or stayed within 60 days after their entry; (viii) written assertion by the Company of the unenforceability of its obligations under the Exchange Debenture Indenture or the Exchange Debentures to which it is a party; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary.


         If any Event of Default occurs and is continuing, the Exchange Debenture Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Debentures may declare by written notice to the Company and the Exchange Debenture Trustee all of the Exchange Debentures to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Exchange Debentures will become due and payable without further action or notice. Holders of the Exchange Debentures may not enforce the Exchange Debenture Indenture or the Exchange Debentures except as provided in the Exchange Debenture Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Debentures may direct the Exchange Debenture Trustee in its exercise of any trust or power.


         The holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding, by written notice to the Company and the Exchange Debenture Trustee, may on behalf of the holders of all of the Exchange Debentures (i) waive any existing Default or Event of Default and its consequences under the Exchange Debenture Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Debentures or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected; and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.


         The Company is required upon becoming aware of any Default or Event of Default, to deliver to the Exchange Debenture Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, employee, incorporator, stockholder or controlling person of the Company, as such, will have any liability for any obligations of the Company under the Exchange Debentures or the Exchange Debenture Indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Exchange Debentures by accepting an Exchange Debenture waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Exchange Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that a waiver is against public policy.

DEFEASANCE AND DISCHARGE OF THE EXCHANGE DEBENTURE INDENTURE AND THE EXCHANGE DEBENTURES

         The Exchange Debenture Indenture provides that the Company (i) will be discharged from any and all obligations in respect of the Exchange Debentures, other than the obligation to duly and punctually pay the principal of, and premium, if any, and interest on, the Exchange Debentures in accordance with the terms of the Exchange Debentures and the Exchange Debenture Indenture or (ii) will be released from compliance with the restrictive covenants and certain Events of Default, upon irrevocable deposit with the Exchange Debenture Trustee, in trust, of money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the due dates thereof on the Exchange Debentures. Such trust may only be established if, among other things (i) the Company has delivered to the Exchange Debenture Trustee an opinion of independent counsel to the effect that the holders of the Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default or Event of Default shall have occurred or be continuing; and (iii) certain customary conditions precedent are satisfied.


         The Company may satisfy and discharge its Obligations under the Exchange Debenture Indenture to holders of the Exchange Debentures by delivering to the Exchange Debenture Trustee for cancellation all outstanding Exchange Debentures or by depositing with the Exchange Debenture Trustee or the Paying Agent, if applicable, after the Exchange Debentures have become due and payable, cash sufficient to pay all amounts due under all of the outstanding Exchange Debentures and paying all other sums payable under the Exchange Debenture Indenture by the Company.


TRANSFER AND EXCHANGE


         A holder may transfer or exchange Exchange Debentures in accordance with the Exchange Debenture Indenture. The Registrar and the Exchange Debenture Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Exchange Debenture Indenture. The Company is not required to transfer or exchange any Exchange Debenture selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Debenture for a period of 15 days before a selection of Exchange Debentures to be redeemed. The registered holder of a Exchange Debenture will be treated as the owner of it for all purposes.


AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the two succeeding paragraphs, the Exchange Debenture Indenture and the Exchange Debentures may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Exchange Debentures then outstanding (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures) and any existing Default or Event of Default or compliance with any provision of the Exchange Debenture Indenture or the Exchange Debentures may be waived with the consent of the holders of a majority in principal amount of the then outstanding Exchange Debentures (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures).


         Without the consent of each holder affected, an amendment or waiver may not (with respect to any Exchange Debentures held by a non-consenting holder of Exchange Debentures) (i) reduce the principal amount of Exchange Debentures whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium on, or change the fixed maturity of any Exchange Debenture, alter the provisions with respect to the redemption of the Exchange Debentures in a manner adverse to the holders of the Exchange Debentures, or alter the price at which repurchases of the Exchange Debentures may be made pursuant to an Excess Proceeds Offer; (iii) reduce the rate of or change the time for payment of interest on any Exchange Debenture; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Debentures; (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debentures; (vi) make any change in the provisions of the Exchange Debenture Indenture relating to waivers of past Defaults or the rights of holders of Exchange Debentures to receive payments of principal of or interest on the Exchange Debentures; (vii) waive a redemption payment with respect to any Exchange Debenture; (viii) adversely affect the contractual ranking of the Exchange Debentures; or (ix) make any change in the foregoing amendment and waiver provisions.



         Notwithstanding the foregoing, without the consent of the holders of Exchange Debentures, the Company and the Exchange Debenture Trustee may amend or supplement the Exchange Debenture Indenture or the Exchange Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures, to provide for the assumption of the Company's obligations to holders of the Exchange Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Exchange Debentures or that does not adversely affect the legal rights under the Exchange Debenture Indenture of any such holder or to comply with requirements of the Commission in order to effect or maintain the qualification of the Exchange Debenture Indenture under the Trust Exchange Debenture Indenture Act.


CONCERNING THE EXCHANGE DEBENTURE TRUSTEE

         The Exchange Debenture Indenture contains certain limitations on the rights of the Exchange Debenture Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Exchange Debenture Trustee will be permitted to engage in other transactions; provided, that if the Exchange Debenture Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Exchange Debenture Trustee, subject to certain exceptions. The Exchange Debenture Indenture provides that in case an Event of Default occurs (and is not cured), the Exchange Debenture Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Exchange Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Debenture Indenture at the request of any holder of Exchange Debentures, unless such holder shall have offered to the Exchange Debenture Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

         Any person who receives this Prospectus may obtain a copy of the form of Exchange Debenture Indenture without charge by writing to the Company at 450 Newport Center Drive, 6th Floor, Newport Beach, California 92660.

CERTAIN DEFINITIONS


         Set forth under "The Description of the Exchange Preferred Stock-- Certain Definitions" and set forth below are certain defined terms used in the Exchange Debenture Indenture. Reference is made to the Exchange Debenture Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.


         "Senior Debt" means all Indebtedness of the Company, unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior or superior in right of payment to the Exchange Debentures. Notwithstanding the foregoing, Senior Debt of the Company shall not include: (i) Indebtedness evidenced by the Exchange Debentures, (ii) Indebtedness of the Company to any Subsidiary of the Company, or (iii) any amounts payable or other Indebtedness to trade creditors created, incurred, assumed or guaranteed by the Company or any Subsidiary of the Company in the ordinary course of business in connection with obtaining goods or services.

                            DESCRIPTION OF THE NOTES

         The terms of the Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Exchange Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Notes are not freely transferable by holders thereof and were issued subject to certain covenants regarding registration as provided therein and in the Registration Rights Agreement (which covenants will terminate and be of no further force or effect upon completion of this Exchange Offer).

                       DESCRIPTION OF THE PREFERRED STOCK

         The form and terms of the Preferred Stock are substantially identical in all respects to the terms of the Exchange Preferred Stock for which they may be exchanged pursuant to this Exchange Offer, except that the Preferred Stock is not freely transferable by holders thereof and was issued subject to certain covenants regarding registration as provided therein and in the Registration Rights Agreement (which covenants will terminate and be of no further force or effect upon completion of this Exchange Offer).

                          DESCRIPTION OF CAPITAL STOCK

         The Company's Certificate of Incorporation was amended to authorize 1,000,000 shares of Common Stock, $.01 par value per share, and 160,000 shares of preferred stock, $.01 par value per share.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on each matter to be decided by the stockholders and do not have cumulative voting rights. Accordingly, but subject to the Securityholders Agreement, the holders of a majority of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of Common Stock have no preemptive, redemption or conversion rights. The holders of the Common Stock are entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time out of funds legally available for such purpose. In the event of liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of all of the Company's debts and obligations and any preferential distributions to holders of Preferred Stock, if any, the holders of the Common Stock are entitled to share ratably in the Company's remaining assets. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Holders of Warrants and the Common Stock have certain rights and limitations with respect to their securities. See "Security Ownership of Certain Beneficial Owners and Management--Securityholders Agreement."

PREFERRED STOCK

         The Board of Directors is authorized, without further action by the stockholders, to provide for the issuance of shares of preferred stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designation, powers, preferences and rights of each such class or series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, the Board of Directors may afford the holders of any class or series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company. The Company issued the Preferred Stock and will issue the Exchange Preferred Stock offered hereby pursuant to these provisions. See "Description of the Exchange Preferred Stock" and "Description of the Preferred Stock."

                           DESCRIPTION OF THE WARRANTS

         The Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") dated as of February 25, 1998 between the Company and U.S. Trust Company of California, N.A., as the warrant agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, including the definitions therein of certain terms. The Warrant Agent may resign at any time, in which case a successor warrant agent is to be appointed pursuant to the terms of the Warrant Agreement.

         The Warrants are not the the subject of this Exchange Offer.


GENERAL

         The Company issued Warrants as part of the Units. Each Warrant, when exercised, entitles the holder thereof to receive 2.66143 shares of Common Stock of the Company (each, a "Warrant Share") at an initial exercise price of $.01 per share (the "Exercise Price"). The Exercise Price and the number of Warrant Shares issuable upon exercise of a Warrant are both subject to adjustment in certain cases. See "-Adjustments" below. The Warrants are immediately exercisable. Unless exercised, the Warrants will automatically expire on the earlier of the Public Company Date and August 15, 2008 (the "Expiration Date"). The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. The Warrants entitle the holders thereof to purchase in the aggregate 93,150 shares of Common Stock, or approximately 40% of the Common Stock of the Company on a diluted basis (including the Common Stock issuable upon exercise of the Warrants and any other warrants to purchase Common Stock) as of the date of issuance of the Warrants.

         The Warrants may be exercised at any time by surrendering to the Company the Warrant certificates evidencing such Warrants, if any, with the accompanying form of election to purchase, properly completed and executed, together with payment of the Exercise Price. Holders of Warrants, however, are not entitled to exercise such Warrants, unless (i) a registration statement filed under the Securities Act in respect of the issuance of the Warrant Shares is then effective or (ii) an exemption from the registration requirements is available under the Securities Act for the issuance of the Warrant Shares at the time of such exercise and, if requested by the Company, an opinion of counsel addressed to the Warrant Agent (as defined) and the Company confirms such exemption. Payment of the Exercise Price may be made in the form of cash or a certified or official bank check payable to the order of the Company. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Warrants and Warrant Agreement, including, without limitation, any cash payable to adjust for fractional interests in Warrant Shares issuable upon such exercise. If fewer than all of the Warrants evidenced by a Warrant certificate are to be exercised, a new Warrant certificate will be issued for the remaining number of Warrants. In addition, a holder may exchange a Warrant for that number of Warrant Shares with an aggregate Current Market Value equal to the difference between (i) the Current Market Value of the Warrant Shares issuable upon exercise of such Warrant minus (ii) the aggregate Exercise Price for such Warrant Shares.

         No fractional Warrant Shares will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable upon the exercise of the Warrants (or specified portion thereof), the Company will, in lieu of issuing a fraction of a Warrant Share, pay to the holder of the Warrant at the time of exercise an amount in cash equal to the same fraction of the Current Market Value (as defined) of a share of Common Stock less the portion of the Exercise Price attributable thereto.

         After the Warrants are separately transferable, certificates for Warrants will be issued in global form or registered form as definitive warrant certificates and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration of transfer or exchange of Warrant certificates.

         The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends. The holders of the Warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

ADJUSTMENTS

         Each of the number of Warrant Shares purchasable upon the exercise of the Warrants and the Exercise Price is subject to adjustment in certain events, including: (i) the payment by the Company of dividends (or other distributions) on the Common Stock of the Company payable in shares of such Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassification of the Common Stock, (iii) the distribution to all holders of the Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding cash dividends or other cash distributions from current or retained earnings); and (iv) if the Company issues
(x) shares of Common Stock for a consideration per share without deduction for commissions and fees less than the Current Market Value per share or (y) any securities convertible into or exchangeable for Common Stock for a consideration per share without deduction for commissions and fees of Common Stock initially deliverable upon conversion or exchange of such securities that is less than the Current Market Value per share on the date of issuance of such securities.

         Notwithstanding the foregoing, no adjustment or action need be made for
(i) a change solely in the par value or no par value of the Common Stock, provided that the Company shall not increase the par value to exceed the Exercise Price, (ii) the conversion or exchange (other than pursuant to a reclassification), in any case on a share-for-share basis, of Common Stock for non-voting or light voting common stock that has rights (other than voting rights) identical to the Common Stock, or of such non-voting or light voting stock for Common Stock, (iii) the issuance to employees of the Company or any of its Subsidiaries of stock or stock options in an amount which, upon purchase or exercise, as the case may be, would represent in the aggregate, less than 15% of the Company's common stock on a fully diluted basis, (iv) exercise of options, warrants or convertible securities, (v) any exercise of the Warrants or (vi) any bona fide firm commitment underwriting.

         As used herein, the term "Current Market Value" per share of Common Stock or any other security at any date means, on any date of determination (a) the average of the daily closing sale prices for each of 15 trading days immediately preceding such date (or such shorter number of days during which such security has been listed or traded), if the security has been listed on the New York Stock Exchange, the American Stock Exchange or other national securities exchange or the NASDAQ National Market for at least 10 trading days prior to such date, (b) if such security is not so listed or traded, the average of the daily closing bid prices for each of the 15 trading days immediately preceding such date (or such shorter number of days during which such security had been quoted), if the security has been quoted on a national over-the-counter market for at least 10 trading days, (c) in the case of an underwritten public offering, the bona fide price and (d) otherwise, the value of the security most recently determined as of a date within the six months preceding such day by the Company's Board of Directors.

         In case of certain reclassifications, redesignations, reorganizations or changes in the number of outstanding shares of Common Stock or consolidations or mergers of the Company or the sale of all or substantially all of the assets of the Company, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

         The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions with respect to the Common Stock, receive notice of any meeting of the stockholders of the Company, consent to any action of the stockholders of the Company, receive notice of any other stockholder proceedings, or to any other rights as stockholders of the Company.

REGISTRATION RIGHTS

         Holders of the Warrant Shares have certain demand and piggy-back rights to cause the Company to register such Warrant Shares.

                          CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSIDERATIONS


         The following summary describes certain United States federal income tax consequences of the ownership of Preferred Stock, Warrants and Exchange Debentures by initial holders who acquired the Preferred Stock Units as of February 17, 1998. Except where noted, this summary deals only with Preferred Stock, Warrants and Exchange Debentures held as capital assets by United States Holders (as defined below) and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Preferred Stock, Warrants or Exchange Debentures as a part of a hedging, short-sale or conversion transaction or a straddle or holders of Preferred Stock, Warrants or Exchange Debentures whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.



         As used herein, a "United States Holder" of Preferred Stock, Warrants or Exchange Debentures means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code.



PREFERRED STOCK UNITS



         Each share of Preferred Stock was issued with one Warrant to purchase
2.66143 shares of Common Stock as part of a Preferred Stock Unit. Consequently, for United States federal income tax purposes the amount paid for a Preferred Stock Unit was required to be allocated between the Preferred Stock and the Warrant based on their respective fair market values. The amount so allocated constituted the initial United States federal income tax basis and the issue price for the Preferred Stock and Warrant. The Company determined and provided to United States Holders its estimate of the fair market values of the Preferred Stock and Warrant. There can be no assurance, however, that the Internal Revenue Service (the "IRS") will respect the Company's determination.



         The Company's allocation of the issue price of the Preferred Stock Units is binding on United States Holders of the instruments, unless a United States Holder discloses the use of a different allocation on its United States federal income tax return for the year including the acquisition date of such Preferred Stock Unit. United States Holders considering the use of an issue price allocation different from that used by the Company should consult their tax advisors as to the consequences thereof.






CLASSIFICATION OF PREFERRED STOCK



         Although the characterization of an instrument as debt or equity is a factual determination that cannot be predicted with certainty, the Company intends to treat the Preferred Stock as stock for United States federal income tax purposes. The remainder of this discussion assumes that such treatment will be respected, but no opinion is either expressed or implied on this issue.






PREFERRED STOCK



  Dividends



         Assuming that the Preferred Stock is treated as stock for United States federal income tax purposes, distributions on the Preferred Stock will constitute dividends to the extent paid from current or accumulated earnings and profits of the Company (as determined under United States federal income tax principles). Dividends "paid in kind" through the issuance of additional Preferred Stock will be treated as distributions in an amount equal to the fair market value of such additional Preferred Stock as of the date of distribution. Such amount will also be the initial issue price and tax basis of the newly distributed Preferred Stock for United States federal income tax purposes. In addition to the amount of cash and stock received, a United States Holder will be treated as having received as a distribution, to the extent of current or accumulated earnings and profits of the Company, an amount equal to the annual accrual of the difference between the issue price of the

Preferred Stock and the mandatory redemption price of the stock (the "Redemption Premium"). Such accrual will be determined under a constant yield method that will result in increasing amounts of accruals of income over the term of the Preferred Stock.



  Dividends Received Deduction



         Under Section 243 of the Code, corporate United States Holders generally will be able to deduct 70% of the amount of any distribution qualifying as a dividend. There are, however, many exceptions and restrictions relating to the availability of such dividends received deduction.



         Section 246A of the Code reduces the dividends received deduction allowed to a corporate United States Holder that has incurred indebtedness "directly attributable" to its investment in portfolio stock. Section 246(c) of the Code requires that, in order to be eligible for the dividends received deduction, a corporate United States Holder must generally hold the shares of the Preferred Stock for a minimum of 46 days (91 days in the case of certain preferred stock dividends) during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend (during the 180-day period beginning 90 days before such date in the case of certain preferred stock dividends). A United States Holder's holding period for these purposes is suspended during any period in which it has certain options or contractual obligations with respect to substantially identical stock or holds one or more other positions with respect to substantially identical stock that diminishes the risk of loss from holding the Preferred Stock.



         Under Section 1059 of the Code, a corporate United States Holder is required to reduce its tax basis (but not below zero) in the Preferred Stock by the nontaxed portion of any "extraordinary dividend" if such stock has not been held for more than two years before the earliest of the date such dividend is declared, announced, or agreed to. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends received deduction provisions of Section 243 of the Code. An extraordinary dividend on the Preferred Stock generally would be a dividend that
(i) equals or exceeds 5% of the corporate United States Holder's adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or (ii) exceeds 20% of the corporate United States Holder's adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Preferred Stock is an extraordinary dividend, a corporate United States Holder may elect to substitute the fair market value of the stock for such United States Holder's tax basis for purposes of applying these tests, provided such fair market value is established to the satisfaction of the Secretary of the Treasury as of the day before the ex-dividend date. An extraordinary dividend also currently includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the Company, regardless of the stockholder's holding period and regardless of the size of the dividend. If any part of the nontaxed portion of an extraordinary dividend is not applied to reduce the United States Holder's tax basis as a result of the limitation on reducing such basis below zero, such part will be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received.



         Special rules exist with respect to extraordinary dividends for "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends at the time the United States Holder acquired such stock. A qualified preferred dividend does not include any dividend payable with respect to any share of stock if the actual rate of return of such stock exceeds 15%. Section 1059 does not apply to qualified preferred dividends if the corporate United States Holder holds such stock for more than five years. If the United States Holder disposes of such stock before it has been held for more than five years, the amount subject to extraordinary dividend treatment with respect to qualified preferred dividends is limited to the excess of the actual rate of return over the stated rate of return. Actual or stated rates of return are the actual or stated dividends expressed as a percentage of the lesser of
(1) the United States Holder's tax basis in such stock or (2) the liquidation preference of such stock. CORPORATE UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 TO THEIR OWNERSHIP OR DISPOSITION OF THE PREFERRED STOCK.



  Disposition of Preferred Stock



         A United States Holder's adjusted tax basis in the Preferred Stock will, in general, be the United States Holder's initial tax basis of such Preferred Stock increased by the Redemption Premium previously included in income by the United States Holder. A corporate United States Holder's tax basis may be further adjusted by the extraordinary dividend provision discussed above. Upon the sale or other disposition of Preferred Stock (other than by redemption) a United States

         Holder will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and the adjusted tax basis of the Preferred Stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other disposition the Preferred Stock has been held for more than one year. Under recently enacted legislation, net capital gain of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. Prospective investors should consult their own tax advisors with respect to the tax consequences of the new legislation. The deductibility of capital losses is subject to limitations.



         A redemption of the Preferred Stock by the Company would be treated, under Section 302 of the Code, either as a sale or exchange giving rise to capital gain or loss or as a dividend. In the case of a redemption of Preferred Stock for Exchange Debentures, the amount realized on the exchange would be equal to the "issue price" of the Exchange Debenture plus any cash received on the exchange. The issue price of an Exchange Debenture would be equal to (i) its fair market value as of the exchange date if the Exchange Debentures are traded on an established securities market on or at any time during a specified period or (ii) the fair market value at the exchange date of the Preferred Stock if such Preferred Stock is traded on an established securities market during a specified period but the Exchange Debentures are not. If neither the Preferred Stock nor the Exchange Debentures are so traded, the issue price of the Exchange Debentures would be determined under Section 1274 of the Code, in which case the issue price would be the stated principal amount of the Exchange Debentures provided that the yield on the Exchange Debentures is equal to or greater than the "applicable federal rate" in effect at the time the Exchange Debentures are issued. If the yield on the Exchange Debentures is less than such applicable federal rate, its issue price under section 1274 of the Code would be equal to the present value as of the issue date of all payments to be made on the Exchange Debentures, discounted at the applicable federal rate. It can not be determined at the present time whether the Preferred Stock or the Exchange Debentures will be, at the relevant time, traded on an established securities market within the meaning of the Treasury Regulations or whether the yield on the Exchange Debentures will equal or exceed the applicable federal rate, as discussed above.



         If a redemption of shares of the Preferred Stock for cash or an exchange of the Preferred Stock for Exchange Debentures is treated as a dividend with respect to a particular exchanging United States Holder under Section 302 of the Code, such United States Holder (i) will not recognize any loss on the exchange, (ii) will recognize dividend income (rather than capital gain) in an amount equal to the fair market value of the Exchange Debentures received without regard to the United States Holder's basis in the shares of Preferred Stock surrendered in the exchange, to the extent of its proportionate share of the Company's current or accumulated earnings and profits and (iii) the holding period for the Exchange Debentures will begin on the day after the day on which the Exchange Debentures are acquired by the exchanging United States Holder. Pursuant to Section 302 of the Code, the redemption or exchange will not be treated as a dividend, if after giving effect to the constructive ownership rules of Section 318 of the Code, the redemption or exchange (i) represents a "complete termination" of the exchanging United States Holder's stock interest in the Company, (ii) is "substantially disproportionate" with respect to the exchanging United States Holder or (iii) is "not essential equivalent to a dividend" with respect to the exchanging United States Holder, all within the meaning of Section 302(b) of the Code. Under the constructive ownership rules of
Section 318 of the Code, a United States Holder of a Warrant will be treated as owning the Common Stock which would be received pursuant to the exercise of such Warrant. Accordingly, a redemption or exchange could not, standing alone, satisfy the "complete termination" test if the United States Holder owns the same amount of Warrants before and after the redemption or exchange, but could satisfy such test if the United States Holder does not own Warrants or any other stock interest (including through constructive ownership) after the redemption or exchange. An exchange will be "not essentially equivalent to a dividend" as to a particular United States Holder if it results in a "meaningful reduction" in such United States Holder's interest in the Company (after application of the constructive ownership rules of Section 318 of the Code). In general, there are no fixed rules for determining whether a "meaningful reduction" has occurred. EACH UNITED STATES HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO ITS ABILITY IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES TO SATISFY ANY OF THE FOREGOING TESTS. ADDITIONALLY, CORPORATE UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE AVAILABILITY OF THE CORPORATE DIVIDENDS RECEIVED DEDUCTION AND THE POSSIBLE APPLICATION OF THE EXTRAORDINARY DIVIDEND RULES OF
SECTION 1059 OF THE CODE TO AN EXCHANGE BY A CORPORATE HOLDER FOR WHOM THE DISTRIBUTION IS TAXABLE AS A DIVIDEND.



         Depending upon a United States Holder's particular circumstances, the tax consequences of holding Exchange Debentures may be less advantageous than the tax consequences of holding Preferred Stock because, for example, payments of interest on the Exchange Debentures will not be eligible for any dividends received deduction that may be available to corporate United States Holders and because, as discussed at "Exchange Debentures -- Original Issue Discount," Exchange Debentures may be issued with greater amounts of OID than the Redemption Premium with respect to the Preferred Stock.






EXCHANGE DEBENTURES



  Original Issue Discount



         An Exchange Debenture will be issued with original issue discount ("OID") equal to the excess of its "stated redemption price at maturity" over its "issue price." United States Holders of Exchange Debentures will be subject to special tax accounting rules, as described in greater detail below. United States Holders of Exchange Debentures should be aware that they generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield method. As a result, such United States Holders will include OID in income in advance of the receipt of cash attributable to that income. However, United States Holders of Exchange Debentures generally will not be required to include separately in income cash payments received on such Debentures, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). The Company will report to United States Holders of any OID Debentures on a timely basis the reportable amount of OID and interest income based on its understanding of applicable law.






         The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest." For this purpose, "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate during the entire term of the debt instrument that appropriately takes into account the length of the intervals between payments). Because the Company has the option to pay interest on the Exchange Debentures by issuing additional Exchange Debentures, none of the stated interest on such Exchange Debentures will be treated as qualified stated interest. The "issue price" of an Exchange Debenture will be determined as described under "--Disposition of Preferred Stock."



         The amount of OID includible in income by the initial United States Holder of an Exchange Debenture is the sum of the "daily portions" of OID with respect to the Exchange Debenture for each day during the taxable year or portion of the taxable year in which such United States Holder held such Exchange Debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Exchange Debenture may be of any length and may vary in length over the term of the Exchange Debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Exchange Debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of an Exchange Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such Exchange Debenture (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF OWNING EXCHANGE DEBENTURES.



  Redemption, Sale or Exchange of Exchange Debentures



         The adjusted tax basis of a United States Holder who receives Exchange Debentures in exchange for Exchangeable Preferred Stock will, in general, be equal to the initial tax basis of such Exchange Debentures, increased by OID previously included in income by the United States Holder and reduced by any cash payments on the Exchange Debentures other than qualified stated interest. Upon the redemption, sale, exchange or retirement of an Exchange Debenture, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement (less any amount attributable to accrued qualified stated interest) and the adjusted tax basis of the Exchange Debenture. Under recently enacted legislation, net capital gain of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. Prospective investors should consult their own tax advisors with respect to the tax consequences of the new legislation. The deductibility of capital losses is subject to limitations.






WARRANTS



         As a general rule, no gain or loss will be recognized to a United States Holder upon the exercise of a Warrant for cash (except to the extent of cash, if any, received in lieu of the issuance of fractional shares of Common Stock). The adjusted tax basis of a share of Common Stock so acquired will be equal to the sum of the United States Holder's adjusted tax basis in the exercised Warrant and the exercise price. If the Warrants are treated as warrants for United States federal income tax purposes and not as stock, the holding period of such share of Common Stock should commence upon the date of exercise. If the Warrants constitute stock for United States federal income tax purposes, the holding period of the Common Stock should include the holding period of the Warrant. UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK RECEIVED PURSUANT TO THE EXERCISE OF THE WARRANTS.



         Upon the sale or exchange of a Warrant, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized upon the sale or exchange and the United States Holder's adjusted tax basis in the Warrant. Such capital gain or loss will be long-term if, at the time of sale or exchange, the Warrant was held for more than one year. If a Warrant expires unexercised, a United States Holder will have a capital loss equal to its adjusted tax basis in the Warrant. Such capital loss will be long-term capital loss if, at the time of expiration, the Warrant was held for more than one year.



         Antidilution Adjustment. If at any time the Company makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes and, in accordance with the antidilution provisions of the Warrants, the amount of Common Stock receivable pursuant to the exercise of a Warrant is increased, the amount of such increase may be deemed to be the payment of a taxable dividend to holders for United States federal income tax purposes.






INFORMATION REPORTING AND BACKUP WITHHOLDING



         In general, information reporting requirements will apply to dividends paid in respect of Preferred Stock including the accrual of the Redemption Premium and to the proceeds received on the sale, exchange or redemption of Preferred Stock or Warrants to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income. United States Holders should consult their tax advisors concerning the application of information reporting and backup withholding to the Exchange Debentures and Common Stock.



         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such United States Holder's United States federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus with any resale of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Notes where such Exchange Securities were acquired as a result of market-making activities or other trading activities. The Company will, for a period of 180 days after the Expiration Date, make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchaser of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an "underwriter" within the meaning of the Act and any profit on any such resale of Exchange Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Act.

         For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed in the Registration Rights Agreement to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Notes or the Preferred Stock (including any broker-dealers) against certain liabilities, including under the Securities Act.

         Prior to the offering contemplated hereby, there has been no active market for the Exchange Securities. The Initial Purchaser has advised the Company that it currently intends to make a market in the Exchange Securities, but it is not obligated to do so and may discontinue any such market making at any time without notice. Accordingly, there can be no assurance that an active market will develop for the Exchange Securities.

                                  LEGAL MATTERS

         The validity of the Exchange Securities under New York law and certain tax matters will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York.

                                     EXPERTS

         The financial statements included in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
Report of Independent Public Accountants.....................................F-2

Consolidated Balance Sheets as of December 30, 1996,
         December 29, 1997 and March 30, 1998................................F-3

Consolidated Statements of Operations for the Years Ended
         December 25, 1995, December 30, 1996 and
         December 29, 1997 and for the Thirteen
         Weeks Ended March 31, 1997 and March 30, 1998.......................F-5

Consolidated Statements of Common Stockholders' Equity for the
         Years Ended December 25, 1995, December 30, 1996
         and December 29, 1997 and for the Thirteen Weeks
         Ended March 30, 1998................................................F-6

Consolidated Statements of Cash Flows for the Years Ended
         December 25, 1995, December 30, 1996 and December 29, 1997
         and for the Thirteen Weeks Ended March 31, 1997
         and March 30, 1998..................................................F-7

Notes to Consolidated Financial Statements...................................F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
  American Restaurant Group, Inc.:

We have audited the accompanying consolidated balance sheets of AMERICAN RESTAURANT GROUP, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 30, 1996 and December 29, 1997, and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows for the years ended December 25, 1995, December 30, 1996 and December 29, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Restaurant Group, Inc. and subsidiaries as of December 30, 1996 and December 29, 1997, and the results of their operations and their cash flows for the years ended December 25, 1995, December 30, 1996 and December 29, 1997, in conformity with generally accepted accounting principles.

                                                      ARTHUR ANDERSEN LLP

Orange County, California

February 27, 1998

                AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
             DECEMBER 30, 1996, DECEMBER 29, 1997 AND MARCH 30, 1998

ASSETS
                                                                     DECEMBER 30,       DECEMBER 29,        MARCH 30,
                                                                         1996               1997              1998
                                                                     ------------       ------------       ------------
                                                                                                            (UNAUDITED)
CURRENT ASSETS
   Cash                                                              $  7,493,000       $  5,737,000       $  6,209,000
   Accounts receivable, net of reserve of $1,041,000, $916,000 and $927,000 at December 30, 1996, December 29, 1997 and
     March 30, 1998, respectively                                       7,465,000          5,606,000       $  5,216,000
   Notes receivable                                                            --          1,000,000            650,000
   Inventories                                                          6,818,000          5,893,000          5,703,000
   Prepaid expenses                                                     4,485,000          3,142,000          2,708,000
                                                                     ------------       ------------       ------------
      Total current assets                                             26,261,000         21,378,000         20,486,000
                                                                     ------------       ------------       ------------
PROPERTY AND EQUIPMENT:
   Land and land improvements                                           6,158,000          5,610,000          5,611,000
   Buildings and leasehold improvements                               110,071,000        110,800,000        111,147,000
   Fixtures and equipment                                              84,162,000         85,603,000         86,168,000
   Property held under capital leases                                  12,375,000         12,375,000         12,375,000
   Construction in progress                                             6,487,000          1,827,000          3,077,000
                                                                     ------------       ------------       ------------
                                                                      219,253,000        216,215,000        218,378,000
   Less-Accumulated depreciation                                      118,084,000        123,893,000        126,406,000
                                                                     ------------       ------------       ------------
                                                                      101,169,000         92,322,000         91,972,000
                                                                     ------------       ------------       ------------
OTHER ASSETS:
   Intangible assets                                                   13,039,000         12,375,000         12,376,000
   Deferred debt costs                                                 20,168,000         21,692,000         10,351,000
   Leasehold interests                                                  9,946,000          9,666,000          9,667,000
   Franchise rights                                                     6,876,000          6,024,000          6,024,000
   Liquor licenses and other                                            6,259,000          6,857,000          6,942,000
   Cost in excess of net assets acquired                               13,305,000         12,332,000         12,332,000
                                                                     ------------       ------------       ------------
                                                                       69,593,000         68,946,000         57,692,000
   Less-Accumulated amortization                                       24,894,000         30,635,000         14,435,000
                                                                     ------------       ------------       ------------
                                                                       44,699,000         38,311,000         43,257,000
                                                                     ------------       ------------       ------------
      Total assets                                                   $172,129,000       $152,011,000       $155,715,000
                                                                     ============       ============       ============

            (consolidated balance sheets continued on following page)

The accompanying notes are an integral part of these consolidated statements.

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY

                                                                   DECEMBER 30,         DECEMBER 29,          MARCH 30,
                                                                      1996                 1997                 1998
                                                                  -------------        -------------        -------------
                                                                                                             (UNAUDITED)
CURRENT LIABILITIES:
    Accounts payable                                              $  33,394,000        $  29,420,000        $  24,494,000
    Accrued liabilities                                              14,315,000           18,021,000           12,962,000
    Accrued insurance                                                15,848,000           11,251,000            4,109,000
    Accrued interest                                                  1,016,000            7,514,000            1,843,000
    Accrued payroll costs                                            11,059,000           10,861,000           10,017,000
    Current portion of obligations under capital leases                 902,000              926,000              929,000
    Current portion of long-term debt                                41,532,000              537,000            1,109,000
                                                                  -------------        -------------        -------------
        Total current liabilities                                   118,066,000           78,530,000           55,463,000
                                                                  -------------        -------------        -------------
LONG-TERM LIABILITIES, net of current portion:
    Obligations under capital leases                                  8,443,000            7,517,000            7,280,000
    Long-term debt                                                  131,260,000          172,419,000          159,244,000
                                                                  -------------        -------------        -------------
        Total long-term liabilities                                 139,703,000          179,936,000          166,524,000
                                                                  -------------        -------------        -------------
DEFERRED GAIN                                                         5,806,000            5,283,000            5,186,000
                                                                  -------------        -------------        -------------

COMMITMENTS AND CONTINGENCIES
CUMULATIVE PREFERRED STOCK, MANDATORILY
    REDEEMABLE                                                               --                   --           33,239,000

REDEEMABLE CUMULATIVE PREFERRED STOCK:
Redeemable cumulative senior preferred
    stock, $0.01 par value; 1,400,000 shares authorized, no
    shares issued or outstanding                                             --                   --                   --
Redeemable cumulative junior preferred
    stock, $0.01 par value; 100,000 shares authorized, no
    shares issued or outstanding                                             --                   --                   --

COMMON STOCKHOLDERS' EQUITY:
    Common Stock, $0.01 par value; 1,000,000 shares
    authorized, 93,150 shares issued and outstanding
    at December 30, 1996 and December 29, 1997, 128,081
    shares issued and outstanding at March 30, 1998                       1,000                1,000                1,000
    Paid-in capital                                                  63,246,000           63,246,000           59,646,000
    Accumulated deficit                                            (154,693,000)        (174,985,000)        (164,344,000)
                                                                  -------------        -------------        -------------
        Total common stockholders' deficit                          (91,446,000)        (111,738,000)        (104,697,000)
                                                                  -------------        -------------        -------------
        Total liabilities and common stockholders' equity         $ 172,129,000        $ 152,011,000        $ 155,715,000
                                                                  =============        =============        =============

The accompanying notes are an integral part of these consolidated statements.

                AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEARS ENDED DECEMBER 25, 1995,
                     DECEMBER 30, 1996 AND DECEMBER 29, 1997
                        AND FOR THE THIRTEEN WEEKS ENDED
                        MARCH 31, 1997 AND MARCH 30, 1998

                                                                     YEAR ENDED                             THIRTEEN WEEKS ENDED
                                                   -----------------------------------------------    ------------------------------
                                                    DECEMBER 25,     DECEMBER 30,     DECEMBER 29,      MARCH 31,        MARCH 30,
                                                       1995             1996              1997            1997             1998
                                                   -------------    -------------    -------------    -------------    -------------
                                                                                                               (UNAUDITED)
REVENUES .......................................   $ 445,966,000    $ 445,424,000    $ 440,039,000    $ 114,110,000    $ 112,122,000

RESTAURANT COSTS:
         Food and beverage .....................     138,270,000      141,032,000      140,015,000       36,350,000       35,605,000
         Payroll ...............................     134,532,000      137,104,000      133,732,000       34,694,000       33,202,000
         Direct operating ......................     110,399,000      114,589,000      110,502,000       28,306,000       27,234,000
         Depreciation and amortization .........      22,819,000       20,386,000       19,627,000        4,823,000        3,749,000

GENERAL AND ADMINISTRATIVE EXPENSES ............      31,360,000       28,086,000       29,360,000        6,137,000        5,309,000

NON-CASH CHARGE FOR IMPAIRMENT OF
LONG-LIVED ASSETS ..............................      20,178,000       13,205,000        3,047,000               --               --
                                                   -------------    -------------    -------------    -------------    -------------

Operating profit (loss) ........................     (11,592,000)      (8,978,000)       3,756,000        3,800,000        7,023,000

INTEREST EXPENSE, net ..........................      28,004,000       27,714,000       23,985,000        5,925,000        5,521,000
                                                   -------------    -------------    -------------    -------------    -------------
         Income (loss) before provision
         for income taxes
         and extraordinary loss ................     (39,596,000)     (36,692,000)     (20,229,000)      (2,125,000)       1,502,000

PROVISION FOR INCOME TAXES .....................          66,000           81,000           63,000            3,000            4,000
                                                   -------------    -------------    -------------    -------------    -------------
         Income (loss) before extraordinary loss     (39,662,000)     (36,773,000)     (20,292,000)      (2,128,000)       1,498,000

EXTRAORDINARY GAIN(LOSS) ON
EXTINGUISHMENT OF DEBT .........................              --       (1,688,000)              --               --        9,562,000
                                                   -------------    -------------    -------------    -------------    -------------
         Net Income (loss) .....................   $ (39,662,000)   $ (38,461,000)   $ (20,292,000)   $  (2,128,000)   $  11,060,000
                                                   =============    =============    =============    =============    =============

The accompanying notes are an integral part of these consolidated statements.

                AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                     FOR THE YEARS ENDED DECEMBER 25, 1995,
                     DECEMBER 30, 1996 AND DECEMBER 29, 1997
                 AND FOR THE THIRTEEN WEEKS ENDED MARCH 30, 1998

                                                            COMMON             PAID-IN            ACCUMULATED
                                                            STOCK              CAPITAL              DEFICIT               TOTAL
                                                        -------------       -------------        -------------        -------------
BALANCE, December 26, 1994 ......................       $       1,000       $  56,132,000        $ (76,570,000)       $ (20,437,000)
         Net loss ...............................                  --                  --          (39,662,000)         (39,662,000)
                                                        -------------       -------------        -------------        -------------
BALANCE, December 25, 1995 ......................               1,000          56,132,000         (116,232,000)         (60,099,000)
         Net loss ...............................                  --                  --          (38,461,000)         (38,461,000)
         Cash contribution from parent ..........                  --           7,114,000                   --            7,114,000
                                                        -------------       -------------        -------------        -------------
                                                                                                                      -------------
BALANCE, December 30, 1996 ......................               1,000          63,246,000         (154,693,000)         (91,446,000)
         Net loss ...............................                  --                  --          (20,292,000)         (20,292,000)
                                                        -------------       -------------        -------------        -------------
BALANCE, December 29, 1997 ......................               1,000          63,246,000         (174,985,000)        (111,738,000)
         Net income .............................                  --                  --           11,060,000           11,060,000
         Contribution to Parent .................                  --          (3,600,000)                  --           (3,600,000)
         Dividends on Cumulative Preferred Stock,
         Mandatorily Redeemable .................                  --                  --             (419,000)            (419,000)
                                                        -------------       -------------        -------------        -------------
BALANCE, March 30, 1998
         (unaudited) ............................       $       1,000       $  59,646,000        $(164,344,000)       $(104,697,000)
                                                        =============       =============        =============        =============

The accompanying notes are an integral part of these consolidated statements.

                AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     FOR THE YEARS ENDED DECEMBER 25, 1995,
                     DECEMBER 30, 1996 AND DECEMBER 29, 1997
       AND FOR THE THIRTEEN WEEKS ENDED MARCH 31, 1997 AND MARCH 30, 1998

                                                                   YEAR ENDED                          THIRTEEN WEEKS ENDED
                                                  ---------------------------------------------   -----------------------------
                                                   DECEMBER 25,    DECEMBER 30,    DECEMBER 29,     MARCH 31,       MARCH 30,
                                                      1995             1996           1997            1997            1998
                                                  -------------   -------------   -------------   -------------   -------------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from customers                    $ 446,355,000   $ 445,678,000   $ 440,695,000   $ 114,669,000   $ 112,862,000
  Cash paid to suppliers and employees             (413,206,000)   (415,662,000)   (417,714,000)   (111,718,000)   (111,532,000)
  Interest paid, net                                (27,912,000)    (32,524,000)    (17,358,000)     (4,660,000)    (11,171,000)
  Income taxes paid                                     (86,000)        (74,000)        (30,000)         (4,000)         (4,000)
                                                  -------------   -------------   -------------   -------------   -------------
    Net cash provided by (used in)
      operating activities                            5,151,000      (2,582,000)      5,593,000      (1,713,000)     (9,845,000)
                                                  -------------   -------------   -------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                              (16,277,000)    (13,279,000)     (4,650,000)     (2,272,000)     (2,256,000)
  Net (increase) decrease in other assets               181,000      (2,455,000)       (945,000)        342,000         (53,000)
  Proceeds from disposition of assets                    29,000      64,560,000         620,000           9,000              --
  Sale/leaseback costs included in deferred gain             --      (1,112,000)             --         (61,000)             --
                                                  -------------   -------------   -------------   -------------   -------------
    Net cash provided by (used in)
      investing activities                          (16,067,000)     47,714,000      (4,975,000)     (1,982,000)     (2,309,000)
                                                  -------------   -------------   -------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on indebtedness                           (3,949,000)    (51,907,000)     (1,334,000)       (100,000)   (155,689,000)
  Borrowings on indebtedness                         11,000,000       1,791,000         186,000       1,199,000     155,215,000
  Net increase in deferred debt costs                    (5,000)     (4,165,000)       (324,000)     (1,302,000)    (10,351,000)
  Cost included in extraordinary gain on
    extinguishment of debt                                   --              --              --              --      (1,686,000)
  Issuance of cumulative preferred stock                     --              --              --              --      35,000,000
  Cost related to issuance of
    cumulative preferred stock                               --              --              --              --      (2,179,000)
  Payments on insurance related financing                    --              --              --              --      (7,450,000)
  Payments on capital lease obligations                (777,000)       (857,000)       (902,000)       (218,000)       (234,000)
  Contribution from Parent                                   --       7,114,000              --              --              --
                                                  -------------   -------------   -------------   -------------   -------------
    Net cash provided by (used in)
      financing activities                            6,269,000     (48,024,000)     (2,374,000)       (421,000)     12,626,000
                                                  -------------   -------------   -------------   -------------   -------------
NET DECREASE IN CASH                                 (4,647,000)     (2,892,000)     (1,756,000)     (4,116,000)        472,000
CASH, at beginning of period                         15,032,000      10,385,000       7,493,000       7,493,000       5,737,000
                                                  -------------   -------------   -------------   -------------   -------------
CASH, at end of period                            $  10,385,000   $   7,493,000   $   5,737,000   $   3,377,000   $   6,209,000
                                                  =============   =============   =============   =============   =============
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net income (loss)                               $ (39,662,000)  $ (38,461,000)  $ (20,292,000)  $  (2,128,000)  $  11,060,000
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
  Extraordinary (gain) loss on
    extinguishment of debt                                   --       1,688,000              --              --      (9,562,000)
  Loss on impairment of long-lived assets            20,178,000      13,205,000       3,047,000              --              --
  Depreciation and amortization                      22,819,000      20,386,000      19,627,000       4,823,000       3,749,000
  Loss on disposition of assets                         684,000       1,610,000       4,806,000          13,000              --
  Amortization of deferred gain                              --        (123,000)       (523,000)       (123,000)        (97,000)
  Accretion on indebtedness                              87,000          99,000         110,000          27,000          21,000
  (Gain) loss in value of interest rate swap             98,000              --                              --
  (Increase) decrease in current assets:
  Accounts receivable, net                              389,000         254,000       1,656,000         559,000         390,000
  Notes receivable                                           --              --      (1,000,000)             --         350,000
  Inventories                                         1,483,000        (221,000)        925,000        (116,000)        190,000
  Prepaid expenses                                   (1,288,000)       (467,000)       (766,000)         90,000         246,000

                                                                   YEAR ENDED                          THIRTEEN WEEKS ENDED
                                                  ---------------------------------------------   -----------------------------
                                                   DECEMBER 25,    DECEMBER 30,    DECEMBER 29,     MARCH 31,       MARCH 30,
                                                      1995             1996           1997            1997            1998
                                                  -------------   -------------   -------------   -------------   -------------
                                                                                                           (UNAUDITED)
  Increase (decrease) in current liabilities:
    Accounts payable                                 (1,706,000)      4,155,000      (3,974,000)       (282,000)     (4,926,000)
    Accrued liabilities                                 856,000         160,000         255,000      (4,324,000)     (5,059,000)
    Accrued insurance                                 2,167,000        (846,000)     (4,597,000)     (1,486,000)        308,000
    Accrued interest                                    (93,000)     (4,909,000)      6,517,000       1,238,000      (5,671,000)
    Accrued payroll costs                              (861,000)        888,000        (198,000)         (4,000)       (844,000)
                                                  -------------   -------------   -------------   -------------   -------------
  Net cash provided by (used in)
    operating activities                          $   5,151,000   $  (2,582,000)  $   5,593,000   $  (1,713,000)  $  (9,845,000)
                                                  =============   =============   =============   =============   =============

                AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   DECEMBER 25, 1995, DECEMBER 30, 1996, DECEMBER 29, 1997 AND MARCH 30, 1998
          (INFORMATION FOR THE THIRTEEN WEEKS ENDED MARCH 31, 1997 AND
                          MARCH 30, 1998 IS UNAUDITED)

1.       Background and Summary of Significant Accounting Policies

         a.       Company

                  American Restaurant Group, Inc., (the "Company") a Delaware corporation, through its subsidiaries, operates middle and upper price full-service restaurants, casual-style restaurants and quick-service restaurants primarily in California and Texas. The Company is a subsidiary of American Restaurant Group Holdings, Inc. ("Holdings"), also a Delaware corporation. At year end 1995, 1996 and 1997, the Company and its subsidiaries, collectively referred to herein as the Company, operated 248, 247 and 231 restaurants, respectively.

         b.       Operations

                  The Company's operations are affected by local and regional economic conditions, including competition in the restaurant industry. The Company has had recurring operating losses in recent years and was unable to meet a required debt principal payment during 1997. A recapitalization plan was consummated subsequent to year end 1997 (see Note 9, "Subsequent Events"). This plan substantially eliminated debt principal payments until the year 2003.

                  Management believes the recapitalization will also allow it to effect changes in its operations and has already implemented measures to reduce overhead costs. However, the Company does not expect to generate sufficient cash flow from operations in the future to make principal payments on long-term debt upon maturity in the year 2003 and, accordingly, it expects to refinance all or a portion of such debt, obtain new financing or possibly sell assets.

         c.       Interim Financial Statements

                  The Company's consolidated financial statements for the interim period included herein have been prepared by the Company, without audit, in accordance with Securities and Exchange Commission Regulation S-X. In the opinion of management of the Company, these consolidated financial statements contain all adjustments (all of which are of a normal recurring nature) necessary to present fairly the Company's financial position as of March 30, 1998, and the results of its operations and its cash flows for the thirteen weeks ended March 31, 1997 and March 30, 1998. The Company's results for an interim period are not necessarily indicative of the results that may be expected for the year.

         d.       Principles of Consolidation

                  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

         e.       Use of Estimates in the Preparation of Financial Statements

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

         f.       Inventories and Prepaid Expenses

                  Inventories consist of food, beverages and supplies and are valued at the lower of cost (first-in, first-out method) or market value. When a restaurant is opened, the initial purchase of expendable equipment, such as china, glassware and silverware, is recorded as prepaid supplies and is not depreciated; however, all replacements are expensed.

         g.       Advertising Costs

                  Advertising costs are accrued as a percentage of sales and expensed during the year. Production costs are allocated to the related advertisements. At year end, production costs for advertisements which have not been aired are included in prepaid expenses. Prepaid advertising costs of $1,215,000 and $912,000 were included in prepaid expenses at December 30, 1996 and December 29, 1997, respectively. Advertising expenses included in net loss were $16,768,000, $20,870,000 and $16,995,000 in fiscal years 1995, 1996 and 1997, respectively.

         h.       Preopening Costs

                  Costs incurred in connection with opening a new restaurant, principally occupancy and staff training, are accumulated as prepaid expenses and amortized over the initial year of operations.

                  In April 1998, the AICPA issued Statement of Position Number 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5) which will require that all such preopening costs be expensed as incurred effective for fiscal year 1999. The impact to the Company of adopting SOP 98-5 will depend on the number and timing of restaurant openings in the future.

         i.       Property and Equipment

                  Property and equipment is carried at the lower of cost or, if impaired, at the estimated fair value of the asset (see Note 2, "Impairment of Long-Lived Assets"). The Company provides for depreciation and amortization based upon the estimated useful lives of depreciable assets using the straight-line method. Estimated useful lives are as follows:

                  Land improvements                   20 years
                  Buildings                           30 to 35 years
                  Leasehold improvements              Life of lease
                  Fixtures and equipment              3 to 10 years
                  Property held under capital
                  leases                              Life of lease

                  Substantially all of the Company's assets, including property and equipment, are pledged as collateral on the senior debt of the Company.

         j.       Interest Costs

                  Interest costs incurred during the construction period of restaurants are capitalized. The Company capitalized approximately $130,000, $168,000 and $90,000 for the years ended 1995, 1996 and 1997, respectively.

         k.       Other Assets

                  Other assets include intangible assets, leasehold interests, franchise rights, liquor licenses and cost in excess of net assets acquired. These costs are amortized using the straight-line method over the periods estimated to be benefited, not greater than 40 years.

                  Deferred debt costs are amortized using the effective interest method over the related debt term.

                  Estimated useful lives are as follows:

                  Intangible assets                   3 to 40 years
                  Deferred debt costs                 Term of debt
                  Leasehold interests                 Life of lease
                  Franchise rights                    35 years
                  Liquor licenses                     40 years
                  Cost in excess of net
                  assets acquired                     40 years

                  The following table details the components of intangible assets included in the accompanying consolidated balance sheets (in thousands):

                                            DECEMBER 30,  DECEMBER 29,  MARCH 30,
                                              1996          1997          1998
                                             -------       -------       -------
                                                                       (UNAUDITED)
Assembled workforce ..................       $ 5,109       $ 4,862       $ 4,862
Goodwill .............................         3,502         3,295         3,295
Trademark/service marks ..............         2,769         2,632         2,632
Acquisition costs ....................         1,209         1,143         1,143
Other ................................           450           443           444
                                             -------       -------       -------
Total ................................       $13,039       $12,375       $12,376
                                             =======       =======       =======

         l.       Insurance

                  The Company self-insures the first $100,000 of its annual medical and dental benefits per family. The Company also self-insures up to the first $350,000 per incident for property and casualty risks inherent in its operations. Reserves for losses are established currently based upon estimated obligations.

         m.       Fair Value of Financial Instruments

                  The Company's financial instruments consist primarily of cash, accounts receivable and payable and debt instruments. The carrying values of all financial instruments, other than debt instruments, are representative of their fair value due to their short-term maturity. The fair value of the Company's long-term debt instruments is estimated based on the current rates offered to the Company.

         n.       Franchise Income

                  The Company franchises Grandy's quick-service restaurants. Franchise fees are recognized as income as services are rendered. Franchise royalties based upon a percentage of the franchisees' gross sales are accrued currently. Revenues include franchise royalties and franchise fees of $2,176,000, $1,995,000, and $2,586,000, respectively, for the years ended 1995, 1996 and 1997. There were 55, 56 and 61 franchised restaurants at year end 1995, 1996 and 1997, respectively.

         o.       Accounting Period

                  The Company's fiscal year ends on the last Monday in December. The years ended 1995 and 1997 included 52 weeks while 1996 included 53 weeks.

         p.       Reclassifications

                  Certain prior year accounts have been reclassified to conform with the current year presentation.

2.       Impairment of Long-Lived Assets

         Effective December 25, 1995, the Company adopted the provisions of Financial Accounting Standards Number 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). This statement changed the method of evaluating the impairment of the Company's long-lived assets, including intangible assets. Various assumptions and estimates are used to determine fair value. The calculation of the impairment loss is based on estimated future cash flows. The estimates used to determine the impairment adjustment can change in the near term as the economy and operations of specific restaurants change. The adoption of SFAS 121, together with the effects of continuing adverse operations of certain restaurants, resulted in pre-tax non-cash charges of $20,178,000, $13,205,000 and $3,047,000 for the years ended 1995, 1996 and 1997, respectively.

3.       Lease Obligations

         The Company leases certain of its operating facilities under terms ranging up to 40 years. These leases are classified as both operating and capital leases. Certain of the leases contain provisions calling for additional rentals based on sales or other provisions obligating the Company to pay related property taxes and certain other expenses.

         The following is a summary of property held under leases that have been capitalized and included in the accompanying consolidated balance sheets (in thousands):

                                            DECEMBER 30,  DECEMBER 29,  MARCH 30,
                                              1996           1997         1998
                                             -------       -------       -------
                                                                       (UNAUDITED)
Property .............................       $12,375       $12,375       $12,375
Less-- Accumulated depreciation ......         7,066         7,687         7,835
                                             -------       -------       -------
                                             $ 5,309       $ 4,688       $ 4,540
                                             =======       =======       =======

         The following represents the minimum lease payments remaining under noncancelable operating leases and capitalized leases as of December 29, 1997 (in thousands):

                                                        OPERATING      CAPITALIZED
FISCAL YEARS ENDING                                      LEASES          LEASES
1998 ..........................................         $ 27,602         $ 1,881
1999 ..........................................           26,483           1,791
2000 ..........................................           25,220           1,694
2001 ..........................................           23,669           1,694
2002 ..........................................           21,691           1,612
Thereafter ....................................          236,239           5,026
                                                        --------         -------
Total minimum lease payments ..................         $360,904         $13,698
                                                        ========         =======
Less--Imputed interest
(8.75% to 15.5%) ..............................                            5,255
Present value of minimum lease payments .......                            8,443
Less--Current portion .........................                              926
Long-term portion .............................                          $ 7,517
                                                                         =======

         Rental expense (including $1,019,000, $895,000 and $802,000, respectively, for contingent rents under operating leases) was $22,863,000, $24,814,000 and $30,676,000 during 1995, 1996 and 1997, respectively.

4.       Long-Term Debt

         Long-term debt is summarized as follows (in thousands):

                                                  DECEMBER 30,   DECEMBER 29,    MARCH 30,
                                                     1996           1997           1998
                                                   --------       --------       --------
                                                                                (UNAUDITED)
Senior secured notes, interest
  only due semi-annually beginning
  September 15, 1992 at 12%, amended
  beginning August 28, 1996 to 13% due
  quarterly, principal due
  September 15, 1998, paid
  February 25, 1998 ........................       $ 84,270       $ 84,356             --

Senior secured notes, interest
  only due semi-annually beginning
  March 15, 1994 at 12%,
  amended beginning August 28, 1996
  to 13% due quarterly, principal due
  September 15, 1998, paid February 25, 1998         41,584         41,906             --

Senior secured notes, interest only
  due semi-annually beginning February 24,
  1998 at 11.5%, principal
  due February 15, 2003 ....................             --             --        158,600

                                                  DECEMBER 30,   DECEMBER 29,    MARCH 30,
                                                     1996           1997           1998
                                                   --------       --------       --------
                                                                                (UNAUDITED)
Subordinated notes payable, quarterly
  principal payments of $5,625,000 due
  beginning December 31, 1998,
  interest only due quarterly at 10.25%,
  redeemed February 25, 1998 ...............         45,000         45,000             --

Other ......................................          1,938          1,694          1,753
                                                   --------       --------       --------
                                                    172,792        172,956        160,353
Less--Current portion ......................         41,532            537          1,109
                                                   --------       --------       --------
Long-term portion ..........................       $131,260       $172,419       $159,244
                                                   ========       ========       ========

         Subsequent to year end 1997, the Company refinanced the senior secured notes and subordinated notes payable with no principal payments due until 2003 and, therefore, this debt is classified as long-term on the balance sheet (see Note 9, "Subsequent Events"). Maturities of the remaining long-term debt during each of the five fiscal years subsequent to year end 1997 are $537,000, $250,000, $281,000, $315,000 and $311,000.

         In March 1996, Holdings completed a private placement of its 14% senior discount debentures due 2005 with a face value of $17,000,000 producing aggregate proceeds of approximately $7,114,000. Substantially all of the net proceeds of the offering were contributed by Holdings to the Company. The net proceeds were used by the Company for general corporate purposes.

         In the second half of 1996, the Company completed sale/leaseback transactions, under which it sold certain land, buildings, and other improvements relating to 24 Black Angus restaurants, 30 Grandy's restaurants and two Spoons restaurants for an aggregate sales price of $63,358,000 and simultaneously executed long-term leases under which it will continue to operate the restaurants. The proceeds of the transactions were used to redeem at par a portion of its senior secured notes in the amount of $45,403,000, representing principal and interest thereon; to repay bank debt and interest thereon and to partially cash collateralize outstanding letters of credit in a combined amount of $7,408,000; and for fees and expenses of such transactions as well as a consent solicitation relating to the senior secured notes, with the balance used by the Company to make capital expenditures and to purchase other assets. The Company recorded an extraordinary loss on extinguishment of debt relating to the write-off of capitalized debt costs in the amount of $1,646,000 and a loss of $2,230,000 on disposition of assets underlying certain leases. In addition, a gain of $5,929,000 related to the Black Angus sale/leasebacks was deferred and will be amortized over the initial term of the underlying leases.

         In March 1997, the Company's senior secured noteholders consented to an amendment which provided for an increase of $10 in the stated principal amount for each $1,000 in stated principal amount of consenting noteholders. This resulted in an increase of approximately $1,617,000 in the stated principal amount of the senior secured notes and $1,200,000 in the actual outstanding principal amount of the senior secured notes.

         In September 1997, the Company failed to make the $40,531,000 payment that was due under the sinking fund provisions of its senior secured notes. The Company was late, but within the grace period, in paying the quarterly interest of $4,124,000 on its senior secured notes which was due

         September 15, 1997. The Company was restricted from paying the quarterly interest of $1,153,000 on its subordinated debt which was due September 15, 1997 and December 15, 1997.

         In December 1997, the Company was late, but within the grace period, in paying the quarterly interest of $4,107,000 on its senior secured notes which was due December 15, 1997. Also in December 1997, the Company initiated a recapitalization plan which was successfully completed in February 1998. As part of the recapitalization plan, the

         Company repaid the senior secured notes and redeemed the subordinated notes payable (see Note 9, "Subsequent Events").

         Substantially all assets of the Company are pledged to its senior lenders. In addition, the subsidiaries have guaranteed the indebtedness owed by the Company and such guarantee is secured by substantially all of the assets of the subsidiaries. In connection with such indebtedness, contingent and mandatory prepayments may be required under certain specified conditions and events. There are no compensating balance requirements.

         At year end 1996 and 1997, the Company had outstanding letters of credit primarily related to its self-insurance programs of approximately $12,356,000 and $11,005,000, respectively.

5.       Income Taxes

         The Company's state income tax provision, all of which was current, was $66,000, $81,000 and $63,000 in 1995, 1996 and 1997, respectively. No provision for Federal income tax was required in any year.

         The income tax effects of temporary differences that give rise to significant portions of the Company's deferred income tax assets and liabilities are as follows (in thousands):

                                                                                                  YEAR ENDED
                                                                                           ------------------------
                                                                                          DECEMBER 30,   DECEMBER 29,
                                                                                             1996            1997
                                                                                           --------        --------
Deferred income tax asset:
       Reserves and other accrued expenses not currently deductible for tax purposes       $  2,543        $  2,833
       Long-lived asset impairment not recognized on tax return ....................          5,426           6,675
       Tax gain on sale/leaseback transactions, net ................................          3,759           3,545
       Net operating loss carryforward .............................................         38,524          45,899
                                                                                           --------        --------
          Deferred income tax asset ................................................         50,252          58,952
                                                                                           --------        --------
Deferred income tax liability:
       Tax depreciation greater than depreciation for financial reporting purposes .         (7,000)         (8,034)
       Costs capitalized for financial reporting purposes and expensed on tax return         (4,973)         (4,338)
       Other, net ..................................................................           (985)         (1,906)
                                                                                           --------        --------
          Deferred income tax liability ............................................        (12,958)        (14,278)
                                                                                           --------        --------
Deferred asset, net of deferred liability ..........................................         37,294          44,674
Valuation allowance ................................................................        (37,294)        (44,674)
                                                                                           --------        --------
Net deferred income tax asset ......................................................       $     --        $     --
                                                                                           ========        ========

         The effective tax rate differs from the Federal statutory rate of 34 percent as a result of the following items (in thousands):

                                                                              YEAR ENDED
                                                               ---------------------------------------
                                                              DECEMBER 25,    DECEMBER 30,   DECEMBER 29,
                                                                 1995            1996           1997
                                                               --------        --------        -------
Federal income tax benefit at statutory rates ..........       $(13,464)       $(13,049)       $(6,878)
State income tax provision for which no federal
  benefit was recorded..................................             44              53             42
Losses for which no federal benefit was recorded .......         11,513          12,834          6,125
Nondeductible items, principally intangible amortization          1,973             243            774
                                                               --------        --------        -------
Provision for income taxes .............................       $     66        $     81        $    63
                                                               ========        ========        =======

         At December 29, 1997, the Company had available net operating loss carryforwards for Federal income tax purposes of $134,996,000, expiring in 2003 to 2012, and Federal general business credit carryforwards of $9,192,000, expiring in 2003 to 2012.

6.       Commitments and Contingencies

         The Company is obligated under employment agreements with certain officers and employees. Obligations under the agreements are $1,337,000, provide for periodic increases and expire in 1998 unless extended.

         The Company has been named as defendant in various lawsuits. It is the opinion of management that the outcome of such litigation will not materially affect the Company's financial position or results of operations.

7.       Cumulative Preferred Stock, Mandatorily Redeemable (Unaudited)

         On February 25, 1998, as part of a recapitalization plan, the Company issued 35,000 preferred stock units consisting of $1,000 initial liquidation preference of 12% senior pay-in-kind mandatorily redeemable cumulative preferred stock ("Cumulative Preferred Stock") and one common stock purchase warrant ("Warrant") initially to purchase 2.66143 shares of the Company's common stock at an initial exercise price of one cent per share.

         Costs of approximately $2.2 million were incurred in connection with the issuance of the Cumulative Preferred Stock. These costs were recorded on the Company's balance sheet as a reduction to the $35.0 million Cumulative Preferred Stock and are being amortized as a direct charge to retained earnings using the straight-line method over the life of the stock.

         Dividends on the Cumulative Preferred Stock accrue at a rate of 12% per annum payable semiannually on February 15 and August 15 of each year. The Company may, at its option, pay dividends in cash or in additional shares of Cumulative Preferred Stock. The Cumulative Preferred Stock may be redeemed in whole or in part, at the Company's option, at 110% at the liquidation preference plus accrued and unpaid dividends but must be redeemed at 110% of the liquidation preference plus accrued and unpaid dividends on August 15, 2003. The Cumulative Preferred Stock does not have any voting rights.

8.       Redeemable Cumulative Senior and Junior Preferred Stock

         At year end 1996 and 1997, there were 1,400,000 authorized shares of senior preferred stock (one cent par value). There were no issued or outstanding shares.

         At year end 1996 and 1997, there were 100,000 authorized shares of junior preferred stock (one cent par value). There were no issued or outstanding shares.

9.       Common Stock

         Common stock (one cent par value) authorized, issued and outstanding is as follows:

                                  DECEMBER 30,      DECEMBER 29,       MARCH 30,
                                     1996              1997              1998
                                   ---------         ---------         ---------
                                                                      (UNAUDITED)
Shares authorized ........         1,000,000         1,000,000         1,000,000
Shares issued ............            93,150            93,150           128,081
Shares outstanding .......            93,150            93,150           128,081

         As of December 29, 1997, all of the Company's common stock was owned by American Restaurant Group Holdings, Inc. The Chairman and certain other members of the Company's management owned all outstanding shares of Holdings common stock other than shares of Holdings common stock issued to holders of the debenture units in connection with the refinancing and rights to acquire shares of Holdings common stock issuable upon exercise of options and warrants. All such shares owned by management are subject to a common stock voting trust agreement, in accordance with which the Chairman and Chief Executive Officer of the Company exercises all voting and substantially all other rights to which stockholders would otherwise be entitled until the earlier of August 15, 2005 or the termination of the common stock voting trust agreement.

         Concurrent with the recapitalization plan, the Company issued 34,931 shares of common stock to six members of the Company's management at a price of one cent per share and common stock Warrants as part of the preferred stock units mentioned above. Each Warrant entitles the holder to purchase 2.66143 shares of the Company's common stock at an initial exercise price of one cent per share. The Warrants are exercisable at any time and expire on the earlier of the date the Company consummates a public offering of common stock or August 15, 2008. The initial values of the shares of common stock and the Warrants were immaterial. (See Note 9, "Subsequent Events").

10.      Subsequent Events

         In February 1998, the Company completed a recapitalization plan (the "Recapitalization Plan") which included, among other things, (a) the private placement by the Company of $155,000,000 of 11.5% senior secured notes due 2003 (the "Notes") and (b) the issuance of 35,000 preferred stock units of the Company (the "Units"), each Unit consisting of

         $1,000 initial liquidation preference of 12% senior pay-in-kind exchangeable preferred stock and one common stock purchase warrant initially to purchase 2.66143 shares of the common stock at an initial exercise price of one cent per share.

         Also as part of the Recapitalization Plan, the Company concurrently (a) redeemed at par senior secured notes of $126,381,000 together with interest thereon and repaid certain other interest-bearing short-term liabilities, (b) repurchased its existing 10.25% subordinated notes at 65% of the par amount of $45,000,000 together with interest thereon, and canceled the related warrants to purchase common stock of Holdings, and (c) established a $15,000,000 revolving credit facility to include letters of credit. Letters of credit outstanding after the Recapitalization Plan were $3,395,000. A quarterly fee of 0.5% per annum is payable on the unused portion of the letter of credit facility and a quarterly fee of 2.5% per annum is payable on outstanding letters of credit.

         As an additional component of the Recapitalization Plan, Holdings extended the accretion period on its senior discount debentures due 2005 (the "Holdings Debentures"), from June 15, 1999 to maturity on December 15, 2005, and amended certain provisions of the Holdings Debentures. The Holdings Debentures will accrete at a rate of 14.25%, compounded semi-annually. In addition, holders of the Holdings Debentures with an accreted value of approximately $10,757,000 surrendered such debentures for cancellation and received $3,600,000 principal amount of the Notes, in addition to the Notes sold as mentioned above. The Company recorded this non-cash transaction as a contribution to its parent company.

         In conjunction with the Recapitalization Plan, the Company issued shares of common stock to certain members of the Company's management (the "Management Stockholders") in an aggregate amount equal to 15% of the common stock on a fully diluted basis. Such Management Stockholders have entered into a voting trust agreement in accordance with which the Chairman and Chief Executive Officer of the Company will exercise all voting and substantially all other rights to which such Management Stockholders would otherwise be entitled until August 15, 2005, or the earlier termination of the agreement. The Management Stockholders also entered into a stockholders agreement with the remaining Company stockholders, which provides that the parties will agree to vote all of their shares of the Company's equity securities so that the Board of Directors of the Company consists of five directors, with two directors designated by TCW Asset Management Company, two by the Management Stockholders, with the remaining director being an independent director initially designated by the initial purchaser of the Notes.

11.      Comprehensive Income (Unaudited)

         Effective December 30, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130 Reporting Comprehensive Income. There were no differences between the Company's net income (loss), as reported, and comprehensive income.

UNAUDITED SELECTED CONSOLIDATED PRO FORMA CONDENSED FINANCIAL DATA


         The following unaudited consolidated pro forma condensed financial statements of the Company present the Company's unaudited consolidated pro forma condensed income statement for the period ended December 29, 1997 and for the thirteen weeks ended March 30, 1998. These pro forma financial statements give effect to the Recapitalization Plan as if all transactions contemplated thereby had occurred as of the beginning of the period. These pro forma financial statements do not give effect to a reduction in corporate salaries and expenses relating to actions taken in the later half of 1997. The unaudited consolidated pro forma condensed income statement data and notes thereto are based, in part, upon the Company's consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K, File No. 33-48183, for the period ended December 29, 1997 and the Company's Quarterly Report on Form 10-Q for the thirteen weeks ended March 30, 1998. The unaudited condensed pro forma information appearing herein does not purport to represent what the Company's results of operations or financial position would have been had such transactions in fact occurred at the beginning of the period or to project the financial position or results of operations of the Company for the present year or any future period. The unaudited pro forma consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company included herein.


                        AMERICAN RESTAURANT GROUP, INC.
        UNAUDITED CONSOLIDATED PRO FORMA CONDENSED INCOME STATEMENT DATA
                             (DOLLARS IN THOUSANDS)

                                                                           FIFTY-TWO WEEKS ENDED DECEMBER 29, 1997
                                                                        ---------------------------------------------
                                                                                         PRO FORMA          PRO FORMA
                                                                                        ADJUSTMENTS          COMPANY
                                                                        HISTORICAL      (UNAUDITED)        (UNAUDITED)
                                                                        ---------        --------           ---------
Income Statement Data:
Revenues ........................................................       $ 440,039        ($11,526)(1)       $ 428,513
Restaurant Costs:
      Food and Beverage Costs ...................................         140,015          (3,670)(2)         136,345
      Payroll ...................................................         133,732          (4,680)(2)         129,052
      Direct Operating ..........................................         110,502          (3,924)(2)         106,578
      Depreciation and Amortization .............................          19,627          (3,227)(3)          16,400
General and Administrative Expenses .............................          29,360          (1,700)(4)          27,660
                                                                        ---------        --------           ---------
Operating Profit before Impairment ..............................           6,803           5,675              12,478
                                                                        =========        ========           =========
Interest Expense, Net ...........................................          23,984          (4,478)(5)          19,506

Loss Before Provision for Income Taxes ..........................         (20,229)         10,153             (10,076)
Provision for Income Taxes ......................................              63              63
                                                                        ---------        --------           ---------
Net Loss Before Extraordinary Items and Preferred Stock Dividends       ($ 20,292)       $ 10,153           ($ 10,139)
                                                                        =========        ========           =========
Other Data:
      EBITDA(6) .................................................       $  30,713                           $  33,161
      EBITDAR(7) ................................................          61,389                              61,423
      EBITDA/Net Interest Expense(8) ............................             1.3                                 1.7
      EBITDAR/Net Interest Expense plus Rent(8) .................             1.1                                 1.3
Deficiency of Earnings to cover Fixed Charges(9) ................         (20,229)                            (11,001)
Deficiency of Earnings to cover Fixed Charges and Preferred
         Stock Dividends(10) ....................................         (20,229)                            (16,507)

----------

(1) Represents the elimination of 10.9 million in revenues of closed restaurants and the elimination of $0.6 million in non-recurring deferred franchise income.

(2) Represents the elimination of costs associated with restaurants closed in 1998 and prior years. In connection with the closing of restaurants, in 1997 the Company established a closed unit reserve to which the Company charges ongoing expenses relating to closed restaurants as incurred. Approximately $1.0 per year million in cash charges will be charged to this reserve on an on-going basis for the next several years.

(3) Represents the elimination of $5.1 million in amortization expense related to capitalized debt costs associated with indebtedness repaid, the elimination of $0.2 million in depreciation expense for closed restaurants and the addition of $2.1 million in amortization expense related to capitalized debt costs associated with the new indebtedness.


(4) Represents the elimination of a $0.9 million legal settlement, a $0.5 million restructuring charge and the elimination of a $0.3 million write-off of expenses associated with a sale/leaseback transaction which was not completed. Does not include a reduction of $1.8 million in corporate salaries and expenses relating to actions taken in the later half of 1997.


(5) Represents the elimination of $21.8 million in interest expense associated with indebtedness which was repaid, the elimination of $1.0 million in fees associated with existing letters of credit, the addition of $18.2 million of interest associated with the Notes and $0.2 million in fees on replacement letters of credit.

(6) EBITDA is defined as operating profit plus depreciation and amortization and any gain/loss on sale of properties. EBITDA should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash from operating activities. On a pro forma basis, approximately $1.0 million per year in cash charges relating to closed restaurants have not been reflected as an expense in determining EBITDA.

(7) EBITDAR is defined as EBITDA plus rent expense. EBITDAR has been presented for the purposes of analyzing the Company's operations before giving effect to financing activities such as the sale/leaseback transactions and for comparability purposes to prior periods. In the second half of 1996, the Company completed $63.4 million of sale/leaseback transactions with the proceeds used to repay $50.5 million of indebtedness at par. EBITDAR should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash from operating activities.

(8) The ratio is not presented with respect to Preferred Stock dividends because the Company intends to pay dividends by issuing additional shares of Preferred Stock.

(9) For the purpose of determining the deficiency of earnings to cover fixed charges, earnings consist of earnings before extraordinary loss, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense representative of the interest factor.

(10) The deficiency of earnings to cover fixed charges and preferred stock dividends is the same as the deficiency of earnings to cover fixed charges except that preferred stock dividends are added to fixed charges for the pro forma fifty-two weeks ended December 29, 1997 even though the Company intends to pay such dividends by issuing additional shares of Preferred Stock or Exchange Preferred Stock, as the case may be.

                        AMERICAN RESTAURANT GROUP, INC.
        UNAUDITED CONSOLIDATED PRO FORMA CONDENSED INCOME STATEMENT DATA
                             (DOLLARS IN THOUSANDS)

                                                                              THIRTEEN WEEKS ENDED MARCH 30, 1998
                                                                          ------------------------------------------
                                                                                         PRO FORMA          PRO FORMA
                                                                                        ADJUSTMENTS          COMPANY
                                                                         HISTORICAL     (UNAUDITED)        (UNAUDITED)
                                                                          --------       --------           --------
INCOME STATEMENT DATA:
Revenues ..........................................................       $112,122       ($   554)(1)       $111,568
Restaurant Costs:
      Food and Beverage Costs .....................................         35,605           (187)(1)         35,418
      Payroll .....................................................         33,202           (259)(1)         32,943
      Direct Operating ............................................         27,234           (158)(1)         27,076
      Depreciation and Amortization ...............................          3,749            (83)(2)          3,666
General and Administrative Expenses ...............................          5,309          5,309
                                                                          --------       --------           --------
Operating Profit before Impairment ................................          7,023            133              7,156
                                                                          ========       ========           ========
Interest Expense, Net .............................................          5,521           (650)(3)          4,871

Income Loss Before Provision for Income Taxes .....................          1,502            783              2,285
Provision for Income Taxes ........................................              4                                 4
                                                                          --------       --------           --------
Net Income Before Extraordinary Items and Preferred Stock Dividends       $  1,498       $    783           $  2,281
                                                                          ========       ========           ========
OTHER DATA:
      EBITDA(4) ...................................................       $ 10,675                          $ 10,725
      EBITDAR(5) ..................................................         17,951                            17,600
      EBITDA/Net Interest Expense(6) ..............................            1.9                               2.2
      EBITDAR/Net Interest Expense plus Rent(6) ...................            1.4                               1.5
Ratio of Earnings to Fixed Charges(7) .............................            1.2                               1.3
Ratio of Earnings to Fixed Charges and Preferred Stock ............            1.1                               1.1
         Dividends(8)

----------

(1) Represents the elimination of costs associated with restaurants closed in 1998 and prior years. In connection with the closing of restaurants, in 1997 the Company established a closed unit reserve to which the Company charges ongoing expenses relating to closed restaurants as incurred. Approximately $1.0 million per year in cash charges will be charged to this reserve on an on-going basis for the next several years.

(2) Represents the elimination of $0.4 million in amortization expense related to capitalized debt costs associated with indebtedness repaid and an additional $0.3 million in amortization expense related to capitalized debt costs associated with the new indebtedness.

(3) Represents the elimination of $3.6 million in interest expense associated with indebtedness which was repaid and an additional $2.9 million of interest associated with the Notes.

(4) EBITDA is defined as operating profit plus depreciation and amortization and any gain/loss on sale of properties. EBITDA should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash from operating activities. On a pro forma basis, approximately $1.0 million per year in cash charges relating to closed restaurants have not been reflected as an expense in determining EBITDA.

(5) EBITDAR is defined as EBITDA plus rent expense. EBITDAR has been presented for the purposes of analyzing the Company's operations before giving effect to financing activities such as the sale/leaseback transactions and for comparability purposes to prior periods. In the second half of 1996, the Company completed $63.4 million of sale/leaseback transactions with the proceeds used to repay $50.5 million of indebtedness at par. EBITDAR should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash from operating activities.

(6) The ratio is not presented with respect to Preferred Stock dividends because the Company intends to pay dividends by issuing additional shares of Preferred Stock.

(7) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary gain, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense representative of the interest factor.

(8) The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges except that preferred stock dividends are added to fixed charges even though the Company intends to pay such dividends by issuing additional shares of Preferred Stock or Exchange Preferred Stock, as the case may be.

               UNITED STATES TRUST COMPANY, NATIONAL ASSOCIATION


                                 Exchange Agent:


                               By Hand Delivery:
                     c/o United States Trust Company of New York
                                  111 Broadway
                                  Lower Level
                               New York, NY 10006
                            Attn: Corporate Trust and
                                 Agency Services



                           By Registered or Certified Mail:
                      c/o United States Trust Company of New York
                                  P.O. Box 841
                             Peter Cooper Station
                         New York, New York 10276-0841
                         Attention: Corporate Trust and
                                 Agency Services



                              By Overnight Delivery:
                        (insured or registered recommended)
                      c/o United States Trust Company of New York
                                  770 Broadway
                                   13th Floor
                            New York, New York 10003
                         Attention: Corporate Trust and
                                 Agency Services



                                  By Facsimile:
                                 (212) 420-6155



                              Confirm By Telephone:
                                  800-255-2398

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides in relevant part that a Delaware corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

         Article IV of the by-laws of American Restaurant Group, Inc. (the "Company") provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the GCL.

         Section 102(b)(7) of the GCL provides that a Delaware corporation may eliminate or limit the personal liability of a director to a Delaware corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the GCL relating to the unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

         Article 7 of the Certificate of Incorporation of the Company provides for the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the GCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits

EXHIBIT NO.                DESCRIPTION

2.1 Purchase Agreement dated as of September 11, 1996 by and between ARG Property Management Corporation and ARG Enterprises, Inc. and ARG Properties I, LLC.***

2.2 Master lease dated September 11, 1996 between ARG Properties I, LLC, as Landlord and ARG Enterprises, Inc. as Tenant.***

2.3 Lease #06152 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Bloomington, Minnesota.***

2.4 Lease #06153 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Fridley, Minnesota.***

EXHIBIT NO.                DESCRIPTION

2.5 Lease #06154 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Minnetonka, Minnesota.***

2.6 Lease #06155 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Roseville, Minnesota.***

2.7 Lease dated September 11, 1996 between Safeway Inc. as Landlord and ARG Enterprises, Inc. as Tenant.***

2.8 Guaranty of Lease dated September 11, 1996 by ARG Enterprises, Inc. as Tenant to ARG Properties I, LLC as Landlord.***

2.9 A Guaranty of Lease dated September 11, 1996 by ARG Enterprises, Inc. as Tenant to Captec Net Lease Realty, Inc. as Landlord for each of four Minnesota restaurants.***

2.10 Guaranty of Lease dated September 11, 1996 by ARG Enterprises, Inc. as Tenant and Safeway Inc. as Landlord.***

3.1 Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on July 23, 1991.*

3.2 Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on March 21, 1992.*

3.3 Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on February 23, 1998.****

3.4      By-Laws of the Company.*

4.1 Indenture dated as of February 25, 1998 between the Company and U.S. Trust Company of California, N.A., as Trustee (including specimen certificate of 11.5% Senior Secured Note due 2003).****

4.2 Warrant Agreement dated as of February 25, 1998 between the Company and U.S. Trust Company of California, N.A., as warrant agent (including specimen certificate of Warrant).****

4.3 Registration Rights Agreement dated as of February 25, 1998 between the Company and Jefferies & Company, Inc.****

4.4 Securityholders' and Registration Right Agreement dated as of February 25, 1998 between the Company and Jefferies & Company, Inc., as purchaser.****

4.5 Management Registration Right Agreement dated as of February 28, 1998 between the Company and the Management Stockholders.****

4.6 Certificate of Designation filed with the Secretary of State of Delaware on February 24, 1998.****

4.7 Certificate of Correction to the Certificate of Designation filed with the Secretary of State of Delaware on February 25, 1998.****


4.8 Form of Indenture relating to the 12% Senior Subordinated Debentures to be entered into between the Company and a trustee (including specimen certificate of 12% Senior Subordinated Debenture due 2003).******



5        Opinion of Simpson Thacher & Bartlett.******

EXHIBIT NO.                DESCRIPTION


8        Opinion of Simpson Thacher & Bartlett regarding tax matters.******


9.1 Common Stock Voting Trust and Transfer Agreement dated as of February 24, 1998 among the Company and the stockholders parties thereto and Anwar S. Soliman, as voting trustee.****

9.2 Common Stock Voting Trust and Transfer Agreement dated as of February 24, 1998 among the Company and the stockholders parties thereto and Anwar S. Soliman, as voting trustee.****

10.1 Amended and Restated Employment Agreement dated as of December 14, 1993 between the Company and Anwar S. Soliman.**

10.2 Amended and Restated Employment Agreement dated as of December 14, 1993 between the Company and Ralph S. Roberts.**

10.3 Amended and Restated Employment Agreement dated as of December 14, 1993 between the Company and Wilfred H. Partridge.**


10.4 Indenture dated as of December 1, 1993 between American Restaurant Group Holdings, Inc. and United States Trust Company of New York.*****



10.5 Second Supplemental Indenture dated as of February 24, 1998 between American Restaurant Group Holdings, Inc. and United States Trust Company of New York.******



12 Statement setting forth Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.******



21.1     Subsidiaries of the Company.**



23.1     Consent of Arthur Andersen LLP.******



23.2 Consent of Simpson Thacher & Bartlett (included in Exhibit 5 hereto).******



23.3 Consent of Simpson Thacher & Bartlett (included in Exhibit 8 hereto).******



25 Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of United States Trust Company of New York.******



99.1     Form of Letter of Transmittal.******



99.2     Form of Notice of Guaranteed Delivery.******



99.3 Form of Exchange Agent Agreement to be entered into between the Company and United States Trust Company of New York.******


* Incorporated by reference to the Registrant's Registration Statement No. 33-48183 on Form S-4 filed with the Securities and Exchange Commission on May 28, 1992 as amended with Amendment No. 1 filed on September 11, 1992.

** Incorporated by reference to the Registrant's Registration Statement No. 33-74010 on Form S-4 filed with the Securities and Exchange Commission on January 12, 1994.

*** Incorporated by reference to the Registrant's Current Report on Form 8-K dated September 13, 1996 filed with the Securities and Exchange Commission on September 30, 1996.

**** Incorporated by reference to the Registrant's Annual Report on Form 10-K dated December 29, 1997 filed with the Securities and Exchange Commission on March 30, 1998.

EXHIBIT NO.                DESCRIPTION

***** Incorporated by reference to the American Restaurant Group Holdings, Inc.'s Registration Statement No. 33-74012 on Form S-4 filed with the Securities and Exchange Commission on January 12, 1994.

******   Filed herewith.

ITEM 22. UNDERTAKINGS

         A. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         B. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; or

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Form S-4 Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Newport Beach, State of California on the 28th day of July, 1998.


                                            AMERICAN RESTAURANT GROUP, INC.


                                            By:      /s/ Ken A. Di Lillo
                                                     ---------------------------
                                                     Ken A. Di Lillo
                                                     Vice President -- Finance



         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                         AMERICAN RESTAURANT GROUP, INC.

       SIGNATURE                       Title                        DATE
       ---------                       -----                        ----



  /s/ Anwar S. Soliman        Chairman, Chief Executive         July 28, 1998
--------------------------
    Anwar S. Soliman)         Officer and Director
                              (Principal Executive Officer)



  /s/ Ralph S. Roberts        President, Chief Operating        July 28, 1998
--------------------------    Officer and Director
   (Ralph S. Roberts)



  /s/ Ken A. Di Lillo         Vice President-- Finance          July 28, 1998
--------------------------
   (Ken A. Di Lillo)



  /s/ Robert D. Beyer         Director                          July 28, 1998
--------------------------
   (Robert D. Beyer)



  /s/ George G. Golleher      Director                          July 28, 1998
--------------------------
   (George G. Golleher)



/s/ Jeffry K. Weinhuff        Director                          July 28, 1998
--------------------------
 (Jeffry K. Weinhuff)

                                EXHIBIT INDEX
                                -------------

EXHIBIT NO.                DESCRIPTION

2.1 Purchase Agreement dated as of September 11, 1996 by and between ARG Property Management Corporation and ARG Enterprises, Inc. and ARG Properties I, LLC.***

2.2 Master lease dated September 11, 1996 between ARG Properties I, LLC, as Landlord and ARG Enterprises, Inc. as Tenant.***

2.3 Lease #06152 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Bloomington, Minnesota.***

2.4 Lease #06153 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Fridley, Minnesota.***

2.5 Lease #06154 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Minnetonka, Minnesota.***

2.6 Lease #06155 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Roseville, Minnesota.***

2.7 Lease dated September 11, 1996 between Safeway Inc. as Landlord and ARG Enterprises, Inc. as Tenant.***

2.8 Guaranty of Lease dated September 11, 1996 by ARG Enterprises, Inc. as Tenant to ARG Properties I, LLC as Landlord.***

2.9 A Guaranty of Lease dated September 11, 1996 by ARG Enterprises, Inc. as Tenant to Captec Net Lease Realty, Inc. as Landlord for each of four Minnesota restaurants.***

2.10 Guaranty of Lease dated September 11, 1996 by ARG Enterprises, Inc. as Tenant and Safeway Inc. as Landlord.***

3.1 Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on July 23, 1991.*

3.2 Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on March 21, 1992.*

3.3 Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on February 23, 1998.****

3.4      By-Laws of the Company.*

4.1 Indenture dated as of February 25, 1998 between the Company and U.S. Trust Company of California, N.A., as Trustee (including specimen certificate of 11.5% Senior Secured Note due 2003).****

4.2 Warrant Agreement dated as of February 25, 1998 between the Company and U.S. Trust Company of California, N.A., as warrant agent (including specimen certificate of Warrant).****

4.3 Registration Rights Agreement dated as of February 25, 1998 between the Company and Jefferies & Company, Inc.****

4.4 Securityholders' and Registration Right Agreement dated as of February 25, 1998 between the Company and Jefferies & Company, Inc., as purchaser.****

4.5 Management Registration Right Agreement dated as of February 28, 1998 between the Company and the Management Stockholders.****

4.6 Certificate of Designation filed with the Secretary of State of Delaware on February 24, 1998.****

4.7 Certificate of Correction to the Certificate of Designation filed with the Secretary of State of Delaware on February 25, 1998.****


4.8 Form of Indenture relating to the 12% Senior Subordinated Debentures to be entered into between the Company and a trustee (including specimen certificate of 12% Senior Subordinated Debenture due 2003).******



5        Opinion of Simpson Thacher & Bartlett.******

EXHIBIT NO.                DESCRIPTION


8        Opinion of Simpson Thacher & Bartlett regarding tax matters.******


9.1 Common Stock Voting Trust and Transfer Agreement dated as of February 24, 1998 among the Company and the stockholders parties thereto and Anwar S. Soliman, as voting trustee.****

9.2 Common Stock Voting Trust and Transfer Agreement dated as of February 24, 1998 among the Company and the stockholders parties thereto and Anwar S. Soliman, as voting trustee.****

10.1 Amended and Restated Employment Agreement dated as of December 14, 1993 between the Company and Anwar S. Soliman.**

10.2 Amended and Restated Employment Agreement dated as of December 14, 1993 between the Company and Ralph S. Roberts.**

10.3 Amended and Restated Employment Agreement dated as of December 14, 1993 between the Company and Wilfred H. Partridge.**


10.4 Indenture dated as of December 1, 1993 between American Restaurant Group Holdings, Inc. and United States Trust Company of New York.*****



10.5 Second Supplemental Indenture dated as of February 24, 1998 between American Restaurant Group Holdings, Inc. and United States Trust Company of New York.******




12 Statement setting forth Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.******


21.1     Subsidiaries of the Company.**



23.1     Consent of Arthur Andersen LLP.******



23.2 Consent of Simpson Thacher & Bartlett (included in Exhibit 5 hereto).******



23.3 Consent of Simpson Thacher & Bartlett (included in Exhibit 8 hereto).******



25 Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of United States Trust Company of New York.******



99.1     Form of Letter of Transmittal.******



99.2     Form of Notice of Guaranteed Delivery.******



99.3 Form of Exchange Agent Agreement to be entered into between the Company and United States Trust Company of New York.******


* Incorporated by reference to the Registrant's Registration Statement No. 33-48183 on Form S-4 filed with the Securities and Exchange Commission on May 28, 1992 as amended with Amendment No. 1 filed on September 11, 1992.

** Incorporated by reference to the Registrant's Registration Statement No. 33-74010 on Form S-4 filed with the Securities and Exchange Commission on January 12, 1994.

*** Incorporated by reference to the Registrant's Current Report on Form 8-K dated September 13, 1996 filed with the Securities and Exchange Commission on September 30, 1996.

**** Incorporated by reference to the Registrant's Annual Report on Form 10-K dated December 29, 1997 filed with the Securities and Exchange Commission on March 30, 1998.


***** Incorporated by reference to the American Restaurant Group Holdings, Inc.'s Registration Statement No. 33-74012 on Form S-4 filed with the Securities and Exchange Commission on January 12, 1994.

******   Filed herewith.